EXHIBIT 10.1
[EXECUTION COPY]

FOURTH AMENDMENT TO CREDIT AGREEMENT
This FOURTH AMENDMENT TO CREDIT AGREEMENT, dated as of August 15, 2017 (this “Amendment”), is entered into by and among EQUINIX, INC., a Delaware corporation (“Equinix” or the “Borrower”), the Guarantors, each “Lender” (as such term is defined in the Credit Agreement referred to below) party hereto, and BANK OF AMERICA, N.A., as Administrative Agent. Capitalized terms not otherwise defined herein which are defined in the Credit Agreement shall have the same respective meanings herein as therein.
WHEREAS, the Borrower, the Guarantors, the Lenders, the Administrative Agent, and certain other parties thereto, are parties to that certain Credit Agreement, dated as of December 17, 2014 (as amended, amended and restated, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”), pursuant to which the Lenders agreed to make Loans and participate in Letters of Credit issued by the L/C Issuer, all upon the terms and subject to the conditions set forth therein; and
WHEREAS, the Borrower has requested Refinancing Term Loans to refinance the Dollar Term B-1 Loans, the Sterling Term B-1 Loans and the Term B-2 Loans pursuant to Section 2.17 of the Credit Agreement, and the applicable Credit Agreement Refinancing Facility Lenders are willing to provide the applicable Refinancing Term Loans on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
§1. Amendments to the Credit Agreement.
1.01.    Subject to Section 3 below, and in reliance on the representations and warranties of the Loan Parties set forth herein, pursuant to Section 10.01 of the Credit Agreement, the Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the Credit Agreement attached as Exhibit A hereto.
1.02.    This Amendment constitutes a Refinancing Amendment for purposes of the Credit Agreement.
§2. Conditions to Effectiveness.
2.01.This Amendment, other than the amendments to the Credit Agreement noted in Sections 2.02, 2.03 and 2.04 below, shall become effective as of the date hereof (the “Fourth Amendment Effective Date”) upon the satisfaction of each of the following conditions, in each case in a manner satisfactory in form and substance to the Administrative Agent:
(a)This Amendment shall have been duly executed and delivered by the Borrower, the other Loan Parties, and the Administrative Agent and consented to by each applicable Credit Agreement Refinancing Facility Lender;
(b)The Administrative Agent shall have received (i) lien search results, dated as of a recent date, together with copies of all effective Uniform Commercial Code financing statements that name any Loan Party as debtor, (ii) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect and (iii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that the Borrower is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;
(c)The Administrative Agent shall have received a certificate from a Responsible Officer of each of the Loan Parties (i) attesting to the resolutions of such Person’s Board of Directors (or equivalent) and, if necessary, shareholders (or equivalent) of such Person, authorizing its execution, delivery, and performance of this Amendment and any other Loan Documents referenced herein to which such Person is to become a party, (ii) authorizing specific officers of such Person to execute the same, (iii) attesting to the incumbency and signatures of such specific officers of such Person, and (iv) certifying as true, correct and complete, copies of such Person’s Organization Documents, as amended, modified, or supplemented to the date hereof (or, alternatively, if certified Organization Documents had been previously delivered to the Administrative Agent, then a certification from such Person that there have been no changes or other modifications to such Organization Documents since the date previously delivered to the Administrative Agent);

(d)The Administrative Agent shall have received from the Borrower a certificate signed by a Responsible Officer of the Borrower certifying that (A) before and after giving effect to this Amendment, the conditions specified in Sections 2.01(h), (i) and (j) have been satisfied; and (B) there is not any action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect;
(e)The Administrative Agent shall have received a favorable opinion of Orrick, Herrington & Sutcliffe LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender and in form and substance satisfactory to the Administrative Agent;
(f)The Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent and the Left Lead Arranger (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to the date hereof, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings of this Amendment (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent);
(g)The Borrower shall have (i) paid any fees required to be paid to the Administrative Agent, any Joint Lead Arranger or the Lenders on or before the Fourth Amendment Effective Date, including, without limitation, any fees to Lenders as shall have been separately agreed upon in writing in the amounts so specified, or (ii) arranged for the payment of such fees with the Administrative Agent, each Joint Lead Arranger and each Lender, as applicable, on terms satisfactory to the Administrative Agent, such Joint Lead Arranger and such Lender, as applicable;
(h)There shall not have occurred any event or circumstance since December 31, 2016 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;
(i)No Default or Event of Default shall have occurred and be continuing immediately prior to or immediately after giving effect to the incurrence of the Refinancing Term Loans contemplated hereby;
(j)The representations and warranties set forth herein, in Article V of the Credit Agreement and in each other Loan Document shall be true and correct in all material respects on and as of the Refinancing Dollar Term B-1 Loans Effective Date (as to the Refinancing Term Loans that are Dollar Term B-1 Loans), the Refinancing Sterling Term B-1 Loans Effective Date (as to the Refinancing Term Loans that are Sterling Term B-1 Loans), and the Refinancing Term B-2 Loans Effective Date (as to the Refinancing Term Loans that are Term B-2 Loans);
(k)The terms of the Refinancing Term Loans shall comply with Section 2.17(c) of the Credit Agreement;
(l)Substantially concurrently with the incurrence of the applicable Refinancing Term Loans, 100% of the proceeds thereof shall be applied to repay the applicable Refinanced Term Loans (including accrued interest, fees, costs, premiums (if any) and expenses related thereto (including any original issue discount or upfront fees) payable in connection therewith);
(m)(i) Each existing applicable Term B Lender that is a Credit Agreement Refinancing Facility Lender shall have exchanged, continued or rolled over its applicable Refinanced Term Loans in accordance with Section 10.01(xi) of the Credit Agreement and (ii) the Borrower shall have received commitments from additional Credit Agreement Refinancing Facility Lenders to the extent necessary to refinance in full the applicable Term B Loans; and
(n)Delivery of such other items, documents, agreements and/or actions (including financial projections, audits, reports, other financial information and certifications) as the Administrative Agent may reasonably request in order to effectuate the transactions contemplated hereby.
2.02.The following amendments to the Credit Agreement, each contained in the amended Credit Agreement attached hereto as Exhibit A, shall become effective as of the date on which this Amendment shall have been duly executed and delivered (or consented to) by each Credit Agreement Refinancing Facility Lender that is a Dollar Term B-1 Lender:
(a)the amendments contained in subclauses (a)(i) and (a)(ii) of the definition of “Applicable Margin”; and
(b)the amendments contained in Section 2.04(d), solely to the extent such amendments relate to the Dollar Term B-1 Loans.
2.03.The following amendments to the Credit Agreement, each contained in the amended Credit Agreement attached hereto as Exhibit A, shall become effective as of the date on which this Amendment shall have been duly executed and delivered (or consented to) by each Credit Agreement Refinancing Facility Lender that is a Sterling Term B-1 Lender:

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(a)the amendment contained in subclause (a)(iii) of the definition of “Applicable Margin”;
(b)the amendment contained in the proviso to the definition of “Eurocurrency Rate”, solely to the extent such amendment relates to the Sterling Term B-1 Loans; and
(c)the amendments contained in Section 2.04(d), solely to the extent such amendments relate to the Sterling Term B-1 Loans.
2.04.The following amendments to the Credit Agreement, each contained in the amended Credit Agreement attached hereto as Exhibit A, shall become effective as of the date on which this Amendment shall have been duly executed and delivered (or consented to) by each Credit Agreement Refinancing Facility Lender that is a Term B-2 Lender:
(a)the amendment contained in subclause (b) of the definition of “Applicable Margin”; and
(b)the amendments contained in Section 2.04(d), solely to the extent such amendments relate to the Term B-2 Loans.
§3. FATCA. For purposes of determining withholding Taxes imposed under the Foreign Account Tax Compliance Act (“FATCA”), from and after the Fourth Amendment Effective Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loans as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
§4. Representations and Warranties; No Default. Each of the Loan Parties hereby repeats, on and as of the date hereof, each of the representations and warranties made by it in the Credit Agreement and each other Loan Document (except to the extent of changes resulting from transactions contemplated or permitted by this Amendment, the Credit Agreement and the other Loan Documents, and to the extent that such representations and warranties relate expressly to an earlier date), provided that all references therein to the Credit Agreement shall refer to the Credit Agreement as amended hereby. In addition, each of the Loan Parties hereby represents and warrants that the execution and delivery by such Person of this Amendment and the performance by such Person of all of its agreements and obligations under the Credit Agreement as amended hereby are within the corporate or other organizational authority of such Person and have been duly authorized by all necessary corporate or other organizational action on the part of such Person. The execution and delivery of this Amendment will result in valid and legally binding obligations of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity. Each of the Loan Parties hereby further represents and warrants that no Default or Event of Default has occurred and is continuing.
§5. Ratification, etc. Except as expressly amended or otherwise modified hereby, the Credit Agreement (including the Multiparty Guaranty) and all documents, instruments and agreements related thereto, including, but not limited to the other Loan Documents and the grant by each of the Grantors (as defined in the Pledge and Security Agreement) to the Administrative Agent, for the benefit of the Secured Parties, of a continuing security interest in any and all right, title and interest of each Grantor in and to all of the Collateral (as defined in the Pledge and Security Agreement as modified hereby), are hereby ratified and confirmed in all respects and shall continue in full force and effect. No amendment, consent or waiver herein granted or agreement herein made shall extend beyond the terms expressly set forth herein for such amendment, consent, waiver or agreement, as the case may be, nor shall anything contained herein be deemed to imply any willingness of the Administrative Agent or the Lenders to agree to, or otherwise prejudice any rights of the Administrative Agent or the Lenders with respect to, any similar amendments, consents, waivers or agreements that may be requested for any future period, and this Amendment shall not be construed as a waiver of any other provision of the Loan Documents or to permit the Borrower or any other Loan Party to take any other action which is prohibited by the terms of the Credit Agreement and the other Loan Documents. The Credit Agreement and this Amendment shall be read and construed as a single agreement. All references in the Credit Agreement or to any related agreement or instrument to the Credit Agreement shall hereafter refer to the Credit Agreement as amended hereby. This Amendment shall constitute a Loan Document. Each Loan Party hereby ratifies and reaffirms the validity and enforceability of all of the Liens and security interests heretofore granted and pledged by such Loan Party pursuant to the Loan Documents to the Administrative Agent, on behalf and for the benefit of the Secured Parties, as collateral security for the Secured Obligations, and acknowledges that all of such Liens and security interests, and all Collateral heretofore granted, pledged or otherwise created as security for the Secured Obligations continue to be and remain collateral security for the Secured Obligations from and after the date hereof. Each of the Guarantors party to the Multiparty Guaranty hereby acknowledges and consents to this Amendment and agrees that the Multiparty Guaranty and all other Loan Documents to which each of the Guarantors are a party remain in full force and effect, and each of the Guarantors confirms and ratifies all of its Secured Obligations thereunder.
§6. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature

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page of this Amendment by facsimile or other electronic imaging means shall be effective as delivery of an original executed counterpart of this Amendment.
§7. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

BORROWER:	EQUINIX, INC. By: /s/ Keith D. Taylor Name: Keith D. Taylor Title: Chief Financial Officer
GUARANTORS:	EQUINIX LLC By: /s/ Simon Miller Name: Simon Miller Title: Chief Financial Officer
SWITCH & DATA LLC By: Equinix LLC, its sole managing member By: /s/ Simon Miller Name: Simon Miller Title: Chief Financial Officer
EQUINIX (US) ENTERPRISES, INC. By: /s/ Simon Miller Name: Simon Miller Title: Chief Financial Officer

BANK OF AMERICA, N.A.,
as Administrative Agent

By: /s/ Angela Larkin
Name: Angela Larkin
Title: Assistant Vice President

BANK OF AMERICA, N.A.,
as a Lender

By: /s/ Noreen Lee
Name: Noreen Lee
Title: Vice President

Exhibit A
Composite Credit Agreement
(See Attached)

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COMPOSITE CREDIT AGREEMENT AS AMENDED THROUGH [~~THIRD~~]
FOURTH AMENDMENT TO CREDIT AGREEMENT DATED AS OF
[~~DECEMBER 22, 2016~~]AUGUST 15, 2017

Published CUSIP Number: 29446BAF3

CREDIT AGREEMENT
Dated as of December 17, 2014
among
EQUINIX, INC.,
as Borrower,
The Guarantors Party Hereto,
BANK OF AMERICA, N.A.,
as Administrative Agent, Lender and L/C Issuer,
JPMORGAN CHASE BANK, N.A. and TD SECURITIES (USA) LLC,
as Co-Syndication Agents,
BARCLAYS BANK PLC, CITIBANK, N.A., ROYAL BANK OF CANADA, and
ING BANK N.V., SINGAPORE BRANCH, as Co-Documentation Agents
The Other Lenders Party Hereto
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, J. P. MORGAN SECURITIES LLC, and
TD SECURITIES (USA) LLC, as Joint Lead Arrangers and Book Runners with respect to the Revolving Facility and Term A Facility,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and
J. P. MORGAN SECURITIES LLC, as Joint Lead Arrangers and Joint Book Runners with respect to the Term B-1 Facility,
CITIGROUP GLOBAL MARKETS, INC., RBC CAPITAL MARKETS11 RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates. and TD SECURITIES (USA) LLC, as Joint Lead Arrangers with respect to the Term B-1 Facility,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, JPMORGAN CHASE BANK, N.A., RBC CAPITAL MARKETS, TD SECURITIES (USA) LLC, MUFG22 “MUFG” means The Bank of Tokyo-Mitsubishi UFJ, Ltd., MUFG Union Bank, N.A., MUFG Securities Americas Inc. and/or any other affiliates or subsidiaries as they collectively deem appropriate to provide certain services to the Borrower., GOLDMAN SACHS BANK USA, and BARCLAYS BANK PLC, as Joint Lead Arrangers and Joint Book Runners with respect to the Term B-2 Facility, and
ING BANK N.V., HSBC SECURITIES (USA) INC. and U.S. BANK NATIONAL ASSOCIATION, as Co-Managers with respect to the Term B-2 Facility

____________________________________
1 RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.
2 “MUFG” means The Bank of Tokyo-Mitsubishi UFJ, Ltd., MUFG Union Bank, N.A., MUFG Securities Americas Inc. and/or any other affiliates or subsidiaries as they collectively deem appropriate to provide certain services to the Borrower.

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(continued)

(continued)

(continued)

SCHEDULES

1.01	Existing Letters of Credit

2.01	Commitments and Applicable Percentages

5.13	Subsidiaries; Other Equity Investments

6.16	Unrestricted Subsidiaries

6.17	Certain Post-Closing Matters

7.01	Existing Liens

10.02	Administrative Agent’s Office; Certain Addresses for Notices

10.06(h)	Auction Procedures
EXHIBITS
Form of

A	Loan Notice

B	Revolving Note

C-1	CHF Term A Note

C-2	Euro Term A Note

C-3	Sterling Term A Note

C-4	Yen Term A Note

C-5	Term B-1 Note

C-6	Term B-2 Note

D	Compliance Certificate

E	Joinder Agreement

F	Pledge and Security Agreement

G-1	Assignment and Assumption

G-2	Administrative Questionnaire

H	Secured Party Designation Notice

CREDIT AGREEMENT
This CREDIT AGREEMENT (“Agreement”) is entered into as of December 17, 2014, among EQUINIX, INC., a Delaware corporation (“Equinix” or the “Borrower”), EQUINIX LLC, a Delaware limited liability company and direct wholly-owned Subsidiary of Equinix (“OpCo”), SWITCH & DATA LLC, a Delaware limited liability company and indirect wholly-owned Subsidiary of Equinix (“S&D”), EQUINIX (US) ENTERPRISES, INC., a Delaware corporation and indirect wholly-owned Subsidiary of Equinix (“Equinix US”), and any other Person that executes a Joinder Agreement following the Third Amendment Effective Date (as defined below) pursuant to Section 6.14 in order to become a Guarantor hereunder for purposes of Section 10.19 (together with OpCo, S&D and Equinix US, collectively, the “Guarantors” and individually, a “Guarantor”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent, Lender and L/C Issuer, JPMORGAN CHASE BANK, N.A. and TD SECURITIES (USA) LLC, as Co-Syndication Agents, BARCLAYS BANK PLC, CITIBANK, N.A., ROYAL BANK OF CANADA and ING BANK N.V., SINGAPORE BRANCH, as Co-Documentation Agents, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, J. P. MORGAN SECURITIES LLC, and TD SECURITIES (USA) LLC, as Joint Lead Arrangers and Book Runners with respect to the Revolving Facility and Term A Facility, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and J.P. MORGAN SECURITIES LLC, as Joint Lead Arrangers and Joint Book Runners with respect to the Term B-1 Facility, CITIGROUP GLOBAL MARKETS, INC., RBC CAPITAL MARKETS and TD SECURITIES (USA) LLC, as Joint Lead Arrangers with respect to the Term B-1 Facility, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, JPMORGAN CHASE BANK, N.A., RBC CAPITAL MARKETS, TD SECURITIES (USA) LLC, MUFG, GOLDMAN SACHS BANK USA, and BARCLAYS BANK PLC, as Joint Lead Arrangers and Joint Book Runners with respect to the Term B-2 Facility, and ING BANK N.V., HSBC SECURITIES (USA) INC. and U.S. BANK NATIONAL ASSOCIATION, as Co-Managers with respect to the Term B-2 Facility, with reference to the following facts:
RECITALS
WHEREAS, on the Closing Date, certain Lenders provided the Borrower with a multi-currency revolving credit facility and a term A loan facility;
WHEREAS, pursuant to the First Amendment to Credit Agreement, dated as of April 30, 2015 among the Borrower, certain of the Guarantors, certain Lenders party thereto, the Administrative Agent and the L/C Issuer (the “First Amendment”), the term A loan facility was repaid in full and certain Lenders made certain additional term A loans to the Borrower as further described herein;
WHEREAS, pursuant to the Second Amendment to Credit Agreement, dated as of December 8, 2015 among the Borrower, the Guarantors, certain Lenders party thereto, the Administrative Agent and the L/C Issuer (the “Second Amendment”), the multi-currency revolving credit facility was continued and increased, the term A loans were continued, and certain Lenders made certain term B loans in Dollars and in Sterling to the Borrower as further described herein; and

WHEREAS, the Borrower has requested that the Lenders amend the Credit Agreement to, among other things, provide for additional term B loans in an aggregate principal amount of up to €1,000,000,000, and the Lenders are willing to do so on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants, agreements and provisions contained herein, the parties hereto covenant and agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
1.01.Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“4.75% Convertible Subordinated Notes Due 2016” means those certain 4.75% convertible subordinated notes due June 2016, issued by Equinix in June 2009, in an initial aggregate principal amount of $373,750,000, in favor of the holders thereof pursuant to an indenture dated as of June 12, 2009, between Equinix, as issuer, and U.S. Bank National Association, as trustee.
“4.875% Senior Notes Due 2020” means those certain 4.875% senior notes due April 2020, issued by Equinix in March 2013, in an initial aggregate principal amount of $500,000,000, in favor of the holders thereof pursuant to an indenture dated as of March 5, 2013, between Equinix, as issuer, and U.S. Bank National Association, as trustee.
“5.375% Senior Notes Due 2022” means those certain 5.375% senior notes due January 2022, issued by Equinix in November 2014, in an initial aggregate principal amount of $750,000,000, in favor of the holders thereof pursuant to an indenture dated as of November 20, 2014, between Equinix, as issuer, and U.S. Bank National Association, as trustee, as supplemented by a First Supplemental Indenture dated as of November 20, 2014.
“5.375% Senior Notes Due 2023” means those certain 5.375% senior notes due April 2023, issued by Equinix in March 2013, in an initial aggregate principal amount of $1,000,000,000, in favor of the holders thereof pursuant to an indenture dated as of March 5, 2013, between Equinix, as issuer, and U.S. Bank National Association, as trustee.
“5.750% Senior Notes Due 2025” means those certain 5.750% senior notes due January 2025, issued by Equinix in November 2014, in an initial aggregate principal amount of $500,000,000, in favor of the holders thereof pursuant to an indenture dated as of November 20, 2014, between Equinix, as issuer, and U.S. Bank National Association, as trustee, as supplemented by a Second Supplemental Indenture dated as of November 20, 2014.
“5.875% Senior Notes Due 2026” means those certain 5.875% senior notes due January 2026, issued by Equinix in December 2015, in an initial aggregate principal amount of $1,100,000,000, in favor of the holders thereof pursuant to an indenture dated as of November 20, 2014, between Equinix, as issuer, and U.S. Bank National Association, as trustee, as supplemented by a Third Supplemental Indenture dated as of December 4, 2015.

“Acquisition” means a purchase or other acquisition, direct or indirect, by any Person of all or substantially all of the assets or all or substantially all of the business of any other Person or of a line of business of any other Person (whether by acquisition of Equity Interests, assets, permitted merger or any combination thereof).
“Additional Revolving Commitment Lender” has the meaning set forth in Section 2.16(d).
“Additional Term A Commitment Lender” has the meaning set forth in Section 2.16(d).
“Additional Term B-1 Commitment Lender” has the meaning set forth in Section 2.16(d).
“Additional Term B-2 Commitment Lender” has the meaning set forth in Section 2.16(d).
“Additional Lender” means, at any time, any Person that is not an existing Lender and that agrees to provide any portion of any Credit Agreement Refinancing Facilities pursuant to a Refinancing Amendment in accordance with Section 2.17; provided that such Additional Lender shall be an Eligible Assignee.
“Adjusted Consolidated Total Assets” means, as of any date of determination, Equinix’s consolidated total assets as shown on the consolidated balance sheet of Equinix and its Subsidiaries as of the end of the immediately preceding fiscal year delivered to the Administrative Agent and the Lenders under Section 6.01(a); provided that if, during the fiscal year in which such date of determination occurs, any Transaction was consummated, “Adjusted Consolidated Total Assets” shall also include the result of (a) the aggregate book value of the total assets acquired by Equinix or its Subsidiaries pursuant to such Transaction as of the date of such consummation minus (b) the aggregate book value of all assets sold or required to be sold as a result of such Transaction, in each case solely to the extent that the foregoing were not included in Equinix’s consolidated total assets as of the end of the immediately preceding fiscal year.
“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit G-2 or any other form approved by the Administrative Agent.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Fee Letter” means that amended and restated letter agreement, dated November 18, 2015, among the Borrower, the Administrative Agent and the Left Lead Arranger.
“Aggregate Commitments” means the Commitments of all the Lenders.
“Aggregate Revolving Commitments” means the Revolving Commitments of all the Revolving Lenders.
“Agreement” means this Credit Agreement.
“Alternative Currency” means each of Euro, Sterling, Yen, Canadian Dollars, Australian Dollars, Hong Kong Dollars, Singapore Dollars, Swiss Francs and each other currency (other than Dollars) that is approved in accordance with Section 1.06.
“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.
“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar and applicable legislation in other jurisdictions.
“Applicable Margin” means (a) with respect to the Term B-1 Facility, (i) [~~1.50~~]1.00% with respect to Base Rate Loans, (ii) [~~2.50~~]2.00% with respect to Dollar Term B-1 Loans that are Eurocurrency Rate Loans and (iii) 3.00% with respect to Sterling Term B-1 [~~Loans that are Eurocurrency Rate~~ ]Loans, (b) with respect to the Term B-2 Facility, [~~the percentage set forth in the Term B-2 Facility Pricing Notice~~]2.50%, and (c) with respect to the Term A Facility, the Revolving Facility, Facility Fees and Letter of Credit Fees, the following interest rate margins and fees (expressed in basis points per annum), based upon the Consolidated Net Lease Adjusted Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Consolidated Net Lease Adjusted Leverage Ratio	Applicable Margin for LIBOR Revolving Loans/Letter of Credit Fees	Applicable Margin for LIBOR Term A Loans	Applicable Margin for Base Rate Revolving Loans	Applicable Margin for Base Rate Term A Loans	Facility Fee
3	> 4.50:1	140.0	175.0	40.0	75.0	35.0
2	< 4.50:1 but > 3.25:1	120.0	150.0	20.0	50.0	30.0
1	< 3.25:1	100.0	125.0	0	25.0	25.0

Any increase or decrease in the Applicable Margin resulting from a change in the Consolidated Net Lease Adjusted Leverage Ratio shall become effective two Business Days after the date that the Administrative Agent receives a duly completed Compliance Certificate pursuant to Section 6.02(a); provided, however, that if the Administrative Agent fails to receive a Compliance Certificate on the due date therefor provided in Section 6.02(a), then the highest Applicable Margin set forth above (i.e., the highest Pricing Level) shall immediately apply and shall continue to apply until such Compliance Certificate is thereafter received, indicating a change in the Consolidated Net Lease Adjusted Leverage Ratio that results in a decrease from the highest Applicable Margin, which decrease shall become effective two Business Days after the date of such receipt by the Administrative Agent.
“Applicable Percentage” means with respect to any Appropriate Lender at any time, with respect to any Facility, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments with respect to such Facility represented by such Lender’s Commitment with respect to such Facility at such time, subject to adjustment as provided in Section 2.15. If the commitment of each Revolving Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Revolving Commitments have expired, then the Applicable Percentage of each Revolving Lender with respect to the Revolving Facility shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. After the Term Loans for a Term Facility have been advanced, the Applicable Percentage of any Lender with respect to such Term Facility shall be determined based on the percentage (carried out to the ninth decimal place) of the Outstanding Amount of the applicable Term Facility represented by such Lender’s Term A Loans or applicable Term B Loans, as applicable, at such time. The initial Applicable Percentage of each Appropriate Lender with respect to each applicable Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
“Appropriate Lender” means, at any time, (a) with respect to any of the Term A Facility, any Term B Facility or the Revolving Facility, a Lender that has a Commitment with respect to such Facility or holds a Term A Loan, an applicable Term B Loan or a Revolving Loan, respectively, at such time and (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Lenders.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Asset Sale” means any Transfer of property of the Borrower or any of its Subsidiaries other than (a) Transfers permitted under Section 7.05(a), (b), (d) through (j), (l) or (m) or (b) a transaction or series of related transactions for which the Borrower or its Subsidiaries receive aggregate consideration of less than $10,000,000.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit G-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.
“Attributable A/R Share” means, with respect to any Subsidiary, an amount equal to the product of (a) the percentage of the Equity Interests of such Subsidiary owned directly or indirectly by Equinix multiplied by (b) the net accounts receivable of such Subsidiary.
“Attributable Asset Share” means, with respect to any Subsidiary, an amount equal to the product of (a) the percentage of the Equity Interests of such Subsidiary owned directly or indirectly by Equinix multiplied by (b) the total assets of such Subsidiary.
“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.
“Auction Manager” means the Administrative Agent.
“Auction Procedures” means the Dutch Auction Procedures set forth on Schedule 10.06(h).
“Audited Financial Statements” means the audited consolidated balance sheet of Equinix and its Subsidiaries for the fiscal year ended December 31, 2014, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Equinix and its Subsidiaries, including the notes thereto.
“Australian Dollars” or “AUD” means the lawful currency of the Commonwealth of Australia.
“Availability Period” means, in respect of the Revolving Facility, the period from and including the Closing Date to the earliest of (a) the Revolving Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.05, and (c) the date of termination of the commitment of each Lender to make Revolving Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A. and its successors.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurocurrency Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.
“Base Rate Revolving Loan” means a Revolving Loan that is a Base Rate Loan.
“Base Rate Term A Loan” means a Term A Loan that is a Base Rate Loan.
“Base Rate Term B-1 Loan” means a Term B-1 Loan that is a Base Rate Loan.
“Bit-isle Transaction” means the acquisition of all outstanding Equity Interests of Bit-isle Inc. by a wholly-owned Japanese Subsidiary of the Borrower, through a tender offer and follow-on acquisition under Japanese corporate law.
“Borrower” has the meaning specified in the introductory paragraph hereto.
“Borrower Collateral Limit” means, as of any date of determination, an amount equal to the sum of (a) 50% of the Aggregate Revolving Commitments at such time (calculated in Dollars), plus (b) 50% of the aggregate principal amount of each Class of Term Loans outstanding at such time (calculated for each Class of Term Loans in the currency in which the applicable Class of Term Loans is denominated).
“Borrower Materials” has the meaning specified in Section 6.02.
“Borrowing” means a Revolving Borrowing, a Term A Borrowing, a Term B-1 Borrowing, or a Term B-2 Borrowing as the context may require.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close in New York City or under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a)if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day that is also a London Banking Day;
(b)if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;
(c)if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and
(d)if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
“Canadian Dollars”, “CAD” or “Cdn. $” means the lawful currency of Canada.
“Capital Lease” means any lease obligation that, in accordance with GAAP, is required to be capitalized on the books of a lessee.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, L/C Issuer and the Revolving Lenders, as collateral for L/C Obligations, or obligations of the Revolving Lenders to fund participations in respect thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Management Agreement” means any agreement that is not prohibited by the terms hereof to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check, concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.
“Cash Management Bank” means any Person in its capacity as a party to a Cash Management Agreement that, (a) at the time it enters into a Cash Management Agreement with a Loan Party, is a Lender or an Affiliate of a Lender, or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Cash Management Agreement with a Loan Party, in each case in its capacity as a party to such Cash Management Agreement (even if such Person ceases to be a Lender or such Person’s Affiliate ceases to be a Lender); provided, however, that for any of the foregoing to be included as a “Secured Cash Management Agreement” on any date of determination by the Administrative Agent, the applicable Cash Management Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means an event or series of events by which:
(a)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of greater than 50% of the equity securities of Equinix entitled to vote for members of the board of directors or equivalent governing body of Equinix on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or
(b)except to the extent otherwise permitted under Section 7.04(a)(i), Section 7.04(a)(ii), Section 7.04(a)(iv), Section 7.05(a)(i), Section 7.05(a)(ii), or Section 7.05(b), (i) Equinix ceases to own, directly or indirectly, all of the Equity Interests of OpCo (or of OpCo’s successor by consolidation, merger or combination as may be permitted by the foregoing exceptions), (ii) Equinix ceases to own, directly or indirectly, all of the Equity Interests of S&D (or of S&D’s successor by consolidation, merger or combination as may be permitted by the foregoing exceptions), or (iii) Equinix ceases to own, directly or indirectly, all of the Equity Interests of each of the other Guarantors.
“CHF Term A Borrowing” means a borrowing consisting of simultaneous CHF A Term Loans of the same Type, in Swiss Francs, and having the same Interest Period made by each of the Term A Lenders on the First Amendment Effective Date.

“CHF Term A Loan” means the term loans advanced by the Term A Lenders to the Borrower in Swiss Francs on the First Amendment Effective Date in the aggregate amount of CHF 47,780,000.
“CHF Term A Note” means a promissory note made by the Borrower in favor of a Term A Lender evidencing the CHF Term A Loan made by such Term A Lender, substantially in the form of Exhibit C-1.
“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, CHF Term A Loans, Euro Term A Loans, Sterling Term A Loans, Yen Term A Loans, Dollar Term B-1 Loans, Sterling Term B-1 Loans, or Term B-2 Loans, and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or Term B-2 Commitment.
“Closing Date” means the first date all of the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.
“Collateral Documents” means, collectively, the Pledge and Security Agreement, each joinder agreement thereto, each of the foreign-law pledge agreements, each of the other security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.14 or 6.17, as the case may be, and each of the other agreements, instruments or documents (including Uniform Commercial Code financing statements, consents, stock powers, assignments separate from certificates, and other similar instruments) which create or purport to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.
“Commitment” means a Revolving Commitment or a Term B-2 Commitment, as the context requires.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” means a certificate substantially in the form of Exhibit D.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, as of any date of determination, for Equinix and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for the Measurement Period plus the sum of the following expenses (to the extent deducted in calculating such Consolidated Net Income) for such Measurement Period: (i) interest expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense and (v) non-cash stock-based compensation expense. For purposes of calculating Consolidated EBITDA, Consolidated Net Income shall be determined without deduction for any of the following items: (a) noncash expenses, charges and losses (including the write-down of any unamortized transaction costs, fees, original issue or underwriting discounts and expenses as a result of the redemption, refinancing, refunding, prepayment or exchange of, or modification to the terms of, any Indebtedness, to the extent not prohibited by this Agreement) not to exceed $150,000,000 in the aggregate in any fiscal year of Equinix, (b) one-time costs, fees, original issue or underwriting discounts, premiums, expenses, charges and losses incurred in connection with any actual or proposed (1) issuance of Indebtedness or Equity Securities, (2) redemptions, refinancings, refundings, prepayments or exchanges of, or modifications to the terms of, any Indebtedness, (3) restructurings of or modifications to any operating leases, (4) Acquisitions, (5) Investments or (6) Dispositions, in each case to the extent not prohibited by this Agreement (including, for the avoidance of doubt, the issuance by Equinix of the 5.375% Senior Notes Due 2022 and the 5.750% Senior Notes Due 2025 and the entry by Equinix into this Agreement and the other Loan Documents), (c) ongoing expenses relating to the maintenance of Equinix’s status as a REIT and compliance with REIT rules and regulations, (d) any net loss from disposed, abandoned or discontinued operations or product lines but only to the extent such losses do not exceed five percent (5%) of Consolidated EBITDA (calculated before giving effect to this clause (d)) in the aggregate for the Measurement Period and (e) costs and expenses of Equinix and its Subsidiaries associated with the REIT Conversion (including, without limitation, planning and advisory costs related to the foregoing) but only to the extent such costs and expenses do not exceed $200,000,000 in the aggregate. For purposes of calculating Consolidated EBITDA for any period in which a Permitted Acquisition has been consummated, Consolidated EBITDA shall be adjusted to include, without duplication, (A) the historical EBITDA of the Person acquired in such Permitted Acquisition for the applicable Measurement Period on a pro forma basis as if such Permitted Acquisition had been consummated on the first day of the applicable Measurement Period, as the EBITDA of such acquired Person is reflected in its historical audited financial statements for the most recently ended fiscal year, and management prepared unaudited statements for any periods following the end of such fiscal year and (B) expected cost savings (without duplication of actual cost savings or other charges or expenses that are otherwise added back in calculating Consolidated EBITDA) and synergies to the extent (x) such cost savings and synergies would be permitted to be reflected in pro forma financial information complying with the requirements of GAAP and Article 11 of Regulation S-X under the Securities Act of 1933, and as certified by a Responsible Officer of the Borrower or (y) such cost savings or synergies are factually supportable and have been realized or are reasonably expected to be realized within 365 days following such Permitted Acquisition; provided that the aggregate amount of cost savings and synergies added pursuant to this clause (B) shall not exceed fifteen percent (15%) of Consolidated EBITDA (calculated before giving effect to this clause (B)) in the aggregate for the Measurement Period; provided, further, that for addbacks to cost savings and synergies under clause (y), the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, certifying that such cost savings and synergies meet the requirements set forth in clause (y), together with reasonably detailed evidence in support thereof. In the event that there are only unaudited financial statements or no financial statements available for such acquired Person, then the pro forma adjustments described in clause (A) above shall be made based on such unaudited financial statements or reasonable estimates as may be agreed between the Borrower and the Administrative Agent.

“Consolidated EBITDAR” means, as of any date of determination, for Equinix and its Subsidiaries on a consolidated basis, an amount equal to the sum of Consolidated EBITDA plus rent expense. For purposes of calculating Consolidated EBITDAR for any period in which a Permitted Acquisition has been consummated, Consolidated EBITDAR shall be adjusted to include, without duplication, (A) the historical EBITDAR of the Person acquired in such Permitted Acquisition for the applicable Measurement Period on a pro forma basis as if such Permitted Acquisition had been consummated on the first day of the applicable Measurement Period, as the EBITDAR of such acquired Person is reflected in its historical audited financial statements for the most recently ended fiscal year, and management prepared unaudited statements for any periods following the end of such fiscal year and (B) expected cost savings (without duplication of actual cost savings or other charges or expenses that are otherwise added back in calculating Consolidated EBITDAR) and synergies to the extent (x) such cost savings and synergies would be permitted to be reflected in pro forma financial information complying with the requirements of GAAP and Article 11 of Regulation S-X under the Securities Act of 1933, and as certified by a Responsible Officer of the Borrower or (y) such cost savings or synergies are factually supportable and have been realized or are reasonably expected to be realized within 365 days following such Permitted Acquisition; provided that the aggregate amount of cost savings and synergies added pursuant to this clause (B) shall not exceed fifteen percent (15%) of Consolidated EBITDAR (calculated before giving effect to this clause (B)) in the aggregate for the Measurement Period; provided, further, that for addbacks to cost savings and synergies under clause (y), the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, certifying that such cost savings and synergies meet the requirements set forth in clause (y), together with reasonably detailed evidence in support thereof. In the event that there are only unaudited financial statements or no financial statements available for such acquired Person, then the pro forma adjustments described in clause (A) above shall be made based on such unaudited financial statements or reasonable estimates as may be agreed between the Borrower and the Administrative Agent.
“Consolidated Fixed Charges” means, as of any date of determination, for Equinix and its Subsidiaries on a consolidated basis, the sum of, without duplication, (a) the current maturities of long-term debt for the next twelve months (but excluding (i) any Convertible Subordinated Notes, (ii) the current portion of the Revolving Facility, (iii) the final installment of the Term Loans, (iv) the 4.875% Senior Notes Due 2020, (v) the 5.375% Senior Notes Due 2022, (vi) the 5.375% Senior Notes Due 2023, (vii) the 5.750% Senior Notes Due 2025 and (viii) the 5.875% Senior Notes Due 2026), (b) the principal portion of the current maturity of Capital Lease obligations for the next twelve months, (c) interest expense for the Measurement Period most recently ended, and (d) rent expense for the Measurement Period most recently ended.
“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDAR for the Measurement Period ending on such date to (b) Consolidated Fixed Charges.

“Consolidated Funded Indebtedness” means, as of any date of determination, for Equinix and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all direct obligations arising under letters of credit (including standby and commercial) and bank guaranties (but excluding any of the foregoing to the extent secured by cash collateral), (c) Attributable Indebtedness in respect of Capital Leases and Synthetic Lease Obligations, (d) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (c) above of Persons other than Equinix or any Subsidiary thereof, and (e) all Indebtedness of the types referred to in clauses (a) through (d) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which Equinix or a Subsidiary thereof is a general partner or joint venturer, except to the extent such Indebtedness is expressly made non-recourse to Equinix or such Subsidiary. Notwithstanding the foregoing, as of any date of determination, for purposes of calculating the Consolidated Net Lease Adjusted Leverage Ratio, “Consolidated Funded Indebtedness” shall not include the outstanding principal amount of any debt securities issued by Equinix to the extent that (i) as of such date, Equinix shall have delivered (or the indenture trustee under the applicable indenture shall have delivered on Equinix’s behalf) to the holders of such debt securities an irrevocable notice of redemption with respect to all of such debt securities and shall have deposited funds with the indenture trustee or into an escrow account in an amount required to effect such redemption, unless any portion of such debt securities shall not in fact be redeemed within 35 days of such notice of redemption and deposit of funds or (ii) the proceeds of such debt securities are held by the trustee of the related indenture and have not been released to Equinix or are deposited into an escrow account pending the closing of an acquisition or the redemption of other debt securities solely until such proceeds are released, it being understood that any such proceeds shall not be included in the calculation of clause (iii) of the definition of Consolidated Net Lease Adjusted Indebtedness.
“Consolidated Net Income” means, for any period, for Equinix and its Subsidiaries on a consolidated basis, the net income of Equinix and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.
“Consolidated Net Lease Adjusted Indebtedness” means as of any date of determination, with respect to Equinix and its Subsidiaries, the sum, without duplication, of (i) Consolidated Funded Indebtedness as of such date, plus (ii) rent expense for the Measurement Period ending on such date multiplied by six (6), minus (iii) the amount of unencumbered (other than by Liens permitted under clauses (a), (c) and (g) of Section 7.01) and unrestricted cash, cash equivalents, freely tradable and liquid short term investments, and freely tradable and liquid long term investments of Equinix and its Subsidiaries as of such date.
“Consolidated Net Lease Adjusted Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Net Lease Adjusted Indebtedness as of such date of determination to (b) Consolidated EBITDAR for the Measurement Period ending on such date.
“Consolidated Senior Secured Indebtedness” means as of any date of determination, with respect to Equinix and its Subsidiaries, the sum, without duplication, of all Consolidated Funded Indebtedness as of such date that is secured by a Lien (including, without limitation, the Obligations and Attributable Indebtedness in respect of Capital Leases).

“Consolidated Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Senior Secured Indebtedness as of such date of determination to (b) Consolidated EBITDA for the Measurement Period ending on such date.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Convertible Subordinated Notes” means any convertible subordinated notes or debentures issued by the Borrower after the date hereof, which are subordinated to the Obligations on terms no less favorable to the Lenders, in any material respect, than the 4.75% Convertible Subordinated Notes Due 2016 (as those terms were in effect and applied to the 4.75% Convertible Subordinated Notes Due 2016 prior to the repayment thereof in full on June 15, 2016).
“Corresponding Debt” has the meaning specified in Section 10.23.
“Credit Agreement Refinancing Facility” means (a) with respect to any Class of Revolving Commitments or Revolving Loans, Replacement Revolving Commitments or Replacement Revolving Loans and (b) with respect to any Class of Term Loans, Refinancing Term Loans.

“Credit Agreement Refinancing Facility Lenders” means the Lenders with a Replacement Revolving Commitment or outstanding Refinancing Term Loans.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that, as determined by the Administrative Agent, (a) has failed to (i) fund all or any portion of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit, within two Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer or any Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any L/C Issuer or Lender that it does not intend to comply with its funding obligations, or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets (including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity) or a custodian appointed for it, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, L/C Issuer and each other Lender promptly following such determination.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Disqualified Lenders” means, solely in respect of any Term B Facility, any direct competitor of Equinix and/or any of its Subsidiaries identified by such Person’s name in a written notice to the Administrative Agent delivered at any time after the Second Amendment Effective Date, which notice and each update thereto permitted herein (a) shall be mutually acceptable to the Administrative Agent and the Borrower, (b) may be made available by the Administrative Agent on a Platform accessible by all Lenders and (c) shall become effective two Business Days after the posting thereof; provided that such notice may be updated from time to time to (i) include additional direct competitors of the Borrower or any of its Subsidiaries identified by such Person’s name on such notice or (ii) remove Persons previously designated as “Disqualified Lenders” from such notice. Notwithstanding the foregoing, in no event shall (1) any such update apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Term B Loans as permitted herein and (2) any Person that the Borrower has designated as no longer being a “Disqualified Lender” by written notice to the Administrative Agent and the Lenders from time to time be deemed a Disqualified Lender.
“Dollar” and “$” mean lawful money of the United States.
“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.
“Dollar Term B-1 Lender” means any Lender that holds Dollar Term B-1 Loans at such time.
“Dollar Term B-1 Loan” has the meaning specified in Section 2.01(a)(ii).
“Domestic Subsidiary” means a Subsidiary of Equinix formed under the laws of the United States or any state thereof.
“DQ List” means the list of Disqualified Lenders provided in a written notice by the Borrower to the Administrative Agent, and any updates thereto from time to time, in each case in accordance with the definition of “Disqualified Lender”.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).
“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
“Engagement Letter” means that certain letter agreement dated as of November 18, 2015 by and among the Borrower and the Joint Lead Arrangers, as amended.
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“EQIX (Global Holdings)” means EQIX (Global Holdings) C.V., a limited partnership organized under the laws of the Netherlands.
“Equinix” has the meaning specified in the introductory paragraph hereto.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Equinix or any Subsidiary thereof within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Euro”, “EUR” and “€” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
“Euro Term A Borrowing” means a borrowing consisting of simultaneous Euro A Term Loans of the same Type, in Euro, and having the same Interest Period made by each of the Term A Lenders on the First Amendment Effective Date.
“Euro Term A Loan” means the term loans advanced by the Term A Lenders to the Borrower in Euro on the First Amendment Effective Date in the aggregate amount of EUR 184,945,441.09.
“Euro Term A Note” means a promissory note made by the Borrower in favor of a Term A Lender evidencing the Euro Term A Loan made by such Term A Lender, substantially in the form of Exhibit C-2.

“Eurocurrency Rate” means:
(a)    for any Interest Period with respect to a Eurocurrency Rate Loan:
(i) in the case of a Eurocurrency Rate Loan denominated in a LIBOR Quoted Currency, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;
(ii) in the case of a Eurocurrency Rate Loan denominated in Canadian dollars, the rate per annum equal to the Canadian Dealer Offered Rate, or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 10:00 a.m. (Toronto, Ontario time) on the Rate Determination Date with a term equivalent to such Interest Period;
(iii) in the case of a Eurocurrency Rate Loan denominated in Australian Dollars, the rate per annum equal to the Bank Bill Swap Reference Bid Rate or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at or about 10:30 a.m. (Melbourne, Australia time) on the Rate Determination Date with a term equivalent to such Interest Period; and
(iv) in the case of any other Eurocurrency Rate Loan denominated in a Non-LIBOR Quoted Currency, the rate designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the Appropriate Lenders pursuant to Section 1.06(a); and
(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day;
provided that, ([~~w) the Eurocurrency Rate (including for purposes of clause (c) of the definition of “Base Rate”) shall not be less than (A) with respect to Sterling Term B-1 Loans, 0.75% per annum and (B) with respect to Term B-2 Loans, the percentage set forth in the Term B-2 Facility Pricing Notice; (x) with respect to the Revolving Loans, the Term A Loans and the Dollar Term B-1 Loans,~~]x) if the Eurocurrency Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement; (y) to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; and (z) to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate.” Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

“Eurocurrency Rate Revolving Loan” means a Revolving Loan that is a Eurocurrency Rate Loan.
“Eurocurrency Rate Term A Loan” means a Term A Loan that is a Eurocurrency Rate Loan.
“Eurocurrency Rate Term B-1 Loan” means a Term B-1 Loan that is a Eurocurrency Rate Loan.
“Eurocurrency Rate Term B-2 Loan” means a Term B-2 Loan that is a Eurocurrency Rate Loan.
“Eurocurrency Rate Term Loan” means a Term Loan that is a Eurocurrency Rate Loan.
“Event of Default” has the meaning specified in Section 8.01.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Multiparty Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.19(k) and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Multiparty Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Multiparty Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Administrative Agent” has the meaning specified in the definition of “Existing Credit Agreement”.
“Existing Credit Agreement” means that certain Credit Agreement, dated as of June 28, 2012 (as amended) among the Borrower, the subsidiary guarantors party thereto, Bank of America, as administrative agent thereunder (in such capacity, the “Existing Administrative Agent”), the L/C Issuer thereunder, and the lenders party thereto.
“Existing Letters of Credit” means, collectively, the Letters of Credit identified on Schedule 1.01.
“Existing Loan Documents” means the “Loan Documents”, as such term is defined in the Existing Credit Agreement.
“Existing Revolving Commitments” has the meaning specified in Section 2.16(g)(ii).
“Existing Revolving Loans” has the meaning specified in Section 2.16(g)(ii).
“Existing Revolving Maturity Date” has the meaning set forth in Section 2.16(a).
“Existing Term A Loans” has the meaning set forth in Section 2.16(g)(i).
“Existing Term A Maturity Date” has the meaning set forth in Section 2.16(a).
“Existing Term B-1 Loans” has the meaning set forth in Section 2.16(g)(i).
“Existing Term B-1 Maturity Date” has the meaning set forth in Section 2.16(a).
“Existing Term B-2 Loans” has the meaning set forth in Section 2.16(g)(i).
“Existing Term B-2 Maturity Date” has the meaning set forth in Section 2.16(a).
“Extended Revolving Commitments” has the meaning specified in Section 2.16(g)(ii).
“Extended Revolving Loans” has the meaning specified in Section 2.16(g)(ii).
“Extended Term Loans” has the meaning specified in Section 2.16(g)(i).
“Extending Lender” means an Extending Revolving Lender, an Extending Term A Lender, an Extending Term B-1 Lender or an Extending Term B-2 Lender, as applicable.
“Extending Revolving Lender” has the meaning specified in Section 2.16(e)(i).
“Extending Term A Lender” has the meaning specified in Section 2.16(e)(ii).
“Extending Term B-1 Lender” has the meaning specified in Section 2.16(e)(iii).

“Extending Term B-2 Lender” has the meaning specified in Section 2.16(e)(iv).
“Extension Amendment” means an amendment to this Agreement pursuant to which the Revolving Maturity Date, the Term A Maturity Date, the Term B-1 Maturity Date and/or the Term B-2 Maturity Date has been extended in accordance with Section 2.16, which shall be consistent with the applicable provisions of this Agreement and otherwise satisfactory to the parties thereto. Each Extension Amendment shall be executed by the Administrative Agent, the L/C Issuer (to the extent Section 10.01 would require the consent of the L/C Issuer for the amendments effected in such Extension Amendment), the Loan Parties and the applicable Extending Lenders. Any Extension Amendment may include conditions for delivery of opinions of counsel and other documentation consistent with the conditions in Sections 4.01 and/or 4.02 to the extent reasonably requested by the Administrative Agent or the applicable Extending Lenders.
“Extension Date” means any date on which any Existing Term A Loans, any Existing Term B-1 Loans, any Existing Term B-2 Loans or any Existing Revolving Commitments are modified to extend the related Maturity Date in accordance with Section 2.16 (with respect to Lenders under such Existing Term A Loans, Existing Term B-1 Loans, Existing Term B-2 Loans or any Existing Revolving Commitments that agree to such modification).
“Extension Request Notice” has the meaning specified in Section 2.16(a).
“Facility” means the Term A Facility, a Term B Facility or the Revolving Facility, as the context may require.
“Facility Fee” has the meaning specified in Section 2.08(a).
“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the Aggregate Commitments have terminated, (b) all Obligations have been paid in full in cash (other than contingent indemnification obligations), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit as to which other arrangements with respect thereto satisfactory to the Administrative Agent and the L/C Issuer shall have been made).
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent and (c) if the Federal Funds Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Fee Letters” means the Agent Fee Letter and other letter agreements among the Borrower and any or all Joint Lead Arrangers.
“Financial Covenant Event of Default” has the meaning specified in Section 8.01(b).
“First Amendment” has the meaning specified in the recitals.
“First Amendment Effective Date” has the meaning specified in the First Amendment.
“Foreign Asset Sale” has the meaning specified in Section 2.04(c)(v).
“Foreign Lender” means, with respect to the Borrower, any Lender or L/C Issuer that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.
“Foreign Subsidiary Holdco” means any Domestic Subsidiary substantially all of whose assets consist (or any Domestic Subsidiary that is formed for the purpose of holding assets that substantially consist) of Equity Interests or Indebtedness of (a) one or more Foreign Subsidiaries or (b) other Foreign Subsidiary Holdcos described in clause (a).
“Fourth Amendment” means the Fourth Amendment to Credit Agreement, dated as of August 15, 2017 among the Borrower, the Guarantors, the Lenders party thereto, and the Administrative Agent.
“Fourth Amendment Repricing Effective Date” means (a) with respect to any of the Dollar Term B-1 Loans, the date (if any) on which the conditions set forth in Section 2.02 of the Fourth Amendment have been satisfied with respect to such Dollar Term B-1 Loans, (b) with respect to any of the Sterling Term B-1 Loans, the date (if any) on which the conditions set forth in Section 2.03 of the Fourth Amendment have been satisfied with respect to such Sterling Term B-1 Loans, and (c) with respect to any of the Term B-2 Loans, the date (if any) on which the conditions set forth in Section 2.04 of the Fourth Amendment have been satisfied with respect to such Term B-2 Loans.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“Funds From Operations” means, with respect to any fiscal period, an amount equal to the net income (or deficit) of Equinix and its Subsidiaries for that period computed on a consolidated basis in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures; provided that Funds From Operations shall exclude one-time or non-recurring charges and impairment charges, charges from the early extinguishment of indebtedness and other non-cash charges. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect Funds From Operations on the same basis. To the extent not inconsistent with the foregoing, Funds From Operations shall be reported in accordance with the NAREIT Policy Bulletin dated April 5, 2002, as amended, restated, supplemented or otherwise modified from time to time.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) and will include the Multiparty Guaranty set forth in Section 10.19, or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” has the meaning specified in the introductory paragraph hereto, and in addition, shall include, with respect to the payment and performance by each Specified Loan Party of its obligations under its Multiparty Guaranty with respect to all Swap Obligations, the Borrower.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedge Bank” means any Person in its capacity as a party to a Swap Contract that, (a) at the time it enters into a Swap Contract not prohibited under Article VI or Article VII, is a Lender or an Affiliate of a Lender, or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Swap Contract not prohibited under Article VI or Article VII, in each case, in its capacity as a party to such Swap Contract (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender); provided, in the case of a Secured Hedge Agreement with a Person who is no longer a Lender (or an Affiliate of a Lender), such Person shall be considered a Hedge Bank only through the stated termination date (without extension or renewal) of such Secured Hedge Agreement and provided further that for any of the foregoing to be included as a “Secured Hedge Agreement” on any date of determination by the Administrative Agent, the applicable Hedge Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination.
“Hong Kong Dollars” or “HKD” means the lawful currency of the Hong Kong Special Administrative Region of the People’s Republic of China.
“Hostile Acquisition” means an Acquisition of all or substantially all of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to the consummation of such Acquisition) by the board of directors (or any other applicable governing body) of such Person or by similar or other appropriate action if such Person is not a corporation, or as to which, at the time of consummation of such Acquisition, any such prior approval has been withdrawn.
“Increase Effective Date” has the meaning specified in Section 2.13(d).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c)    net obligations of such Person under any Swap Contract;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) post-closing purchase price adjustments or earnout obligations in connection with Permitted Acquisitions, in the case of this clause (ii), until such obligations become a liability on the balance sheet of such Person in accordance with GAAP);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    Capital Leases and Synthetic Lease Obligations;
(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
(h)    all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.
“Initial Term Loan” has the meaning specified in Section 2.01(a)(i).
“Intercompany Accounts” means those accounts receivable of each Loan Party where the account debtor or obligor is a Subsidiary or Affiliate of such Loan Party.
“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the applicable Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the applicable Maturity Date.
“Interest Period” means as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter (or, if consented to by all Appropriate Lenders pursuant to the first proviso to Section 2.02(a), a shorter period, or nine or twelve months thereafter), as selected by the Borrower in its Loan Notice; provided that:
(i)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(ii)    any Interest Period pertaining to a Eurocurrency Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(iii)    no Interest Period pertaining to any Loan shall extend beyond the applicable Maturity Date for such Loan.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.
“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit E executed and delivered in accordance with the provisions of Section 6.14, or any other form approved by Administrative Agent.
“Joint Lead Arrangers” means the Left Lead Arranger and J. P. Morgan Securities LLC, in their capacities as joint lead arrangers and joint bookrunners, and Citigroup Global Markets Inc., RBC Capital Markets and TD Securities (USA) LLC, in their capacity as joint lead arrangers.
“JV Entity” means a non-wholly-owned Subsidiary or joint venture in which Equinix or one or more of its Subsidiaries is a joint venturer with another Person.
“JV Interest” means an Equity Interest in a JV Entity.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“L/C Advance” means, with respect to each Revolving Lender, such Revolving Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in Dollars.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Borrowing. All L/C Borrowings shall be denominated in Dollars.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any other Revolving Lender appointed by the Borrower (with the consent of the Administrative Agent and such appointed Lender) as an issuer of Letters of Credit hereunder by written notice to the Revolving Lenders as a replacement for any L/C Issuer who is at the time of such appointment a Defaulting Lender, or any successor issuer of Letters of Credit hereunder. Any reference to “the L/C Issuer” herein shall mean either Bank of America or such other Lender as appointed by the Borrower pursuant to this definition, as applicable.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Left Lead Arranger” means Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), in its capacity as left lead arranger and joint book runner.
“Lender” has the meaning specified in the introductory paragraph hereto.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.
“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
“Letter of Credit Expiration Date” means the day that is seven days prior to the Revolving Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Fee” has the meaning specified in Section 2.03(h).
“Letter of Credit Sublimit” means an amount equal to $250,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.
“LIBOR” has the meaning specified in the definition of Eurocurrency Rate.
“LIBOR Quoted Currency” means each of the following currencies: Dollars; Euro; Sterling; Yen; and Swiss Franc; in each case as long as there is a published LIBOR rate with respect thereto.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan or a Term Loan.
“Loan Documents” means this Agreement, each Note, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.14 of this Agreement, the Fee Letters, each Request for Credit Extension, any guaranty of the Obligations by a Guarantor (including the Multiparty Guaranty), the Term B-2 Facility Pricing Notice, the Collateral Documents, each Joinder Agreement, any other joinder agreement executed by any Loan Party in favor of the Administrative Agent, any Lender or Secured Party with respect to any of the other Loan Documents, and any and all other agreements, documents and instruments executed and/or delivered by or on behalf of or in support of any Loan Party to Administrative Agent, any Lender or any Secured Party or their respective authorized designee evidencing or otherwise relating to any of the Credit Extensions or hereunder (but specifically excluding any Secured Hedge Agreement or any Secured Cash Management Agreement).
“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
“Loan Parties” means, collectively, the Borrower, each Guarantor and each Pledgor Subsidiary; provided, however, that each Pledgor Subsidiary shall be excluded from the term “Loan Parties” for purposes of such term’s use within (a) the definitions of “Intercompany Accounts”, “Loan Party Accounts Receivable”, “Material Domestic Subsidiary”, “Material Subsidiary”, “Net Loan Party Accounts Receivable” and “Real Property Lease Accounts”, and (b) Sections 4.01, 5.08, 5.17, 7.05(h), the last proviso of Section 7.05 and Section 9.10(a).
“Loan Party Accounts Receivable” means (a) all “accounts” (as such term is defined under Article 9 of the Uniform Commercial Code of the applicable jurisdiction) owned by each Loan Party, whether now owned or existing, or hereafter created, acquired or arising (but excluding Real Property Lease Accounts), (b) any instruments to the extent they evidence an account debtor’s payment obligations with respect to such accounts, and (c) all proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties), and products of and supporting obligations for the property and assets described in the foregoing clauses (a) and (b).
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
“Material Domestic Subsidiary” means, as at any date of determination (determined in accordance with GAAP), any Domestic Subsidiary or group of Domestic Subsidiaries (other than Loan Parties or joint ventures) whose net accounts receivable (after intercompany eliminations and excluding Real Property Lease Accounts), individually or collectively (as the case may be), equal or exceed 10.0% of all net accounts receivable of Equinix and its Domestic Subsidiaries (after intercompany eliminations and excluding Real Property Lease Accounts) as of the end of the most recently completed fiscal quarter of Equinix.
“Material Subsidiary” means, as at any date of determination (determined in accordance with GAAP), any Subsidiary or group of Subsidiaries of Equinix (other than Loan Parties) (a) whose total assets, individually or collectively (as the case may be), equal or exceed 20.0% of the consolidated total assets (after intercompany eliminations) of Equinix and its Subsidiaries as of the end of the most recently completed fiscal quarter of Equinix, or (b) whose revenue, individually or collectively (as the case may be), for the Measurement Period most recently ended equals or exceeds 10.0% of the consolidated revenue (after intercompany eliminations) of Equinix and its Subsidiaries for such Measurement Period.
“Maturity Date” means the Revolving Maturity Date, the Term A Maturity Date, the Term B-1 Maturity Date or the Term B-2 Maturity Date, as the context requires.

“Maximum Incremental Facilities Amount” means, as at any date of determination following the Third Amendment Effective Date, the sum of:
(a)$500,000,000, plus
(b)the result of (i) any voluntary prepayments of the Loans (in the case of any prepayment of Revolving Loans, solely to the extent such prepayment is accompanied by a permanent reduction in the Aggregate Revolving Commitments in an amount equal to such prepayment) made on or prior to such date (it being understood that any such voluntary prepayment financed with the proceeds of incurrences of Indebtedness shall not be included in the calculation of the amount under this clause (b)(i)), minus (ii) the aggregate principal amount of all increases to the Aggregate Commitments outstanding as of such date and (without duplication) the aggregate principal amount of all Loans outstanding as of such date made pursuant to an increase in the Aggregate Commitments, in each case to the extent such increases were made in reliance on clause (b)(i) of this definition after the Third Amendment Effective Date but on or prior to such date of determination, plus
(c)an additional amount of Aggregate Commitments (if any) such that, after giving effect to the incurrence of Indebtedness under such additional amount of Aggregate Commitments, the Consolidated Senior Secured Leverage Ratio, recomputed on a pro forma basis as of the last day of the most recent fiscal quarter for which statements have been furnished pursuant to Section 6.01(a) or (b), would not exceed 2.25 to 1.00 (assuming (i) the Indebtedness being incurred as of such date of determination would be included in the definition of Consolidated Senior Secured Leverage Ratio, whether or not such Indebtedness would otherwise be so included, and (ii) with respect to all increases in the Aggregate Revolving Commitments made after the Third Amendment Effective Date, assuming a borrowing of the maximum amount of Revolving Loans available thereunder); provided that in the case of any increase in the Aggregate Commitments used to finance a Permitted Acquisition or other Investment permitted under Section 7.02 (x) the Consolidated Senior Secured Leverage Ratio shall be computed giving pro forma effect to such Permitted Acquisition or other Investment (including adjustments with respect to any cost savings or synergies to the extent allowed by the definition of “Consolidated EBITDA”) as if such Permitted Acquisition or other permitted Investment had been consummated on the first day of the applicable Measurement Period and (y) solely to the extent such Permitted Acquisition or other permitted Investment is not contingent on financing, the date of determination for purposes of this clause (c) shall be deemed to be the date on which the definitive agreements for such Permitted Acquisition or other permitted Investment are entered into.
For purposes of the foregoing, increases in the Aggregate Commitments (other than in connection with the Term B-2 Effective Date) first shall be incurred under clause (b), then to the extent compliant, clause (c) and lastly clause (a).
“Measurement Period” means, at any date of determination, the rolling two most recently completed fiscal quarters of Equinix, annualized.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Multiparty Guaranty” means, collectively, the guaranty made by the Guarantors in favor of the Secured Parties under Section 10.19.
“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means (a) with respect to any Asset Sale by the Borrower or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by the Borrower or such Subsidiary in connection with such transaction, (C) transfer and similar taxes incurred by the Borrower or such Subsidiary in connection with such transaction and income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds, (D) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds of such Asset Sale) and (E) in the case of any Asset Sale by a Subsidiary that is not directly or indirectly wholly-owned (other than directors qualifying shares) by the Borrower, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this subclause (E)) attributable to minority interests and not available for distribution as a result thereof to or for the account of the Borrower or by a Restricted Subsidiary that is directly or indirectly wholly-owned (other than directors qualifying shares) by the Borrower; and (b) with respect to the incurrence or issuance of any Indebtedness by the Borrower or any of its Restricted Subsidiaries, the excess of (i) the sum of the cash and cash equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, original issue discounts, fees and other reasonable and customary out-of-pocket expenses, incurred by the Borrower or such Restricted Subsidiary in connection therewith and not netted out of cash and cash equivalents received as described in clause (i).
“Net Loan Party Accounts Receivable” means Loan Party Accounts Receivable excluding Intercompany Accounts.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Extending Lender” has the meaning set forth in Section 2.16(b).
“Non-LIBOR Quoted Currency” means any currency other than a LIBOR Quoted Currency.
“Note” means a Term A Note, a Term B-1 Note, a Term B-2 Note or a Revolving Note, as the context may require.
“Notice Date” has the meaning set forth in Section 2.16(b).
“NY3” means NY 3, LLC, a Delaware limited liability company, and any successor thereto.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that Obligations of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“OpCo” has the meaning specified in the introductory paragraph hereto.
“Optional Prepayment Notice” has the meaning specified in Section 2.04(a).
“Optional Termination/Reduction Notice” has the meaning specified in Section 2.05(a).
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).
“Outstanding Amount” means (a) with respect to any Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent or the L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.
“Parallel Debt” has the meaning specified in Section 10.23.
“Participant” has the meaning specified in Section 10.06(d).
“Participant Register” has the meaning specified in Section 10.06(d).
“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Act” means the Pension Protection Act of 2006.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Permitted Acquisition” means any Acquisition by Equinix or any of its Subsidiaries, provided that: (a) such Investment is not a Hostile Acquisition; and (b) after giving pro forma effect to the consummation of such Acquisition, (i) the Loan Parties shall be in compliance with each of the financial covenants set forth in Section 7.11, and (ii) no Default or Event of Default shall have occurred and be continuing or would result therefrom.
“Permitted Open Market Purchases” means the purchase by the Borrower of Term B Loans in consensual transactions with the applicable Term B Lenders; provided that (a) the aggregate principal amount (calculated on the face amount thereof) of all Term B Loans so purchased by the Borrower shall automatically be cancelled and retired by the Borrower on the settlement date of the relevant repurchase (and may not be resold) and (b) such purchase is made in compliance with the terms of Section 10.16(h).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.
“Platform” has the meaning specified in Section 6.02.
“Pledge and Security Agreement” means the Pledge and Security Agreement made by the Borrower and the Guarantors, as pledgors and debtors, in favor of the Administrative Agent, substantially in the form of Exhibit F.
“Pledged Subsidiary” has the meaning specified in Section 6.16.
“Pledgor Subsidiary” has the meaning specified in Section 6.16.
“Project Victory Transaction” means the Borrower’s acquisition of certain assets related to space, power and on-site telecommunications connectivity for information technology equipment in connection with certain business operations at certain sites, together with certain support services relating to the foregoing, from Verizon Communications Inc. (the “Seller”) pursuant to that certain Transaction Agreement dated as of December 6, 2016, between the Borrower and the Seller.
“Public Lender” has the meaning specified in Section 6.02.
“Qualified ECP Guarantor” shall mean, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Rate Determination Date” means, with respect to any Interest Period, two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in the relevant interbank market, as determined by the Administrative Agent; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such other day as otherwise reasonably determined by the Administrative Agent).
“Real Estate Holding Subsidiary” means any Subsidiary (other than a Material Domestic Subsidiary) the assets of which consist primarily of fee or leasehold interests in one or more real estate assets.
“Real Property Lease Accounts” means those accounts receivable of each Loan Party arising from the lease or rental of real property by such Loan Party to the extent such accounts receivable comprise collateral for a third party real property lender.

“Recipient” means the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.
“Refinanced Term Loans” has the meaning specified in Section 2.17(a).
“Refinancing Amendment” means an amendment to this Agreement pursuant to which any Refinancing Term Loans and/or Replacement Revolving Commitments have been provided for in accordance with Section 2.17, which shall be consistent with the applicable provisions of this Agreement and otherwise satisfactory to the parties thereto. Each Refinancing Amendment shall be executed by the Administrative Agent, the L/C Issuer (to the extent Section 10.01 would require the consent of the L/C Issuer for the amendments effected in such Refinancing Amendment), the Loan Parties and the applicable Credit Agreement Refinancing Facility Lenders. Any Refinancing Amendment may include conditions for delivery of opinions of counsel and other documentation consistent with the conditions in Sections 4.01 and/or 4.02 to the extent reasonably requested by the Administrative Agent or the applicable Credit Agreement Refinancing Facility Lenders.
“Refinancing Term Loans” means one or more new Classes of Term Loans that result from a Refinancing Amendment in accordance with Section 2.17.
“Register” has the meaning specified in Section 10.06(c).
“REIT” means a Person that is qualified to be treated for tax purposes as a real estate investment trust under Sections 856-860 of the Code.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Replaced Revolving Commitments” has the meaning specified in Section 2.17(a).
“Replacement Revolving Commitments” means one or more new Classes of Revolving Commitments established pursuant to a Refinancing Amendment in accordance with Section 2.17.
“Replacement Revolving Lender” means a Revolving Lender with a Replacement Revolving Commitment or an outstanding Replacement Revolving Loan.
“Replacement Revolving Loans” means Revolving Loans made pursuant to Replacement Revolving Commitments.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date of determination, at least two Lenders holding more than 50% of the sum of the Aggregate Commitments under the Revolving Facility and the Outstanding Amount of all Term Loans or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, at least two Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition). The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that, the amount of any Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the L/C Issuer in making such determination.
“Required Revolving Lenders” means, as of any date of determination, at least two Revolving Lenders holding more than 50% of the sum of the (a) Total Revolving Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Lender for purposes of this definition) and (b) aggregate unused Revolving Commitments; provided that the unused Revolving Commitment of, and the portion of the Total Revolving Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.
“Required Revolving and Term A Lenders” means as of any date of determination, at least two Lenders holding more than 50% of the sum of (a) Total Revolving Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Lender for purposes of this definition), (b) the aggregate unused Revolving Commitments and (c) the Outstanding Amount of the Term A Loans; provided that the unused Revolving Commitment of, the portion of the Total Revolving Outstandings held or deemed held by, and the Term A Loans held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving and Term A Lenders.
“Required Term A Lenders” means, as of any date of determination, at least two Term A Lenders holding more than 50% of the Outstanding Amount of the Term A Loans; provided that the Term A Loans held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term A Lenders.
“Required Term B Lenders” means, as of any date of determination, Term B Lenders holding more than 50% of the Term B Facilities on such date; provided that the portion of any Term B Loans held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term B Lenders.
“Responsible Officer” means the chief executive officer, chief financial officer, treasurer or vice president-tax and treasury of a Loan Party, and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).
“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.
“Revaluation Date” means (a) with respect to any Eurocurrency Rate Loan, each of the following: (i) each date of a Borrowing of such Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of such Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall reasonably require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency and (iv) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall reasonably require (including, without limitation, any date of determination of the Total Outstandings and the Outstanding Amount of L/C Obligations).
“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type, in the same currency and, in the case of Eurocurrency Rate Revolving Loans, having the same Interest Period made by each of the Revolving Lenders pursuant to Section 2.01.
“Revolving Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01, and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Revolving Credit Exposure” means, as to any Revolving Lender at any time, the aggregate Outstanding Amount at such time of its Revolving Loans and the aggregate Outstanding Amount of such Lender’s participation in L/C Obligations at such time.

“Revolving Facility” means the credit facility consisting of the Revolving Commitments and outstanding Revolving Loans and L/C Obligations.
“Revolving Lender” means, at any time, any Lender that has a Revolving Commitment at such time.
“Revolving Loan” has the meaning specified in Section 2.01.
“Revolving Maturity Date” means (a) December 17, 2019 and (b) if such maturity date is extended pursuant to Section 2.16, solely as to each Revolving Lender agreeing to extend such maturity date, such extended maturity date as determined pursuant to such Section; provided, however, that if such date is not a Business Day, the Revolving Maturity Date shall be the immediately preceding Business Day.
“Revolving Note” means a promissory note made by the Borrower in favor of a Revolving Lender evidencing Revolving Loans made by such Revolving Lender, substantially in the form of Exhibit B.
“S&D” has the meaning specified in the introductory paragraph hereto.
“Sale-Leaseback Transaction” means, with respect to any Person, the sale of property owned by such Person (the “S-L Seller”) to another Person (the “S-L Buyer”), together with the substantially concurrent leasing of such property by the S-L Buyer to the S-L Seller.
“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
“Sanction(s)” means any sanction or embargo imposed, administered or enforced by the United States Government (including without limitation, OFAC), the European Union or Her Majesty’s Treasury.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Second Amendment” has the meaning specified in the recitals.
“Second Amendment Effective Date” has the meaning specified for such term in the Second Amendment.
“Secured Cash Management Agreement” means any Cash Management Agreement between any Loan Party and/or any of its Subsidiaries and any Cash Management Bank.

“Secured Hedge Agreement” means any interest rate, currency, foreign exchange, or commodity Swap Contract permitted under Article VI or VII between any Loan Party and/or any of its Subsidiaries and any Hedge Bank.
“Secured Obligations” means (a) all Obligations, (b) all obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements and (c) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that the Secured Obligations shall exclude any Excluded Swap Obligations. Solely with respect to the Borrower’s grant of a security interest in its Collateral pursuant to the Collateral Documents, and for no other purpose, the amount of Secured Obligations (but not Obligations) of the Borrower shall be limited to an amount equal to the Borrower Collateral Limit. The Borrower Collateral Limit shall not limit the amount of Secured Obligations guaranteed by the Guarantors, nor the amount of Secured Obligations secured by the Guarantors’ Collateral.
“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, the Indemnitees, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.
“Secured Party Designation Notice” shall mean a notice from any Lender or an Affiliate of a Lender substantially in the form of Exhibit H.
“Senior Notes Indentures” means, collectively, the Indentures (together with any Supplemental Indentures thereto) entered into by Equinix in connection with the 4.875% Senior Notes Due 2020, the 5.375% Senior Notes Due 2022, the 5.375% Senior Notes Due 2023, the 5.750% Senior Notes Due 2025 and the 5.875% Senior Notes Due 2026.
“Singapore Dollars” or “SGD” means the lawful currency of the Republic of Singapore.
“Special Mandatory Redemption Event” means a mandatory redemption (at par) of the 5.875% Senior Notes Due 2026 triggered by either of the following: (a) the Telecity Transaction is not completed on or prior to November 29, 2016 or (b) prior to November 29, 2016, the offer in respect of the Telecity Transaction has lapsed or been withdrawn for the purposes of the U.K. City Code on Takeovers and Mergers.
“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.
“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.19(k)).

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.
“Sterling”, “GBP” and “£” mean the lawful currency of the United Kingdom.
“Sterling Term A Borrowing” means a borrowing consisting of simultaneous Sterling Term A Loans of the same Type, in Sterling, and having the same Interest Period made by each of the Term A Lenders on the First Amendment Effective Date.
“Sterling Term A Loan” means the term loans advanced by the Term A Lenders to the Borrower in Sterling on the First Amendment Effective Date in the aggregate amount of £92,586,469.15.
“Sterling Term A Note” means a promissory note made by the Borrower in favor of a Term A Lender evidencing the Sterling Term A Loan made by such Term A Lender, substantially in the form of Exhibit C-3.
“Sterling Term B-1 Lender” means any Lender that holds Sterling Term B-1 Loans at such time.
“Sterling Term B-1 Loan” has the meaning specified in Section 2.01(a)(ii).
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Equinix.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Swiss Francs” or “CHF” means the lawful currency of the Swiss Confederation.
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system, which utilizes a single shared platform and which was launched on November 19, 2007.
“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), and other similar assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Telecity Transaction” means the Borrower’s proposed acquisition of 100% of the issued and outstanding Equity Interests of Telecity Group plc.

“Term A Borrowing” means a CHF Term A Borrowing, a Euro Term A Borrowing, a Sterling Term A Borrowing or a Yen Term A Borrowing, as applicable.
“Term A Facility” means, at any time, the aggregate principal amount of the Term A Loans of all Term A Lenders outstanding at such time.
“Term A Lender” means any Lender that holds Term A Loans.
“Term A Loan” means a CHF Term A Loan, a Euro Term A Loan, a Sterling Term A Loan or a Yen Term A Loan, as applicable.
“Term A Maturity Date” means (a) December 17, 2019 and (b) if such maturity date is extended pursuant to Section 2.16, solely as to each Term A Lender agreeing to extend such maturity date, such extended maturity date as determined pursuant to such Section; provided, however, that if such date is not a Business Day, the Term A Maturity Date shall be the immediately preceding Business Day.
“Term A Note” means a CHF Term A Note, a Euro Term A Note, a Sterling Term A Note or a Yen Term A Note, as applicable.
“Term B Facility” means the Term B-1 Facility and the Term B-2 Facility.
“Term B Lenders” means the Term B-1 Lenders and the Term B-2 Lenders.
“Term B Loans” means the Term B-1 Loans and the Term B-2 Loans.
“Term B-1 Borrowing” means a borrowing consisting of simultaneous Term B-1 Loans of the same Type and having the same Interest Period made by each of the Term B-1 Lenders pursuant to Section 2.01(a)(ii).
“Term B-1 Facility” means, at any time, the aggregate principal amount of the Term B-1 Loans of all Term B-1 Lenders outstanding at such time.
“Term B-1 Lender” means a Sterling Term B-1 Lender or a Dollar Term B-1 Lender, as applicable.
“Term B-1 Loan” has the meaning specified in Section 2.01(a)(ii).
“Term B-1 Maturity Date” means (a) January 8, 2023 and (b) if such maturity date is extended pursuant to Section 2.16, solely as to each Term B-1 Lender agreeing to extend such maturity date, such extended maturity date as determined pursuant to such Section; provided, however, that if such date is not a Business Day, the Term B-1 Maturity Date shall be the immediately preceding Business Day.
“Term B-1 Note” means a promissory note made by the Borrower in favor of a Term B-1 Lender, evidencing Term B-1 Loans made by such Term B-1 Lender, substantially in the form of Exhibit C‑5.

“Term B-2 Borrowing” means a borrowing consisting of simultaneous Term B-2 Loans of the same Type and having the same Interest Period made by each of the Term B-2 Lenders pursuant to Section 2.01(a)(iii).
“Term B-2 Commitments” means as to each Term B-2 Lender, its obligation to make a Term B-2 Loan to the Borrower pursuant to Section 2.01(a)(iii) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term B-2 Lender’s name on Schedule 2.01 under the caption “Term B-2 Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term B-2 Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. As of the Term B-2 Effective Date, the aggregate amount of the Term B-2 Commitments shall not exceed €1,000,000,000.
“Term B-2 Effective Date” means the date upon which the conditions to effectiveness set forth in Section 3.04 of the Third Amendment are satisfied.
“Term B-2 Facility” means, at any time, the aggregate principal amount of the Term B-2 Loans of all Term B-2 Lenders outstanding at such time.
“Term B-2 Facility Pricing Notice” has the meaning specified in Section 3.04 of the Third Amendment.
[~~“Term B-2 Funding Date” means the date on which the Term B-2 Lenders make the Term B-2 Loans.~~]
“Term B-2 Lender” means any Lender that holds Term B-2 Loans at such time.
“Term B-2 Loan” has the meaning specified in Section 2.01(a)(iii).
“Term B-2 Maturity Date” means (a) [~~the seven year anniversary of the Term B-2 Funding Date~~]January 6, 2024 and (b) if such maturity date is extended pursuant to Section 2.16, solely as to each Term B-2 Lender agreeing to extend such maturity date, such extended maturity date as determined pursuant to such Section; provided, however, that if such date is not a Business Day, the Term B-2 Maturity Date shall be the immediately preceding Business Day.
“Term B-2 Note” means a promissory note made by the Borrower in favor of a Term B-2 Lender, evidencing Term B-2 Loans made by such Term B-2 Lender, substantially in the form of Exhibit C‑6.
“Term Facilities” means the Term A Facility and each Term B Facility.
“Term Lender” means a Term A Lender, a Term B-1 Lender or a Term B-2 Lender, as applicable.
“Term Loan” means a Term A Loan, a Term B-1 Loan or a Term B-2 Loan, as applicable.

“Third Amendment” means the Third Amendment to Credit Agreement and Second Amendment to Pledge and Security Agreement, dated as of December 22, 2016 among the Borrower, the Guarantors, the Lenders party thereto, and the Administrative Agent.
“Third Amendment Effective Date” has the meaning specified in the Third Amendment.
“Third Amendment Repricing Effective Date” means (a) with respect to any of the Dollar Term B-1 Loans, the date (if any) on which the conditions set forth in Section 3.02 of the Third Amendment have been satisfied with respect to such Dollar Term B-1 Loans and (b) with respect to any of the Sterling Term B-1 Loans, the date (if any) on which the conditions set forth in Section 3.03 of the Third Amendment have been satisfied with respect to such Sterling Term B-1 Loans.
“Total Credit Exposure” means, as to any Lender at any time, the sum of the unused Commitments, the outstanding Term Loans and Revolving Credit Exposure of such Lender at such time.
“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans and L/C Obligations.
“Transaction” or “Transactions” means the Telecity Transaction and/or the Bit-isle Transaction, as applicable.
“Transfer” has the meaning specified in Section 7.05.
“Type” means with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.
“United States” and “U.S.” mean the United States of America.
“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated as such on Schedule 6.16 hereto as of the Closing Date, or after the Closing Date pursuant to Section 6.16.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).
“Weighted Average Life to Maturity” means, on any date and with respect to the aggregate amount of the applicable Term Loans, an amount equal to (a) the scheduled repayments of such Term Loans to be made after such date, multiplied by the number of days from such date to the respective dates of such scheduled repayments divided by (b) the aggregate principal amount of such Term Loans.

“Withholding Agent” means any Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
“Yen” and “¥” mean the lawful currency of Japan.
“Yen Term A Borrowing” means a borrowing consisting of simultaneous Yen Term A Loans of the same Type, in Yen, and having the same Interest Period made by each of the Term A Lenders on the First Amendment Effective Date.
“Yen Term A Loan” means the term loans advanced by the Term A Lenders to the Borrower in Yen on the First Amendment Effective Date in the aggregate amount of ¥ 11,924,000,000.
“Yen Term A Note” means a promissory note made by the Borrower in favor of a Term A Lender evidencing the Yen Term A Loan made by such Term A Lender, substantially in the form of Exhibit C-4.
“Yield Differential” has the meaning set forth in Section 2.13(e).
1.02.Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03.Accounting Terms.
(a)Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial statements, financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.
(b)Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
1.04.Rounding. Any financial ratios required to be maintained by the Borrower, their Subsidiaries or any Loan Party pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05.Exchange Rates; Currency Equivalents. (a) The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and L/C Obligations denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.
(b)    Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a Commitment or a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.
(c)    The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Rate” or with respect to any comparable or successor rate thereto.

1.06.Additional Alternative Currencies.
(a)The Borrower may from time to time request that Eurocurrency Rate Revolving Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Rate Revolving Loans, such request shall be subject to the approval of the Administrative Agent and the Revolving Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.
(b)Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 10 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Rate Revolving Loans, the Administrative Agent shall promptly notify each Revolving Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuer thereof. Each Revolving Lender (in the case of any such request pertaining to Eurocurrency Rate Revolving Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., five Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Revolving Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.
(c)Any failure by a Revolving Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the L/C Issuer, as the case may be, to permit Eurocurrency Rate Revolving Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Revolving Lenders consent to making Eurocurrency Rate Revolving Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Eurocurrency Rate Revolving Loans; and if the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Borrower.

1.07.Change of Currency.
(a)Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.
(b)Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
(c)Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
1.08.Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).
1.09.Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS
2.01.Loans.
(a)The Term Loans.
(i)Subject to the terms and conditions set forth herein, the Term A Lenders made loans to the Borrower, in Dollars, on the Closing Date, in an aggregate amount equal to $500,000,000 (the “Initial Term Loan”). On the First Amendment Effective Date, the Initial Term Loan was repaid in full in accordance with the terms of the First Amendment and the Term A Lenders made the CHF Term A Loans, Euro Term A Loans, Sterling Term A Loans and Yen Term A Loans to the Borrower. As of the Second Amendment Effective Date, the Outstanding Amount of the CHF Term A Loans, Euro Term A Loans, Sterling Term A Loans and Yen Term A Loans, respectively, is set forth on Schedule 2.01. All amounts borrowed in respect of the Term A Loans and repaid or prepaid may not be reborrowed. All Term A Loans shall be Eurocurrency Rate Loans, as further provided herein.
(ii)Subject to the terms and conditions set forth herein and in Section 3 of the Second Amendment, the Dollar Term B-1 Lenders made loans to the Borrower, in Dollars, on January 8, 2016, in an aggregate amount equal to $250,000,000 (collectively, and as such loans may be refinanced in connection with the Fourth Amendment, the “Dollar Term B-1 Loans”), and the Sterling Term B-1 Lenders made loans to the Borrower, in Sterling, on January 8, 2016, in an aggregate amount equal to £300,000,000 (collectively, and as such loans may be refinanced in connection with the Fourth Amendment, the “Sterling Term B-1 Loans” and together with the Dollar Term B-1 Loans, the “Term B-1 Loans” and each, a “Term B-1 Loan”); it being understood that, notwithstanding anything to the contrary contained herein (and without affecting any other provisions hereof), original issue discount applied to the Term B-1 Loans such that the Term B-1 Lenders funded the Term B-1 Loans to the Borrower in an amount equal to the percentage of the principal amount of such Term B-1 Loans set forth in the Engagement Letter. The full principal amount of the Term B-1 Loans was deemed to be outstanding as of January 8, 2016 and the Borrower shall be obligated to repay 100% of the principal amount of the Term B-1 Loans as provided hereunder and all calculations of interest and fees calculated by reference to the principal amount thereof will be made on the basis of the full stated amount thereof. As of the Third Amendment Effective Date, the Outstanding Amount of the Dollar Term B-1 Loans and Sterling Term B-1 Loans, respectively, is $248,750,000 and £298,500,000. Amounts borrowed under this Section 2.01(a)(ii) and repaid or prepaid may not be reborrowed. All Sterling Term B-1 Loans shall be Eurocurrency Rate Loans, as further provided herein.
(iii)Subject to the terms and conditions set forth herein and in Section 3 of the Third Amendment, each Term B-2 Lender severally agrees to make loans to the Borrower, in Euro, on the date that is three (3) Business Days after the Term B-2 Effective Date (it being understood that all such loans shall be made in a single drawdown on such date), in an aggregate amount not to exceed such Term B-2 Lender’s Applicable Percentage of the aggregate amount of the Term B-2 Commitments at such time (collectively, and as such loans may be refinanced in connection with the Fourth Amendment, the “Term B-2 Loans” and each, a “Term B-2 Loan”). The Term B-2 Borrowing shall consist of Term B-2 Loans made simultaneously by the Term B-2 Lenders, in each case in accordance with their respective Applicable Percentages of the aggregate amount of the Term B-2 Commitments at such time. Amounts borrowed under this Section 2.01(a)(iii) and repaid or prepaid may not be reborrowed. All Term B-2 Loans shall be Eurocurrency Rate Loans, as further provided herein.

(b)The Revolving Borrowings. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make revolving loans (each such loan, a “Revolving Loan”) to the Borrower in Dollars or in one or more Alternative Currencies from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Revolving Borrowing, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment. Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.04, and reborrow under this Section 2.01(b). Revolving Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.
2.02.Borrowings, Conversions and Continuations of Loans.
(a)Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (or in the case of clause (iii) below, not later than 10:00 a.m.): (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans, (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, (iii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurocurrency Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. (x) four Business Days prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, or (y) five Business Days (or six Business days in the case of a Special Notice Currency) prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. In the case of a request for an Interest Period other than one, two, three or six months in duration, not later than 11:00 a.m. (A) three Business Days before the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Dollars, or (B) four Business Days (or five Business days in the case of a Special Notice Currency) prior to the requested date of such Borrowing, conversion or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Appropriate Lenders (and, if any of the Lenders objects to the requested duration of such Interest Period, the duration of the Interest Period for such Borrowing shall be one, two, three or six months, as specified by the Borrower in the applicable Loan Notice as the desired alternative to the requested duration of such Interest Period (or one month, if no desired alternative is specified by the Borrower in the applicable Loan Notice)). Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (1) the applicable Facility, (2) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (3) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (4) the principal amount of Loans to be borrowed, converted or continued, (5) the Type of Loans to be borrowed or to which existing Loans are to be converted, (6) if applicable, the duration of the Interest Period with respect thereto and (7) the currency of such Loans to be borrowed. If the Borrower fails to specify a currency in a Loan Notice requesting a Borrowing, then the Loans so requested shall be made in Dollars. If the Borrower fails to specify a Type of Loan in a Loan Notice, then the applicable Loans shall be made as Base Rate Loans in Dollars. If the Borrower fails to give a timely Loan Notice requesting a continuation or conversion of Eurocurrency Rate Loans, such Eurocurrency Rate Loans shall be automatically continued for an Interest Period of one month. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid or repaid in the original currency of such Loan, and, in the case of Revolving Loans only, may thereafter be reborrowed in the other currency.

(b)Following receipt of a Loan Notice for a Facility, the Administrative Agent shall promptly notify each Appropriate Lender of the amount (and currency) of its Applicable Percentage of the applicable Term Loan or Revolving Loans, and if no timely Loan Notice of a continuation of Eurocurrency Rate Loans is provided by the Borrower, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic continuation of such Eurocurrency Rate Loans, in each case as described in the preceding subsection. In the case of a Borrowing, each Appropriate Lender shall make the amount of its applicable Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan denominated in an Alternative Currency, in each case on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Loan Notice with respect to a Revolving Borrowing denominated in Dollars is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c)Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, no Loans may be requested as, or (i) in the case of Loans in Dollars, converted to or continued as Eurocurrency Rate Loans without the consent of the Required Lenders or (ii) in the case of Loans in Alternative Currencies, converted or continued as Eurocurrency Rate Loans with an Interest Period of more than one month if the Required Lenders so notify the Borrower. During the existence of a Default, any Loans that are continued or converted to Eurocurrency Rate Loans as provided in this clause (c), unless the Required Lenders shall otherwise consent, shall have a one month Interest Period.
(d)The Administrative Agent shall promptly notify the Borrower and the Appropriate Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Appropriate Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
(e)After giving effect to all Term A Borrowings, all conversions of Term A Loans from one Type to the other, and all continuations of Term A Loans as the same Type, there shall not be more than ten Interest Periods in effect in respect of the Term A Facility. After giving effect to all Term B-1 Borrowings, all conversions of Term B-1 Loans from one Type to the other, and all continuations of Term B-1 Loans as the same Type, there shall not be more than six Interest Periods in effect in respect of the Term B-1 Facility. After giving effect to all Term B-2 Borrowings, all conversions of Term B-2 Loans from one Type to the other, and all continuations of Term B-2 Loans as the same Type, there shall not be more than six Interest Periods in effect in respect of the Term B-2 Facility. After giving effect to all Revolving Borrowings, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than ten Interest Periods in effect in respect of the Revolving Facility.

2.03.Letters of Credit.
(a)The Letter of Credit Commitment.
(i)Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (x) the Outstanding Amount of the Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, shall not exceed such Revolving Lender’s Revolving Commitment, and (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.
(ii)The L/C Issuer shall not issue any Letter of Credit, if:
(A)subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or
(B)the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Lenders have approved such expiry date.

(iii)The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
(A)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;
(B)the issuance of the Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;
(C)except as otherwise agreed by the Administrative Agent and the L/C Issuer, the Letter of Credit is in an initial stated amount less than $25,000, in the case of a standby Letter of Credit;
(D)except as otherwise agreed by the Administrative Agent and the L/C Issuer, the Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;
(E)any Revolving Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or
(F)the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.
(iv)The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.
(v)The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.
(vi)The L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
(i)Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.
(ii)Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Revolving Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or its applicable Subsidiary, as the case may be, or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Lender, or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension or (C) the expiry date of such extended Letter of Credit would be later than the Letter of Credit Expiration Date, and the Borrower has not Cash Collateralized the Outstanding Amount of the L/C Obligations as of such extension date in respect of such Letter of Credit.
(iv)Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(c)Drawings and Reimbursements; Funding of Participations.
(i)Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing; provided, however, that in the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the L/C Issuer in Dollars, and the L/C Issuer shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Revolving Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)Each Revolving Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.
(iii)With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
(iv)Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.
(v)Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Revolving Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
(d)Repayment of Participations.
(i)At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in Dollars and in the same funds as those received by the Administrative Agent.
(ii)If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
(ii)the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary thereof may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrower or any waiver by the L/C Issuer which does not in fact materially prejudice the Borrower;
(v)honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;
(vi)any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC or the ISP, as applicable;
(vii)any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
(viii)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary thereof.
The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)Role of L/C Issuer. Each Revolving Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.
(g)Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h)Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Percentage a Letter of Credit fee in Dollars (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Margin times the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Revolving Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.15(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. Letter of Credit Fees shall be (i) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Margin during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.
(i)Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee in Dollars with respect to each Letter of Credit, at the rate per annum specified in the Agent Fee Letter, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears Such fronting fee shall be due and payable on the last Business Day of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. In addition, the Borrower shall pay directly to the L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(j)Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
(k)Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
(l)Reporting. Each L/C Issuer (other than Bank of America) agrees to provide the Administrative Agent on the first Business Day of each month a schedule of the Letters of Credit issued by such L/C Issuer setting forth the aggregate Outstanding Amount of L/C Obligations for such Letters of Credit on the last Business Day of the previous month.

2.04.Prepayments.
(a)Optional Prepayments of Revolving Loans. The Borrower may, upon written notice (or telephonic notice promptly confirmed in writing) (together with any prepayment notice given with respect to Term Loans under Section 2.04(b), each, an “Optional Prepayment Notice”) to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty; provided that (i) such Optional Prepayment Notice must be in a form acceptable to the Administrative Agent and be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Revolving Loans and (B) on the date of prepayment of Base Rate Revolving Loans; (ii) any prepayment of Eurocurrency Rate Revolving Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Revolving Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such Optional Prepayment Notice shall specify the date and amount of such prepayment and the Type(s) of Revolving Loans to be prepaid and, if Eurocurrency Rate Revolving Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Revolving Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. Each Optional Prepayment Notice given under this Section 2.04(a) shall be irrevocable; provided, however, that any such Optional Prepayment Notice may state that such Optional Prepayment Notice is conditioned upon the effectiveness of other credit facilities or acquisitions or the receipt of net proceeds from the issuance of Equity Interests or incurrence of Indebtedness by the Borrower, in which case, such Optional Prepayment Notice may be revoked by the Borrower giving written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent on or prior to the date for prepayment specified in such Optional Prepayment Notice if such condition is not satisfied (and for the avoidance of doubt, the Borrower shall remain obligated pursuant to the terms of this Agreement for any cost, expense or loss (including those arising under Sections 3.05 and 10.04) incurred by the Administrative Agent, any Lender, L/C Issuer or other Person in connection with any Optional Prepayment Notice or revocation thereof). If an Optional Prepayment Notice is given and has not been revoked by the Borrower in accordance with the proviso to the immediately preceding sentence, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.15, each such prepayment shall be applied to the Revolving Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)Optional Prepayments of Term Loans. The Borrower shall have the right at any time to prepay the Term Loans on or before the applicable Maturity Date as a whole, or in part, by providing an Optional Prepayment Notice not less than three (3) Business Days prior written notice to the Administrative Agent, without premium or penalty (except as otherwise provided in Section 2.04(d) with respect to any Class of Term B[~~-2~~] Loans), provided that, subject to compliance with Section 3.05, (a) each partial prepayment shall be in principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, and (b) each partial prepayment shall be allocated among the Appropriate Lenders in accordance with such Lender’s Applicable Percentage of the applicable Term Loans. Each such Optional Prepayment Notice shall specify the date and amount of such prepayment and the Type(s) of Term Loans to be prepaid and, if Eurocurrency Rate Term Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. Each Optional Prepayment Notice given under this Section 2.04(b) shall be irrevocable; provided, however, that any such Optional Prepayment Notice may state that such Optional Prepayment Notice is conditioned upon the effectiveness of other credit facilities or acquisitions or the receipt of net proceeds from the issuance of Equity Interests or incurrence of Indebtedness by the Borrower, in which case, such Optional Prepayment Notice may be revoked by the Borrower giving written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent on or prior to the date for prepayment specified in such Optional Prepayment Notice if such condition is not satisfied (and for the avoidance of doubt, the Borrower shall remain obligated pursuant to the terms of this Agreement for any cost, expense or loss (including those arising under Sections 3.05 and 10.04) incurred by the Administrative Agent, any Lender or other Person in connection with any Optional Prepayment Notice or revocation thereof). If an Optional Prepayment Notice is given and has not been revoked by the Borrower in accordance with the proviso to the immediately preceding sentence, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of principal of the Term Loans hereunder shall include all interest accrued to the date of prepayment and shall be applied against the scheduled installments of principal due on the applicable Term Loans as directed by the Borrower in the Optional Prepayment Notice. No amount repaid with respect to the Term Loans may be reborrowed.
(c)Mandatory Prepayments.
(i)If for any reason the Total Revolving Outstandings at any time exceeds the Aggregate Revolving Commitments then in effect, the Borrower shall immediately prepay Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.04(c)(i) unless after the prepayment in full of the Revolving Loans the Total Revolving Outstandings exceeds the Aggregate Revolving Commitments then in effect.

(ii)Upon the consummation of any Asset Sale that results in the realization by such the Borrower or any of its Subsidiaries of Net Cash Proceeds in excess of $100,000,000 in any fiscal year, the Borrower shall prepay an aggregate principal amount of Term Loans equal to 100% of such excess Net Cash Proceeds immediately upon receipt thereof by such Person (such prepayments to be applied as set forth in clause (iv) below); provided however, that, with respect to any Net Cash Proceeds realized pursuant to an Asset Sale, at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of such Asset Sale), and so long as no Default shall have occurred and be continuing, in lieu of the Borrower prepaying the Term Loans, the Borrower or any Subsidiary (or any Restricted Subsidiary, if the assets sold pursuant to such Asset Sale were assets of the Borrower or a Restricted Subsidiary) may reinvest an amount equal to all or any portion of such excess Net Cash Proceeds in properties and assets (including Equity Interests) that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that will be used in the business of the Borrower and its Subsidiaries in compliance with Section 7.07 so long as within 360 days after the receipt of such excess Net Cash Proceeds such reinvestment shall have been consummated or the Borrower or such Subsidiary shall have entered into a definitive agreement for such reinvestment within such 360 day period and subsequently makes such reinvestment within 180 days thereafter (in either case as certified by the Borrower in writing to the Administrative Agent); and provided further, however, that the amount of any such excess Net Cash Proceeds not subject to such definitive agreement or so reinvested shall be immediately applied to the prepayment of the Term Loans as set forth in this Section 2.04(c)(ii).
(iii)Upon the incurrence or issuance by the Borrower or any of its Restricted Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.03), the Borrower shall prepay an aggregate principal amount of the Term Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Restricted Subsidiary (such prepayments to be applied as set forth in clause (iv) below).
(iv)Prepayments of the Term Facilities made pursuant to Section 2.04(c)(ii) or (iii) above shall be applied ratably to the Term A Facility and each Term B Facility and to the remaining principal repayment installments thereof under Sections 2.06(b), (c) and (d) on a pro rata basis.
(v)Notwithstanding any other provisions of this Section 2.05(c), (A) to the extent that the repatriation to the United States of any or all of the Net Cash Proceeds of any Asset Sale by a Foreign Subsidiary (“Foreign Asset Sale”) would be (x) prohibited or delayed by applicable local law or (y) restricted by applicable material Organization Documents, an amount equal to the Net Cash Proceeds that would be so affected were the Borrower to attempt to repatriate such cash will not be required to be applied to repay Term Loans at the times provided in this Section 2.05(c) so long, but only so long, as the applicable local law or applicable material Organization Documents would not otherwise permit repatriation to the United States (and the Borrower hereby agrees to use all commercially reasonable efforts to overcome or eliminate any such restrictions on repatriation even if the Borrower does not intend to actually repatriate such cash, so that an amount equal to the full amount of such Net Cash Proceeds will otherwise be subject to repayment under this Section 2.05(c)), and if within one (1) year following the date on which the respective prepayment would otherwise have been required such repatriation of any of such affected Net Cash Proceeds is permissible under the applicable local law or applicable material Organization Documents, even if such cash is not actually repatriated at such time, an amount equal to the amount of the Net Cash Proceeds will be promptly (and in any event not later than five (5) Business Days) applied (net of an amount equal to the additional taxes of the Borrower, its Subsidiaries and the direct and indirect holders of Equity Interests in the Borrower that would be payable or reserved against and any additional costs that would be incurred as a result of a repatriation, whether or not a repatriation actually occurs) by the Borrower to the repayment of the Term Loans pursuant to this Section 2.05(c) and (B) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Asset Sale would have material adverse tax consequences with respect to such Net Cash Proceeds, an amount equal to such Net Cash Proceeds that would be so affected will not be subject to prepayment under this Section 2.05(c); provided that in the case of each of subclauses (A) and (B), nonpayment prior to the time such amounts must be repatriated shall not constitute an Event of Default (and such amounts shall be available (1) first, to repay local foreign indebtedness owing to third parties, if any, and (2) thereafter, for working capital purposes of the Borrower and its Subsidiaries, in each case, subject to the prepayment provisions in this Section 2.05(c)).

(vi)For the avoidance of doubt, nothing in this Section 2.05(c) shall require the Borrower to cause any amounts to be repatriated to the United States (whether or not such amounts are used in or excluded from the determination of the amount of any mandatory prepayments hereunder).
(d)Term B Loan Repayment Premium. In the event that on or prior to the twelve month anniversary (or, in the case of the Dollar Term B-1 Loans, the six month anniversary) of [~~(A)~~ ]the [~~Third~~]Fourth Amendment Repricing Effective Date, in the case of any [~~Dollar~~]Class of Term B[~~-1 Loans or Sterling Term B-1~~] Loans for which a reduction in the Applicable Margin has been effected pursuant to the [~~Third~~]Fourth Amendment[ ~~and (B) the Term B-2 Funding Date, in the case of the Term B-2 Loans~~], all or any portion of such Term B Loans is (i) repaid, prepaid, refinanced, replaced or converted with or into any new or replacement senior secured term loans under any credit facility (other than any new or replacement senior secured term loans incurred in connection with a Change of Control) or (ii) repriced or effectively refinanced through (x) any waiver, consent, amendment or amendment and restatement with respect to such Term B Loans which reduces the all-in yield of such Term B Loans or (y) the incurrence of any senior secured term loans having an all-in yield that is less than the all-in yield of such Term B Loans (or portion thereof) so repaid, prepaid, refinanced, replaced or repriced, in each case of clauses (i) and (ii), solely if the primary purpose of such repayment, prepayment, refinancing, replacement, conversion, or repricing, as the case may be, is to reduce the all-in yield applicable to such Term B Loans, the Borrower shall pay a prepayment premium equal to 1.00% of the principal amount of the Term B Loans so repaid, prepaid, refinanced, replaced or repriced.
2.05.Termination or Reduction of Commitments.
(a)Optional. The Borrower may, upon written notice (or telephonic notice promptly confirmed in writing) (an “Optional Termination/Reduction Notice”) to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments; provided that (i) any such Optional Termination/Reduction Notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit exceeds the amount of the Aggregate Revolving Commitments, such Letter of Credit Sublimit shall be automatically reduced by the amount of such excess. Each Optional Termination/Reduction Notice shall be irrevocable; provided, however, that any such Optional Termination/Reduction Notice may state that such Optional Termination/Reduction Notice is conditioned upon the effectiveness of other credit facilities or acquisitions or the receipt of net proceeds from the issuance of Equity Interests or incurrence of Indebtedness by the Borrower, in which case, such Optional Termination/Reduction Notice may be revoked by the Borrower giving written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent on or prior to the date for prepayment specified in such Optional Termination/Reduction Notice if such condition is not satisfied (and for the avoidance of doubt, the Borrower shall remain obligated pursuant to the terms of this Agreement for any cost, expense or loss (including those arising under Section 10.04) incurred by the Administrative Agent, any Lender, L/C Issuer or other Person in connection with any Optional Termination/Reduction Notice or revocation thereof). The Administrative Agent will promptly notify the Revolving Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments. Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Revolving Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.
(b)Mandatory. The aggregate Term B-2 Commitments shall be automatically and permanently reduced to zero upon the making of the Term B-2 Loans.

2.06.Repayment of Loans.
(a)The Borrower shall repay to the Revolving Lenders on the Revolving Maturity Date the aggregate principal amount of Revolving Loans outstanding on such date.
(b)The Borrower shall repay the Term A Loans in equal quarterly installments, on the last Business Day of each March, June, September and December, each such installment in the amount of 2.00% of the result of (i) the respective Term A Borrowing on the First Amendment Effective Date divided by (ii) 0.98 (which amounts shall be reduced as a result of the application of prepayments in accordance with the order set forth in Section 2.04(b) or 2.04 (c), as applicable). The Borrower shall repay to the Term A Lenders, on the Term A Maturity Date, the remaining principal amount of Term A Loans outstanding on such date.
(c)The Borrower shall repay the Term B-1 Loans in equal quarterly installments, on the last Business Day of each March, June, September and December (commencing on June 30, 2016), each such installment in the amount of £750,000, in the case of Sterling Term B-1 Loans, and $625,000, in the case of Dollar Term B-1 Loans (which amounts shall be reduced as a result of the application of prepayments in accordance with the order set forth in Section 2.04(b) or 2.04(c), as applicable, or as a result of the repurchase by the Borrower of Term B-1 Loans pursuant to Section 10.06(h)). For the avoidance of doubt, any repurchase of Term B-1 Loans by the Borrower in accordance with Section 10.06(h) shall not result in a reduction of the amounts payable under this Section 2.06(c) with respect to Term B-1 Loans that have not been so repurchased. The Borrower shall repay to the Term B-1 Lenders, on the Term B-1 Maturity Date, the remaining principal amount of Term B-1 Loans outstanding on such date.
(d)The Borrower shall repay the Term B-2 Loans in equal quarterly installments, on the last Business Day of each March, June, September and December (commencing on [~~the last Business Day of the first full fiscal quarter ending after the Term B-2 Funding Date~~]June 30, 2017), each such installment in the amount of [~~0.25% of the aggregate Term B-2 Borrowing made on the Term B-2 Funding Date~~]€2,500,000 (which amounts shall be reduced as a result of the application of prepayments in accordance with the order set forth in Section 2.04(b) or 2.04(c), as applicable, or as a result of the repurchase by the Borrower of Term B-2 Loans pursuant to Section 10.06(h)). For the avoidance of doubt, any repurchase of Term B-2 Loans by the Borrower in accordance with Section 10.06(h) shall not result in a reduction of the amounts payable under this Section 2.06(c) with respect to Term B-2 Loans that have not been so repurchased. The Borrower shall repay to the Term B-2 Lenders, on the Term B-2 Maturity Date, the remaining principal amount of Term B-2 Loans outstanding on such date.

2.07.Interest.
(a)Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Revolving Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Margin; (ii) each Base Rate Revolving Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin; (iii) each Eurocurrency Rate Term A Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Margin; (iv) each Base Rate Term A Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin; (v) each Eurocurrency Rate Term B-1 Loan and Eurocurrency Rate Term B-2 Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Margin and (vi) each Base Rate Term B-1 Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Base Rate for such Interest Period plus the Applicable Margin.
(b)(i)    If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(i)If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iii)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08.Fees. In addition to certain fees described in subsections (h) and (i) of Section 2.03:
(a)Facility Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Percentage, a facility fee (the “Facility Fee”) in Dollars equal to the Applicable Margin times the actual daily amount of the Aggregate Revolving Commitments, regardless of usage (or, if the Aggregate Revolving Commitments have terminated, of the Total Revolving Outstandings). The Facility Fee shall accrue at all times until the Facility Termination Date, and shall be due and payable quarterly (and at maturity) in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date. The Facility Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.
(b)Reserved.
(c)Other Fees. The Borrower shall pay to the applicable Joint Lead Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.09.Computation of Interest and Fees; Retroactive Adjustments of Applicable Margin.
(a)All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year) or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error. With respect to all Non-LIBOR Quoted Currencies, the calculation of the applicable interest rate shall be determined in accordance with market practice.
(b)If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Net Lease Adjusted Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Net Lease Adjusted Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, within three (3) Business Days of demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This subsection shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Sections 2.03(c)(iii), 2.03(h) or 2.07(b) or under Article VIII. The Borrower’s obligations under this subsection shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.10.Evidence of Debt.
(a)The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.
(b)In addition to the accounts and records referred to in subsection (a), each Revolving Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.11.Payments Generally; Administrative Agent’s Clawback.
(a)General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in the currency in which such Loan was made and in Same Day Funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Appropriate Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)(i)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)Obligations of Lenders Several. The obligations of the Appropriate Lenders hereunder to make Term Loans and Revolving Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c), as applicable, are several and not joint. The failure of any Appropriate Lender to make any Term Loan or Revolving Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Appropriate Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Term Loan or Revolving Loan, to purchase its participation or to make its payment under Section 10.04(c).
(e)Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
2.12.Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Revolving Loans or Term Loans made by it, or the participations in L/C Obligations held by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Revolving Loans, Term Loans, or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Revolving Loans and/or Term Loans and subparticipations in L/C Obligations of the other Appropriate Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Appropriate Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and other amounts owing them, provided that:
(i)if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or Disqualified Lender), (y) the application of Cash Collateral provided for in Section 2.14, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or Term Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to the Borrower (except for assignments of Term B Loans to the Borrower in accordance with Section 10.06(h)) or any Subsidiary thereof (as to which the provisions of this Section shall apply).
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
2.13.Increase in Commitments.
(a)Request for Increase. Provided there exists no Default, except as provided in clause (e) below, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, including in connection with the Third Amendment Effective Date (it being understood that any such request for an increase to be made in connection with the Term B-2 Facility and all notices and allocations required to be made pursuant to this Section 2.13 with respect to the Term B-2 Facility shall be deemed to have been made and such increase shall be effective on the Third Amendment Effective Date), request an increase in the Aggregate Commitments (which increase may take the form of new revolving loan tranches or term loan tranches) by an amount (for all such requests) not exceeding, in the aggregate, (i) €1,000,000,000 on the Third Amendment Effective Date plus (ii) thereafter, the Maximum Incremental Facilities Amount; provided that (x) any such request for an increase shall be in a minimum amount of $100,000,000, and (y) no Lender shall be required to participate in an increase in the applicable Commitments after such request. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Appropriate Lenders).
(b)Lender Elections to Increase. Each Appropriate Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its applicable Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its applicable Commitment.
(c)Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Appropriate Lender of the Appropriate Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent and the L/C Issuer (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
(d)Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e)Conditions to Effectiveness of Increase. As a condition precedent to such increase, (i) the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Appropriate Lender) signed by a Responsible Officer of such Loan Party (x) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (y) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct in all material respects on and as of the Increase Effective Date, except (1) for representations and warranties which are qualified by the inclusion of a materiality standard, which representations and warranties are true and correct in all respects, and (2) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this clause (i)(y)(A), the representations and warranties contained in clauses (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, (B) no Default or Event of Default exists or would result therefrom; provided, that in the event that the Loans incurred in connection with such increased Commitments are used to finance a Permitted Acquisition or permitted Investment, the Persons providing such increased Commitments may agree to a customary “Limited Conditionality Provision”, and (C) solely in the case of an increase pursuant to clause (c) of the definition of “Maximum Incremental Facilities Amount”, the Borrower is in compliance with the requirements of such clause and attaching calculations evidencing such compliance, (ii) to the extent that the increase of the Aggregate Commitments shall take the form of a new revolving loan tranche, such Revolving Commitments and Revolving Loans shall be on the same terms (as amended from time to time) (including interest rate margin and maturity date, but excluding arrangement, structuring, upfront and underwriting fees with respect to such Revolving Loans) as, and pursuant to documentation applicable to, the initial Revolving Commitments and Revolving Loans, and (iii) to the extent that the increase of the Aggregate Commitments shall take the form of a new term loan tranche, this Agreement shall be amended, in form and substance satisfactory to the Administrative Agent, the Lenders providing such term loan, and the Borrower, to include such terms as are customary for a term loan commitment, including maturity, pricing and yield, amortization, voting, pro rata sharing and other terms and provisions; provided, however, that except as further set forth herein, such term loans shall be treated substantially the same as the Term A Loans then outstanding (including with respect to mandatory and voluntary prepayments), in the case of a new term A loan tranche, or Term B Loans then outstanding, in the case of a new term B loan tranche; provided, further, that (1) the final maturity date of any such new term loan shall be determined by the Lenders providing such term loan and the Borrower but shall in no event be earlier than the latest maturity date of the Term A Loans then outstanding, in the case of a new term A loan tranche, or Term B Loans then outstanding, in the case of a new term B loan tranche, (2) the Weighted Average Life to Maturity of any such term loan shall be determined by the Lenders providing such term loan and the Borrower but shall in no event be shorter than the Weighted Average Life to Maturity of any of the Term A Loans then outstanding, in the case of a new term A loan tranche, or Term B Loans then outstanding, in the case of a new term B loan tranche, (3) any such new term loan shall rank pari passu or junior in right of payment and of security with the Revolving Loans and the Term Loans then outstanding and shall be subject to mandatory prepayment on a pari passu or less than pari passu basis with the Term Loans then outstanding, (4) if any such new term loan is a “term loan B” or other institutional term loan, such term loan may, but shall not be required to, include a financial maintenance covenant, it being understood that, to the extent that any financial maintenance covenant is added for the benefit of any such new term loan, (I) no consent shall be required from the Administrative Agent or any of the existing Lenders so long as such financial maintenance covenant is (X) also added for the benefit of the existing Loans or (Y) only applicable after the latest maturity date of the Loans in effect immediately prior to giving effect to such term loan and (II) the financial maintenance covenants set forth in Section 7.11, any other financial maintenance covenants existing at such time, and any defined term used in any of the foregoing or in the definitions of such defined terms, that are solely for the benefit of the Revolving Lenders and the Term A Lenders shall remain solely for the benefit of such Lenders and may not, for the avoidance of doubt, be amended or waived without the consent of the Required Revolving and Term A Lenders, and (6) the pricing (including interest rate margins, any interest rate floors, original issue discount and upfront fees) shall be determined by the Lenders providing such new term loan and the Borrower; provided that if the initial all-in yield (including interest rate margins, any interest rate floors, original issue discount and upfront fees (based on the lesser of a four-year average life to maturity or the remaining life to maturity), but excluding reasonable and customary arrangement, structuring and underwriting fees paid or payable with respect to such new term loan tranche) applicable to any new term loan tranche committed before eighteen months after, with respect to the Term B-1 Facility, January 8, 2016, and with respect to the Term B-2 Facility, [~~the Term B-2 Funding Date,~~]January 6, 2017, exceeds by more than 0.50% per annum the corresponding all-in yield (determined on the same basis) applicable to the Term B-1 Loans and/or the Term B-2 Loans, respectively (the amount of such excess above 0.50% being referred to herein as the “Yield Differential”), then the Applicable Margin with respect to the Term B-1 Loans and/or Term B-2 Loans, as applicable, shall automatically be increased by the Yield Differential, effective upon the making of such new term loan tranche (it being agreed that to the extent the all-in-yield with respect to such new term loan tranche is greater than the all-in-yield of the Term B-1 Loans and/or Term B-2 Loans, as applicable, solely as a result of a higher Eurocurrency Rate floor, then the increased interest rate applicable to the Term B-1 Loans and/or Term B-2 Loans, as applicable, shall be effected solely by increasing the Eurocurrency Rate floor applicable thereto). To the extent necessary to keep the outstanding Revolving Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Revolving Commitments under this Section, either (a) the Borrower shall prepay any Revolving Loans outstanding on the Increase Effective

Date or (b) the Revolving Lenders whose Applicable Percentages have decreased may assign a portion of their Revolving Loans to other Revolving Lenders whose Applicable Percentages have increased; provided that in each case the Borrower shall pay any additional amounts required pursuant to Section 3.05.
(f)Conflicting Provisions. This Section shall supersede any provisions in Section 2.12 or 10.01 to the contrary.

2.14.Cash Collateral.
(a)Certain Credit Support Events. Upon the request of the Administrative Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations, or (iii) if the Outstanding Amount of the L/C Obligations exceeds 110% of the Letter of Credit Sublimit, the Borrower shall Cash Collateralize the amount by which the Outstanding Amount of the L/C Obligations exceeds the Letter of Credit Sublimit. At any time that there shall exist a Defaulting Lender, promptly upon the request of the Administrative Agent or the L/C Issuer, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender).
(b)Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Appropriate Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, within one (1) Business Day of demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.04, 2.15 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.
(d)Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.14 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
2.15.Defaulting Lenders.
(a)Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Required Lenders”, “Required Revolving and Term A Lenders”, “Required Term A Lenders”, “Required Term B Lenders” and Section 10.01.
(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders or the L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any Facility Fee pursuant to Section 2.08(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender for any period during which that Lender is a Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).
(iv)Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages in respect of the Revolving Facility (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(b)Defaulting Lender Cure. If the Borrower, the Administrative Agent and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
2.16.Extension of Maturity Date in Respect of Revolving Facility, Term A Facility, Term B-1 Facility and/or Term B-2 Facility.
(a)Requests for Extension. The Borrower may, from time to time by notice (an “Extension Request Notice”) to the Administrative Agent (who shall promptly notify the Revolving Lenders, the Term A Lenders, the Term B-1 Lenders or the Term B-2 Lenders, as applicable) not earlier than 45 days and not later than 35 days prior to the then-existing Revolving Maturity Date, the then‑existing Term A Maturity Date, the then-existing Term B-1 Maturity Date or the then-existing Term B-2 Maturity Date, respectively (with respect to the Revolving Facility, the “Existing Revolving Maturity Date”, with respect to the Term A Facility, the “Existing Term A Maturity Date”, with respect to the Term B-1 Facility, the “Existing Term B-1 Maturity Date” and with respect to the Term B-2 Facility, the “Existing Term B-2 Maturity Date”), request that each Applicable Lender extend such Lender’s Revolving Maturity Date, Term A Maturity Date, Term B-1 Maturity Date or Term B-2 Maturity Date, as applicable, for (i) in the case of the Revolving Facility or the Term A Facility, an additional 364 days from the Existing Revolving Maturity Date or the Existing Term A Maturity Date, as applicable and (ii) in the case of the Term B-1 Facility or Term B-2 Facility, any requested additional period of time beyond the Existing Term B-1 Maturity Date or the Existing Term B-2 Maturity Date, as applicable.
(b)Lender Elections to Extend. Each Revolving Lender, Term A Lender, Term B-1 Lender or Term B-2 Lender, as applicable, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not earlier than 30 days prior to the Existing Revolving Maturity Date, Existing Term A Maturity Date, Existing Term B-1 Maturity Date or Existing Term B-2 Maturity Date, as applicable, and not later than the date (the “Notice Date”) that is 20 days prior to the Existing Revolving Maturity Date, the Existing Term A Maturity Date, the Existing Term B-1 Maturity Date or the Existing Term B-2 Maturity Date, as applicable, advise the Administrative Agent whether or not such Revolving Lender, Term A Lender, Term B-1 Lender or Term B-2 Lender, as applicable, agrees to such extension (and each Revolving Lender, Term A Lender, Term B-1 Lender or Term B-2 Lender, as applicable, that determines not to so extend its Revolving Maturity Date, Term A Maturity Date, Term B-1 Maturity Date or Term B-2 Maturity Date, respectively (a “Non-Extending Lender”)), shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Revolving Lender, Term A Lender, Term B-1 Lender or Term B-2 Lender, as applicable, that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Revolving Lender, Term A Lender, Term B-1 Lender or Term B-2 Lender, as applicable, to agree to such extension shall not obligate any other Revolving Lender, Term A Lender, Term B-1 Lender or Term B-2 Lender, as applicable, to so agree.

(c)Notification by Administrative Agent. The Administrative Agent shall notify the Borrower of each Revolving Lender’s, Term A Lender’s, Term B-1 Lender’s or Term B-2 Lender’s, as applicable, determination under this Section no later than the date 15 days prior to the Existing Revolving Maturity Date, the Existing Term A Maturity Date, the Existing Term B-1 Maturity Date or the Existing Term B-2 Maturity Date, as applicable (or, if such date is not a Business Day, on the next preceding Business Day).
(d)Additional Commitment Lenders. The Borrower shall have the right to replace each Non-Extending Lender effective as of the applicable Existing Maturity Date with, and add as “Revolving Lenders”, “Term A Lenders”, “Term B-1 Lenders” or “Term B-2 Lenders”, as applicable, under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Revolving Commitment Lender”, “Additional Term A Commitment Lender”, “Additional Term B-1 Commitment Lender” or “Additional Term B-2 Commitment Lender”, as applicable) as provided in Section 10.13; provided that each of such Additional Revolving Commitment Lenders shall enter into an Assignment and Assumption pursuant to which such Additional Revolving Commitment Lender shall, effective as of the Existing Revolving Maturity Date, undertake a Revolving Commitment (and if any such Additional Revolving Commitment Lender is already a Revolving Lender, its Revolving Commitment shall be in addition to any other Revolving Commitment of such Lender hereunder on such date).
(e)Extension Requirement.
(i)With respect to the Revolving Facility, if (and only if) the total of the Revolving Commitments of the Revolving Lenders that have agreed so to extend the Revolving Maturity Date (each, an “Extending Revolving Lender”) and the additional Revolving Commitments of the Additional Revolving Commitment Lenders shall be more than 50% (or such lesser percentage as may be acceptable to all of the Extending Revolving Lenders, the Administrative Agent and the Borrower; provided that if a lesser percentage agree to extend, the Administrative Agent, upon the request of the Borrower, shall provide notice of the percentage agreeing to extend to the Extending Revolving Lenders and such extension shall not become effective unless all such Extending Revolving Lenders confirm their consent to such extension as provided in the original Extension Request Notice) of the aggregate amount of the Revolving Commitments in effect immediately prior to the Existing Revolving Maturity Date, then, effective as of the Existing Revolving Maturity Date, the Revolving Maturity Date of each Extending Revolving Lender and of each Additional Revolving Commitment Lender shall be extended to the date falling 364 days after the Existing Revolving Maturity Date (except that, if such date is not a Business Day, such Revolving Maturity Date as so extended shall be the next preceding Business Day) and each Additional Revolving Commitment Lender shall thereupon become a “Revolving Lender” for all purposes of this Agreement.

(ii)With respect to the Term A Facility, if (and only if) the total of the Outstanding Amount of Term A Loans of the Term A Lenders that have agreed so to extend their Term A Maturity Date (each, an “Extending Term A Lender”) and the Outstanding Amount of Term A Loans of the Additional Term A Commitment Lenders shall be more than 50% (or such lesser percentage as may be acceptable to all of the Extending Term A Lenders, the Administrative Agent and the Borrower; provided that if a lesser percentage agree to extend, the Administrative Agent, upon the request of the Borrower, shall provide notice of the percentage agreeing to extend to the Extending Term A Lenders and such extension shall not become effective unless all such Extending Term A Lenders confirm their consent to such extension as provided in the original Extension Request Notice) of the aggregate Outstanding Amount of Term A Loans immediately prior to the Existing Term A Maturity Date, then, effective as of the Existing Term A Maturity Date, the Term A Maturity Date of each Extending Term A Lender and of each Additional Term A Commitment Lender shall be extended to the date falling 364 days after the Existing Term A Maturity Date (except that, if such date is not a Business Day, such Term A Maturity Date as so extended shall be the next preceding Business Day) and each Additional Term A Commitment Lender shall thereupon become a “Term A Lender” for all purposes of this Agreement.
(iii)With respect to the Term B-1 Facility, effective as of the Existing Term B-1 Maturity Date, the Term B-1 Maturity Date in respect of the Term B-1 Facility of each Term B-1 Lender that has agreed so to extend its Term B-1 Maturity Date (each, an “Extending Term B-1 Lender”) and of each Additional Term B-1 Commitment Lender shall be extended to the applicable requested extended Term B-1 Maturity Date and each Additional Term B-1 Commitment Lender shall thereupon become a “Term B-1 Lender” for all purposes of this Agreement.
(iv)With respect to the Term B-2 Facility, effective as of the Existing Term B-2 Maturity Date, the Term B-2 Maturity Date in respect of the Term B-2 Facility of each Term B-2 Lender that has agreed so to extend its Term B-2 Maturity Date (each, an “Extending Term B-2 Lender”) and of each Additional Term B-2 Commitment Lender shall be extended to the applicable requested extended Term B-2 Maturity Date and each Additional Term B-2 Commitment Lender shall thereupon become a “Term B-2 Lender” for all purposes of this Agreement.
(f)Conditions to Effectiveness of Extensions. As a condition precedent to such extension, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Existing Revolving Maturity Date, Existing Term A Maturity Date, Existing Term B-1 Maturity Date or Existing Term B-2 Maturity Date, as applicable (in sufficient copies for each Extending Revolving Lender, Extending Term A Lender, Extending Term B-1 Lender or Extending Term B-2 Lender, as applicable, and each Additional Revolving Commitment Lender, Additional Term A Lender, Additional Term B-1 Lender or Additional Term B-2 Lender, as applicable) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such extension and (ii) in the case of the Borrower, certifying that, before and after giving effect to such extension, (A) representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the Existing Revolving Maturity Date, Existing Term A Maturity Date, Existing Term B-1 Maturity Date or Existing Term B-2 Maturity Date, as applicable, except (i) for representations and warranties which are qualified by the inclusion of a materiality standard, which representations and warranties shall be true and correct in all respects, and (ii) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.16, the representations and warranties contained in clauses (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default or Event of Default shall exist, or would result from such proposed extension. In addition, on the Revolving Maturity Date, the Term A Maturity Date, the Term B-1 Maturity Date or the Term B-2 Maturity Date, as applicable, then in effect for each Non-Extending Lender, the Borrower shall prepay any Revolving Loans, Term A Loans, Term B-1 Loans or Term B-2 Loans, as applicable, outstanding on such date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep outstanding Revolving Loans, Term A Loans, Term B-1 Loans or Term B-2 Loans, as applicable, ratable with any revised Applicable Percentages of the respective Revolving Lenders, Term A Lenders, Term B-1 Lenders or Term B-2 Lenders, as applicable, effective as of such date.

(g)Additional Terms of Extensions. The terms of the Extended Term Loans or Extended Revolving Commitments shall, subject to clauses (i) and (ii) below, be set forth in an Extension Amendment executed by the Borrower, the Administrative Agent and the Extending Term A Lenders, the Extending Term B-1 Lenders, the Extending Term B-2 Lenders or the Extending Revolving Lenders, as applicable.
(i)The terms of the Term A Loans, Term B-1 Loans or Term B-2 Loans, as applicable, with a Maturity Date that has been extended pursuant to this Section 2.16 (the “Extended Term Loans”) shall be substantially similar to or no more favorable to the Extending Term A Lenders, Extending Term B-1 Lenders or Extending Term B-2 Lenders, as applicable, than those applicable to the non-extended Term A Loans (the “Existing Term A Loans”), the non-extended Term B-1 Loans (the “Existing Term B-1 Loans”), or the non-extended Term B-2 Loans (the “Existing Term B-2 Loans”), as applicable, except (1) the scheduled final maturity date shall be extended to the date requested in the applicable Extension Request Notice, (2) (A) the yield with respect to the applicable Extended Term Loans may be higher or lower than the yield for the Existing Term A Loans, Existing Term B-1 Loans or Existing Term B-2 Loans, as applicable, and/or (B) additional fees may be payable to the Lenders providing such Extended Term Loans in addition to or in lieu of any increased yield contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, (3) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any optional or mandatory prepayments or prepayment of Term A Loans, Term B-1 Loans or Term B-2 Loans, as applicable, hereunder in each case as specified in the applicable Extension Amendment, (4) the amortization schedule set forth in Section 2.06 applicable to the Existing Term A Loans, Existing Term B-1 Loans, or Existing Term B-2 Loans, as applicable, shall be adjusted to reflect the scheduled final maturity date of the applicable Extended Term Loans and the amortization schedule (including the principal amounts payable pursuant thereto) in respect of such Extended Term Loans set forth in the applicable Extension Amendment; provided that no changes to scheduled amortization pursuant to the preceding clause (4) shall take effect prior to the Existing Term A Maturity Date, Existing Term B-1 Maturity Date and/or Existing Term B-2 Maturity Date, as applicable and no changes shall result in a change to the percentage set forth in Section 2.06(b) or the calculation of such scheduled amortization in respect of the Term A Loans thereafter; provided further, that the Weighted Average Life to Maturity of such Extended Term Loans shall be no shorter than the Weighted Average Life to Maturity of the Existing Term A Loans, Existing Term B-1 Loans or the Existing Term B-2 Loans, as applicable, and (5) the covenants set forth in Article VII may be modified in a manner acceptable to the Borrower, the Administrative Agent and the Lenders party to the applicable Extension Amendment; provided that (x) such modifications become effective only after the latest Maturity Date in effect immediately prior to giving effect to such Extension Amendment or (y) this Agreement is amended in accordance with Section 10.01 (which amendment may be effected by the Administrative Agent and the Borrower to the extent permitted by clause (vii)(2) of the last paragraph in Section 10.01) so that such covenants apply to all of the then-existing Facilities) (it being understood that each Lender providing Extended Term Loans, by executing an Extension Amendment, agrees to be bound by such provisions and waives any inconsistent provisions set forth in Section 2.12 or Section 10.08). Each Lender holding Extended Term Loans shall be entitled to all the benefits afforded by this Agreement (including, without limitation, the provisions set forth in Section 2.04(c)(iv)) applicable to Term Loans (except to the extent otherwise set forth in the applicable Extension Amendment) and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Multiparty Guaranty and the Liens created by the Collateral Documents. Any Extended Term Loan shall constitute a separate tranche of Term Loans from the Existing Term A Loans, Existing Term B-1 Loans or Existing Term B-2 Loans, as applicable, from which they were modified.
(ii)The terms of the Revolving Commitments with a Maturity Date that has been extended pursuant to this Section 2.16 (the “Extended Revolving Commitments” and any related Revolving Loans, the “Extended Revolving Loans”) shall be substantially similar to or no more favorable to the Extending Revolving Lenders, as applicable, than those applicable to the non-extended Revolving Commitments (the “Existing Revolving Commitments” and any related Revolving Loans, the “Existing Revolving Loans”), except (1) the scheduled final maturity date shall be extended to the date requested in the applicable Extension Request Notice, (2) (A) the yield with respect to the Extended Revolving Loans may be higher or lower than the yield for the Existing Revolving Loans, and/or (B) additional fees may be payable to the Lenders providing such Extended Revolving Commitments in addition to or in lieu of any increased yield contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, (3) the Applicable Margin with respect to the Facility Fee for the Extended Revolving Commitments may be higher or lower than the Applicable Margin with respect to the Facility Fee for the Existing Revolving Commitments, and (4) the covenants set forth in Article VII may be modified in a manner acceptable to the Borrower, the Administrative Agent and the Lenders party to the applicable Extension Amendment, provided that (x) such modifications become effective only after the latest Maturity Date in effect immediately prior to giving effect to such Extension Amendment or (y) or this Agreement is amended in accordance with Section 10.01 (which amendment may be effected by the Administrative Agent and the Borrower to the extent permitted by clause (v)(2) of the last paragraph in Section 10.01) so that such covenants apply to all of the then-existing Facilities) (it being understood that each Lender providing Extended Revolving Commitments, by executing an Extension Amendment, agrees to be bound by such provisions and waives any inconsistent provisions set forth in Section 2.12 or Section 10.08). Each Lender holding Extended Revolving Commitments shall be entitled to all the benefits afforded by this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Multiparty Guaranty and the Liens created by the Collateral Documents. Any Extended Revolving Commitments and Extended Revolving Loans shall constitute a separate tranche of Revolving Commitments and Revolving Loans from the Existing Revolving Commitments or Existing Revolving Loans from which they were modified. If, on any Extension Date, any Revolving Loans of any Extending Lender are outstanding under the applicable Existing Revolving Commitments, such Revolving Loans (and any related participations) shall be deemed to be allocated as Extended Revolving Loans (and related participations) and Existing Revolving Loans (and related participations) in the same proportion as such Extending Lender’s Extended Revolving Commitments bear to its remaining Revolving Commitments of the Existing Revolving Commitments. In addition, if the relevant Extension Amendment provides for the extension of the Letter of Credit Sublimit, and with the consent of the L/C Issuer, participations in Letters of Credit expiring on or after the latest Revolving Maturity Date for any Revolving Loans then in effect shall, on the Letter of Credit Expiration Date, be re-allocated from Lenders with Existing Revolving Commitments to Lenders holding Extended Revolving Commitments in accordance with the terms of such Extension Amendment; provided, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Extended Revolving Commitments, be deemed to be participation interests in respect of such Extended Revolving Commitments and the terms of such participation interests (including, without limitation, the Letter of Credit Fees applicable thereto) shall be adjusted accordingly.

(h)Conflicting Provisions. This Section shall supersede any provisions in Sections 2.12 or 10.01 to the contrary.

2.17.Credit Agreement Refinancing Facilities.
(a)The Borrower may, by written notice to the Administrative Agent from time to time, request (x) Replacement Revolving Commitments to replace all of any existing Class of Revolving Commitments (the “Replaced Revolving Commitments”) in an aggregate amount not to exceed the aggregate amount of the Replaced Revolving Commitments plus any accrued interest, fees, costs and expenses related thereto and (y) Refinancing Term Loans to refinance all of any existing Class of Term Loans (the “Refinanced Term Loans”) in an aggregate principal amount not to exceed the aggregate principal amount of the Refinanced Term Loans plus any accrued interest, fees, costs premiums (if any) and expenses related thereto (including any original issue discount or upfront fees). Such notice shall set forth (i) the amount of the applicable Credit Agreement Refinancing Facility, (ii) the date on which the applicable Credit Agreement Refinancing Facility is to become effective (which shall not be less than 10 Business Days nor more than 60 days after the date of such notice (or such longer or shorter periods as the Administrative Agent shall agree)) and (iii) whether such Credit Agreement Refinancing Facilities are Replacement Revolving Commitments or Refinancing Term Loans. The Borrower may seek Credit Agreement Refinancing Facilities from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) or any Additional Lender.
(b)It shall be a condition precedent to the effectiveness of any Credit Agreement Refinancing Facility and the incurrence of any Refinancing Term Loans that (i) no Default or Event of Default shall have occurred and be continuing immediately prior to or immediately after giving effect to such Credit Agreement Refinancing Facility or the incurrence of such Refinancing Term Loans, as applicable, (ii) the representations and warranties set forth in Article V and in each other Loan Document shall be true and correct in all material respects on and as of the date such Credit Agreement Refinancing Facility becomes effective and the Refinancing Term Loans are made; (iii) the terms of the Credit Agreement Refinancing Facility shall comply with Section 2.17(c) and (iv) (x) substantially concurrently with the incurrence of any such Refinancing Term Loans, 100% of the proceeds thereof shall be applied to repay the Refinanced Term Loans (including accrued interest, fees, costs, premiums (if any) and expenses related thereto (including any original issue discount or upfront fees) payable in connection therewith) and (y) substantially concurrently with the effectiveness of any such Replacement Revolving Commitments, all of the Revolving Commitments in effect immediately prior to such effectiveness shall be terminated, and all of the Revolving Loans then outstanding, together with interest thereon and all other amounts accrued for the benefit of the Revolving Lenders, shall be repaid or paid.
(c)The terms of any Credit Agreement Refinancing Facility shall be determined by the Borrower and the applicable Credit Agreement Refinancing Facility Lenders and set forth in a Refinancing Amendment; provided that (i) the final maturity date of any Refinancing Term Loans or Replacement Revolving Commitments shall not be earlier than the maturity or termination date of the applicable Refinanced Term Loans or Replaced Revolving Commitments, respectively, then in effect, (ii) (A) there shall be no scheduled amortization of the Replacement Revolving Commitments and (B) the Weighted Average Life to Maturity of the Refinancing Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Refinanced Term Loans, (iii) the Credit Agreement Refinancing Facilities will rank pari passu in right of payment and of security with the Revolving Loans and the Term Loans and none of the obligors or guarantors with respect thereto shall be a Person that is not a Loan Party, (iv) the interest rate margin, rate floors, fees, original issue discount and premiums applicable to the Credit Agreement Refinancing Facilities shall be determined by the Borrower and the applicable Credit Agreement Refinancing Facility Lenders, (v) any Refinancing Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any optional or mandatory prepayments or prepayment of Term A Loans, Term B-1 Loans or Term B-2 Loans, as applicable, hereunder in each case as specified in the applicable Refinancing Amendment, (vi) the terms in respect of the applicable Credit Agreement Refinancing Facility shall be substantially similar to and no more favorable to the applicable Credit Agreement Refinancing Facility Lenders than the terms of the Replaced Revolving Commitments and Refinanced Term Loans being replaced or refinanced, as applicable; provided that the covenants set forth in Article VII may be modified with respect to such Credit Agreement Refinancing Facility in a manner acceptable to the Borrower, the Administrative Agent and the applicable Credit Agreement Refinancing Facility Lenders; provided that (x) such modifications become effective only after the latest Maturity Date in effect immediately prior to giving effect to such Refinancing Amendment or (y) this Agreement is amended in accordance with Section 10.01 (which amendment may be effected by the Administrative Agent and the Borrower to the extent permitted by clause (vii)(2) of the last paragraph in Section 10.01) so that such covenants apply to all of the then-existing Facilities), and (vii) to the extent the terms of the Credit Agreement Refinancing Facilities are inconsistent with the terms set forth herein (except as set forth in clause (i) through (vi) above), such terms shall be reasonably satisfactory to the Administrative Agent.

(d)In connection with any Credit Agreement Refinancing Facility pursuant to this Section 2.17, the Borrower, the Administrative Agent and each applicable Credit Agreement Refinancing Facility Lender shall execute and deliver to the Administrative Agent a Refinancing Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence such Credit Agreement Refinancing Facilities. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Any Refinancing Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.17, including any amendments necessary to establish the applicable Credit Agreement Refinancing Facility as a new Class or tranche of Term Loans or Revolving Commitments (as applicable) and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such Classes or tranches (including to preserve the pro rata treatment of the refinanced and non-refinanced tranches and to provide for the reallocation of participation in outstanding Letters of Credit upon the expiration or termination of the commitments under any Class or tranche), in each case on terms consistent with this Section 2.17. Upon effectiveness of any Replacement Revolving Commitments pursuant to this Section 2.17, each Revolving Lender with a Revolving Commitment immediately prior to such effectiveness will automatically and without further act be deemed to have assigned to each Replacement Revolving Lender, and each such Replacement Revolving Lender will automatically and without further act be deemed to have assumed, a portion of such existing Revolving Lender’s participations hereunder in outstanding Letters of Credit such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit held by each Revolving Lender (including each such Replacement Revolving Lender) will equal its Applicable Percentage. If, on the date of such effectiveness, there are any Revolving Loans outstanding, such Revolving Loans shall upon the effectiveness of such Replacement Revolving Commitment be prepaid from the proceeds of additional Revolving Loans made hereunder so that Revolving Loans are thereafter held by the Revolving Lenders (including each Replacement Revolving Lender) according to their Applicable Percentage, which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Revolving Lender in accordance with Section 3.05. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01.Taxes.
(a)Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of an applicable Withholding Agent) require the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the Withholding Agent shall be entitled to make such deduction or withholding.
(ii)If any Withholding Agent shall be required by any applicable Laws to withhold or deduct any Taxes from any payment, then (A) such Withholding Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required, (B) such Withholding Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b)Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)Tax Indemnifications.
(i)Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(ii)Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Party to do so), (y) the Administrative Agent and the Loan Party, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Party, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).
(d)Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by any Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.
(e)Status of Lenders; Tax Documentation.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or the taxing authorities of a jurisdiction pursuant to such applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation either (A) set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below or (B) required by applicable law other than the Code or the taxing authorities of the jurisdiction pursuant to such applicable law to comply with the requirements for exemption or reduction of withholding tax in that jurisdiction) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W‑9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)
in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)	executed originals of IRS Form W-8ECI;

(III)
in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E; or

(IV)
to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(f)Treatment of Certain Refunds, Etc. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund or credit in lieu of a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to such Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
(g)Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
(h)For the purposes of this Section 3.01, the term “Lender” includes any L/C Issuer and the term “applicable law” includes FATCA.
3.02.Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans (whether denominated in Dollars or an Alternative Currency) whose interest is determined by reference to the Eurocurrency Rate, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the London or other applicable offshore interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Loans to Eurocurrency Rate Loans, shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, as the case may be, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03.Inability to Determine Rates.
(a)If in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof, (i) the Administrative Agent determines that (x) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, or (y) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency) or in connection with an existing or proposed Eurocurrency Rate Loan or the Eurocurrency Rate component of the Base Rate, or (ii) the Required Lenders determine that for any reason the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or any conversion or continuation thereof does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (A) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended (to the extent of the affected Eurocurrency Rate Loans or Interest Periods), and (B) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (1) in the case of Revolving Loans denominated in Dollars, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein, and (2) in the event an alternative rate cannot be determined in accordance with clause (b) below, in the case of Revolving Loans denominated in an Alternative Currency, CHF Term A Loans, Euro Term A Loans, Sterling Term A Loans, Yen Term A Loans, Term B-1 Loans denominated in Sterling or Term B-2 Loans, prepay such Loans at the end of the then current Interest Period for such Loans. Upon any such prepayment or conversion, as the case may be, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

(b)Notwithstanding the foregoing, in the case of a request for or conversion or continuation of a Eurocurrency Rate Loan in an Alternative Currency as to which the Administrative Agent or the Required Lenders, as applicable, have made the determination described in clause (a) above (in each case, for the avoidance of doubt, after applying any comparable or successor rate to LIBOR (or other relevant Eurocurrency Rate), if applicable, in accordance with the definition of “Eurocurrency Rate”), (i) the Borrower shall be deemed to have requested a Eurocurrency Rate Loan or conversion or continuation, as applicable, in such Alternative Currency (the “Impacted Loans”) with the next shortest Interest Period available as to which no such determination under clause (a) above would be made, and (ii) (x) if no such Interest Period is available, the Administrative Agent and the Borrower, with the agreement of the Lenders, may establish an alternative interest rate that reflects the all-in-cost of funds to the Administrative Agent and the Lenders for funding Loans in the applicable currency and amount, and with the same Interest Period as the Impacted Loans, and (y) if the Administrative Agent, the Borrower and the Lenders are unable to agree on such an alternative rate of interest, the Administrative Agent, with the consent of the Lenders, may establish an alternative interest rate that reflects the all-in-cost of funds to the Administrative Agent and the Lenders for funding Loans in the applicable currency and amount, and with the same Interest Period as the Impacted Loans. Such alternative rate of interest as determined in accordance with clause (ii) above shall apply with respect to the Impacted Loans until (A) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) above, (B) the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans (in which case the Required Lenders shall determine an appropriate alternative rate of interest in accordance with clause (ii)(y) above), or (C) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof, and in the case of subclause (C), the Impacted Loans shall be repaid as provided in subsection (a) above.

3.04.Increased Costs; Reserves on Eurocurrency Rate Loans.
(a)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e), other than as set forth below) or the L/C Issuer;
(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurocurrency Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
(b)Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)Reserves on Eurocurrency Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided that the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.
3.05.Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or
(c)any failure by the Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or, in the case of any Loan, any payment thereof in a different currency; or

(d)any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;
including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London or other applicable offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.
3.06.Mitigation Obligations; Replacement of Lenders.
(a)Designation of a Different Lending Office. Each Lender may make any Credit Extension to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If (i) any Lender requests compensation under Section 3.04, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or (iii) any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (A) would eliminate or reduce the amounts payable pursuant to Sections 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (B) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.
(b)Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 10.13.
3.07.Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01.Conditions of Initial Credit Extension. The obligations of the L/C Issuer and each Lender to make its initial Credit Extensions hereunder are subject to satisfaction of the following conditions precedent:
(a)The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and the Lenders:
(i)executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;
(ii)Notes executed by the Borrower in favor of each Lender requesting Notes;
(iii)the Pledge and Security Agreement, duly executed by the Loan Parties, together with:
(A)certificates representing the Equity Interests of any Domestic Subsidiary pledged pursuant to the Pledge and Security Agreement (to the extent such Equity Interests are certificated) accompanied by undated stock powers executed in blank,
(B)proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Pledge and Security Agreement, covering the Collateral described in the Pledge and Security Agreement,
(C)lien search results, dated as of a recent date prior to the initial Credit Extensions, together with copies of all effective Uniform Commercial Code financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, and
(D)evidence of the completion of all other actions, recordings and filings of or with respect to the Pledge and Security Agreement that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created thereby;
(iv)such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(v)such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that the Borrower is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;
(vi)a favorable opinion of Orrick, Herrington & Sutcliffe LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender and in form and substance satisfactory to the Administrative Agent;
(vii)a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
(viii)financial projections and forecasts prepared by management of the Borrower and reasonably satisfactory to the Administrative Agent, including consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries for the five year term of the Facilities;
(ix)a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied; and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;
(x)a duly completed Compliance Certificate as of the last day of the fiscal quarter of Equinix ended on September 30, 2014 (provided that the calculation of the Consolidated Net Lease Adjusted Leverage Ratio shall be on a pro forma basis after giving effect to (A) the Indebtedness incurred (x) hereunder and the use of proceeds thereof on the Closing Date and (y) pursuant to the 5.375% Senior Notes Due 2022 and the 5.750% Senior Notes Due 2025 and (B) the redemption of the 7.00% Senior Notes Due 2021), signed by a Responsible Officer of the Borrower;
(xi)pay-off statements and/or lien release authorizations from (A) the Existing Administrative Agent with respect to interest, fees and expenses under the Existing Credit Agreement and other Existing Loan Documents, and (B) such other secured parties of record shown on any of the financing statements referred to in subclause (iii)(C) above, to the extent such financing statements disclose Liens on the Collateral;
(xii)evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect; and
(xiii)such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer or the Required Lenders reasonably may require.

(b)Any fees required to be paid to the Administrative Agent, the Left Lead Arranger or the Lenders on or before the Closing Date shall have been paid, including, without limitation, any fees to Lenders as shall have been separately agreed upon in writing in the amounts so specified.
(c)The Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).
(d)The Closing Date shall have occurred on or before December 29, 2014.
Without limiting the generality of the provisions of the penultimate paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
4.02.Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent, provided that, if any of the following conditions precedent cannot be satisfied solely as a result of the Borrower’s failure to satisfy any of the covenants set forth in Section 7.11, the Required Revolving and Term A Lenders (and the L/C Issuer, in the case of Letters of Credit) may agree to waive such condition for purposes of a Request for Credit Extension for a Revolving Loan or a Letter of Credit:
(a)The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except (i) for representations and warranties which are qualified by the inclusion of a materiality standard, which representations and warranties shall be true and correct in all respects, and (ii) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in clauses (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.
(b)No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)The Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension (or, if the Credit Extension requested is a Loan, telephonic notice followed immediately by delivery of a written Loan Notice) in accordance with the requirements hereof.
(d)In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) or the L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.
Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
Each of the Borrower and Guarantors represents and warrants to the Administrative Agent and the Lenders that:
5.01.Existence, Qualification and Power. Each Loan Party and each Restricted Subsidiary (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) with respect to each such Loan Party only, execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except (x) in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, and (y) in the case referred to in clause (a) with respect to any Restricted Subsidiary that is not a Loan Party, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
5.02.Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, violate any Law.

5.03.Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.
5.04.Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.
5.05.Financial Statements; No Material Adverse Effect.
(a)The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of Equinix and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except, with respect to GAAP application only, as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Equinix and its Subsidiaries as of the date thereof, including liabilities for material taxes, material commitments and Indebtedness.
(b)The unaudited consolidated balance sheets of Equinix and its Subsidiaries dated September 30, 2015, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of Equinix and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
(c)Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
5.06.Litigation. Except as disclosed in Equinix’s public filings with the SEC prior to the Closing Date, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.07.No Default. Neither any Loan Party nor any Restricted Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
5.08.Ownership of Property; Liens. The Borrower and each of its Restricted Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrower and its Restricted Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01. The Loan Party Accounts Receivable are owned by a Loan Party free of any title defects, liens, negative pledges or interests of others, except those which have been granted under the Loan Documents or approved by the Administrative Agent in writing.
5.09.Environmental Compliance. The Borrower conducts in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on the Borrower and its Restricted Subsidiaries’ respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.10.Insurance. The properties of the Borrower and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and retentions and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or its Restricted Subsidiaries operate.
5.11.Taxes. The Borrower and its Restricted Subsidiaries have filed all Federal and state income and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any wholly-owned Subsidiary thereof is party to any tax sharing agreement other than taxing sharing agreements solely among one or more of Equinix and its past or present Affiliates (other than shareholders, directors or officers).

5.12.ERISA Compliance.
(a)Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter (or may rely on an opinion letter) from the Internal Revenue Service to the effect that the form of such Pension Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.
(b)There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no non-exempt prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c)(i) No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and none of the Borrower or any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) none of the Borrower or any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) none of the Borrower or any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.
5.13.Subsidiaries; Equity Interests. As of the Third Amendment Effective Date (a) the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13 and (b) all of the outstanding Equity Interests in each wholly-owned Subsidiary have been validly issued, are fully paid and nonassessable and are owned by the Borrower or a Subsidiary thereof in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens (other than Liens granted pursuant to the Loan Documents or otherwise expressly permitted by Section 7.01). As of the Third Amendment Effective Date, the Borrower has no equity investments in any other corporation or entity other than (i) investments held in the ordinary course of business in or through money market funds, mutual funds, investment or brokerages accounts and other similar types of investment vehicles and accounts and (ii) those specifically disclosed in Part (b) of Schedule 5.13. All of the outstanding Equity Interests in the Borrower have been validly issued and are fully paid and nonassessable. As of the Third Amendment Effective Date, (x) the Unrestricted Subsidiaries are set forth on Schedule 6.16, (y) the aggregate Attributable Asset Share of all Unrestricted Subsidiaries does not exceed 10% of the consolidated total assets of Equinix and its Subsidiaries, and (z) the aggregate Attributable A/R Share of all Unrestricted Subsidiaries does not exceed 10% of the net accounts receivable of Equinix and its Subsidiaries.

5.14.Margin Regulations; Investment Company Act.
(a)None of the Loan Parties is engaged and none will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.
(b)None of the Loan Parties is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
5.15.Disclosure. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent, any Lender or any Secured Party in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, (a) with respect any report, financial statement, certificate or other information (i) concerning Telecity Group plc and its Subsidiaries furnished prior to the consummation of the Telecity Transaction, (ii) concerning Bit-isle Inc. and its Subsidiaries furnished prior to the consummation of the Bit-isle Transaction or (iii) concerning the assets acquired in the Victory Transaction prior to the consummation of the Victory Transaction, the Borrower, in each case, makes such representation only to the best of its knowledge and (b) with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
5.16.Compliance with Laws. Each Loan Party and each Restricted Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
5.17.Taxpayer Identification Number. Each Loan Party’s true and correct United States taxpayer identification number is set forth on Schedule 10.02.
5.18.Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien on all right, title and interest of the respective Loan Parties in the Collateral described therein, subject to no other Liens except to the extent permitted by Section 7.01. Except for (a) the filing of appropriately completed Uniform Commercial Code financing statements in appropriate filing office of the jurisdiction of formation of each Loan Party, (b) the delivery to the Administrative Agent of certificates for certificated pledged Equity Interests, accompanied by undated stock powers duly executed in blank, and (c) in the case of pledged Equity Interests of any Foreign Subsidiary, such filings, registrations, recordations and other actions as may be required by the Laws of the jurisdiction under which such Foreign Subsidiary is organized, no other action is necessary to perfect the Liens created in favor of the Administrative Agent for the benefit of the Secured Parties under the Collateral Documents.

5.19.REIT Status. Equinix (a) qualifies as a REIT (without regard to any election requirement relating to the same) and (b) is in compliance with all other requirements and conditions imposed under the Code to allow it to maintain its status as a REIT.
5.20.OFAC and Sanctions. Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower or any of its Subsidiaries, any Related Party (a) is an individual or entity currently the subject of any Sanctions or (b) is located, organized or resident in a Designated Jurisdiction. No Loan, nor the proceeds from any Loan, have been used, directly or indirectly, to lend, contribute, provide, or have otherwise been made available to fund, any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person to the extent that Person is located, organized or resident in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that could reasonably be expected to result in any violation of Sanctions by any party to this Agreement or any other Loan Document (including any Secured Party).
5.21.Anti-Corruption Laws. The Borrower, its Subsidiaries, their respective officers and employees, and, to the knowledge of the Borrower, the Borrower’s and its Subsidiaries’ directors and agents acting within the scope of their relationships with the Borrower or its Subsidiaries, have conducted their businesses in material compliance with applicable Anti-Corruption Laws and have instituted and maintained policies and procedures reasonably designed to promote and achieve compliance with such laws.
5.22.EEA Financial Institutions. No Loan Party is an EEA Financial Institution.
ARTICLE VI.
AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Restricted Subsidiary to:
6.01.Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:
(a)as soon as available, but in any event within 90 days after the end of each fiscal year of Equinix (or such later date as may be permitted after filing a single applicable request for extension with the SEC and receiving such extension within such 90 days after such fiscal year end, which later date shall not exceed 120 days after such fiscal year end), the audited and unqualified annual consolidated financial statements of Equinix, accompanied by a report and opinion thereon of an independent certified public accountant of nationally recognized standing;
(b)as soon as available, but in any event within 45 days after the end of each fiscal quarter of Equinix (or such later date as may be permitted after filing a single applicable request for extension with the SEC and receiving such extension within such 45 days after such fiscal quarter end, which later date shall not exceed 75 days after such fiscal quarter end) (but excluding the last fiscal quarter of Equinix’s fiscal year), quarterly company-prepared consolidated financial statements of Equinix, certified and dated by a Responsible Officer of Equinix; and
(c)copies of the Form 10-K Annual Report and Form 10-Q Quarterly Report for Equinix concurrent with the date of filing with the SEC.

6.02.Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:
(a)concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a Compliance Certificate of the Borrower, signed by a Responsible Officer of the Borrower, and setting forth, among other things, (i) the information and computations (in sufficient detail) to establish compliance with all financial covenants at the end of the period covered by the financial statements then being furnished, (ii) the Consolidated Net Lease Adjusted Leverage Ratio for purposes of determining the Applicable Margin, (iii) information regarding the Net Loan Party Accounts Receivable and any Material Domestic Subsidiaries, and (iv) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any Default or Event of Default under this Agreement and, if any such Default or Event of Default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto;
(b)promptly upon any request by the Administrative Agent or any Lender (but no more frequently than twice per each fiscal year of Equinix unless an Event of Default has occurred and is continuing), such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to the Borrower as the Administrative Agent or such Lender may reasonably request;
(c)promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Equinix, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

(d)promptly, such additional information regarding the business or financial affairs of the Borrower or any wholly-owned Restricted Subsidiary (and with respect to any non-wholly owned Restricted Subsidiary, such additional information regarding its business or financial affairs as is reasonably available), or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.
Documents required to be delivered pursuant to Section 6.01 or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Equinix posts such documents, or provides a link thereto on its website on the Internet at Equinix’s website address of www.equinix.com (or such other website address Equinix may provide to the Administrative Agent and each Lender in writing from time to time); provided that: (i) to the extent the Administrative Agent or any Lender is otherwise unable to receive any such electronically delivered documents, the Borrower shall, upon request by the Administrative Agent or such Lender, deliver paper copies of such documents to such Person until a written request to cease delivering paper copies is given by such Person, and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents or provide to the Administrative Agent and the Lenders by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrower and each other Loan Party hereby acknowledges that (A) the Administrative Agent and/or the Left Lead Arranger may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on DebtDomain, IntraLinks, Syndtrak, ClearPar, or another similar electronic system (the “Platform”) and (B) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower and each other Loan Party hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Left Lead Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Left Lead Arranger shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
6.03.Notices. Promptly notify the Administrative Agent and each Lender in writing of:

(a)any Default or Event of Default;
(b)any Material Adverse Effect, including, to the extent that any of the following could reasonably be expected to result in a Material Adverse Effect: (i) any breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;
(c)any change in the Borrower’s name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business;
(d)any ERISA Event; and
(e)any material change in accounting policies or financial reporting practices by the Borrower, including any determination by the Borrower referred to in Section 2.09(b).
Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
6.04.Payment of Obligations. Pay and discharge, and cause each Restricted Subsidiary to pay and discharge (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower; and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property (other than a Lien that is not prohibited by Section 7.01 and could not reasonably be expected to have a Material Adverse Effect).
6.05.Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its and its Restricted Subsidiaries’ legal existence and good standing under the Laws of the jurisdiction of its organization except (i) in the case of a Restricted Subsidiary that is not a Loan Party, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) in a transaction permitted by Sections 7.04 or 7.05; (b) take all reasonable action to maintain all of its and its Restricted Subsidiaries’ rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its and its Subsidiaries’ registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
6.06.Maintenance of Properties. (a) Maintain, preserve and protect all of its and its Restricted Subsidiaries’ material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, and (b) make all necessary repairs thereto and renewals and replacements thereof, except in each of the foregoing clauses (a) and (b) where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07.Maintenance of Insurance. Maintain insurance as is customary and usual for the business of the Borrower and each Restricted Subsidiary.
6.08.Compliance with Laws. Comply with the Laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over the Borrower’s or any Restricted Subsidiary’s business, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect. The Lenders shall have no obligation to make any advance to the Borrower except in compliance with all applicable laws and regulations and the Borrower shall fully cooperate with the Lenders and the Administrative Agent in complying with all such applicable laws and regulations.
6.09.Books and Records. Maintain adequate books and records, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower and its Restricted Subsidiaries, as the case may be.
6.10.Inspection Rights. Upon prior advance notice, allow the Administrative Agent, any Lender, and any of their respective agents to inspect the Borrower’s and Guarantors’ properties and examine and audit their financial records at any reasonable time; provided, however, that (a) unless an Event of Default has occurred and is continuing, no more than two such inspections, examinations and audits may be made the Administrative Agent and the Lenders (acting collectively) per fiscal year of the Borrower, (b) when an Event of Default exists, the Administrative Agent, any Lender, or any of their respective agents may do any of the foregoing (as well as make copies of books and records) at the expense of the Borrower at any reasonable time, and (c) without limiting any of the foregoing, the Borrower shall have the right (if it so elects) to have a representative of the Borrower be present during any discussions with auditors and accountants. If the properties, books or records of the Borrower are in the possession of a third party, the Borrower authorizes that third party to permit the Administrative Agent or its agents to have access to perform inspections or audits and to respond to the Administrative Agent’s requests for information concerning such properties, books and records.
6.11.Use of Proceeds. Use the proceeds of the Credit Extensions (a) for working capital, capital expenditures, acquisitions, dividends, distributions, stock buybacks, and the issuance of Letters of Credit, in each case to the extent not prohibited hereunder, (b) to refinance existing Indebtedness of the Borrower and its Subsidiaries, and (c) for other general corporate purposes not in contravention of any Law or of any Loan Document.
6.12.ERISA Plans. Promptly during each year, pay and cause its respective Subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Pension Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Administrative Agent within 10 days of the occurrence of any Reportable Event that might constitute grounds for termination of any Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any Pension Plan.

6.13.Protection of Negative Pledge. Take such action as the Administrative Agent may reasonably request (including acting at the direction of the Required Lenders) to protect and enforce the negative pledge in Section 7.12 (including, without limitation, taking such action as is necessary to remove any Lien, encumbrance or negative pledge on the Loan Party Accounts Receivable, except for any Lien, encumbrance or negative pledge that may be granted in favor of the Administrative Agent and the Lenders in connection with this Agreement or any of the other Loan Documents), and, pursuant to Section 10.04, reimburse it for related costs it incurs to protect and enforce such negative pledge.
6.14.Additional Subsidiary Guarantors. Notify the Administrative Agent at the time that any one or more Persons (x) constitutes a Material Domestic Subsidiary (other than a Foreign Subsidiary Holdco) or (y) that is a Subsidiary that is not already a Guarantor hereunder Guarantees any Indebtedness under any Senior Notes Indenture or any other public or privately-placed debt securities issued by the Borrower, and, in each case, promptly thereafter (and in any event within 30 days), cause such Person(s) to become Guarantor(s) hereunder and grant a first priority perfected security interest in its assets of a type constituting Collateral so that after giving effect thereto, the Net Loan Party Accounts Receivable shall constitute at least 90% of all net accounts receivable of Equinix and its Domestic Subsidiaries (after intercompany eliminations and excluding Real Property Lease Accounts), in each case, by (a) executing and delivering to the Administrative Agent a Joinder Agreement and/or such other documents as the Administrative Agent shall deem appropriate for such purpose, and (b) delivering to the Administrative Agent documents of the types referred to in clauses (iii), (iv) and (v) of Section 4.01(a) and favorable opinions of counsel to such Person(s) (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clauses (a) and (b), as applicable, and no conflict with material agreements), in all such cases of the foregoing clauses (a) and (b), in form, content and scope reasonably satisfactory to the Administrative Agent; provided, however, that, so long as no Default or Event of Default has occurred and is continuing, if any such Person constitutes a Material Domestic Subsidiary (other than a Foreign Subsidiary Holdco) solely as a result of it having been acquired through an Acquisition occurring after the Closing Date and does not otherwise Guarantee Indebtedness under any Senior Notes Indenture or any other public or privately-placed debt securities issued by the Borrower, then such Person shall not be required to become a Guarantor under this Section 6.14 unless such Person constitutes a Material Domestic Subsidiary (other than a Foreign Subsidiary Holdco) at any time on or after the nine month anniversary of such Acquisition, at which time it shall promptly become a Guarantor hereunder in accordance with the preceding provisions of this Section 6.14. In addition, Equinix may, from time to time, elect to cause any Domestic Subsidiary to become a Guarantor in accordance with the preceding clauses (a) and (b) of this Section 6.14. Each Loan Party agrees to take all actions necessary to promptly pledge to the Administrative Agent for the benefit of the Secured Parties all Equity Interests owned by it of each Guarantor joined pursuant to this Section 6.14, including without limitation the delivery of all certificates representing such Equity Interests, accompanied by undated stock powers duly executed in blank, and effecting any necessary or advisable amendments to the Pledge and Security Agreement and/or the Schedules thereto to evidence such pledge.

6.15.Cooperation; Further Assurances. Take any action reasonably requested by the Administrative Agent or any Lender to carry out the intent of this Agreement, including, without limitation, to execute, acknowledge, deliver, record, file, and register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (a) subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (b) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (c) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.
6.16.Designation of Unrestricted Subsidiaries. The Borrower may, from time to time, designate one or more Subsidiaries as “Unrestricted Subsidiaries” by giving written notice to the Administrative Agent; provided, however, that (a) in no event may the Borrower designate any Subsidiary as an Unrestricted Subsidiary if, at the time of and immediately after giving effect to such designation, either (i) the Attributable Asset Share of Equinix in all Unrestricted Subsidiaries exceeds 10% of the consolidated total assets of Equinix and its Subsidiaries (based on the most recent consolidated balance sheet of Equinix and its Subsidiaries delivered to the Administrative Agent and the Lenders under Section 6.01(a) or (b), or (ii) the Attributable A/R Share of Equinix in all Unrestricted Subsidiaries exceeds 10% of the net accounts receivable of Equinix and its Subsidiaries (based on the most recent consolidated balance sheet of Equinix and its Subsidiaries delivered to the Administrative Agent and the Lenders under Section 6.01(a) or (b)), and (b) no Subsidiary (i) that is or is required to become a Guarantor under Section 6.14, (ii) that is not and is not required to become a Guarantor under Section 6.14 but is or is required become a pledgor of the Equity Interests of a Pledged Subsidiary (a “Pledgor Subsidiary”) under any Loan Document, or (iii) whose Equity Interests are or are required to be pledged on or after the Closing Date (a “Pledged Subsidiary”) in favor of the Administrative Agent under any Loan Document, as the case may be, may be an Unrestricted Subsidiary. As of the Closing Date, the Unrestricted Subsidiaries are set forth on Schedule 6.16. Any Subsidiary which has been designated as an Unrestricted Subsidiary pursuant to this Section 6.16 may, at any time thereafter, be redesignated as a Restricted Subsidiary by the Borrower; provided, however, that a Subsidiary that has been redesignated as a Restricted Subsidiary as provided in this sentence may not thereafter be designated or redesignated as an Unrestricted Subsidiary.
6.17.Certain Post-Closing Matters. As promptly as practicable after the Closing Date, but in any event within (a) 90 days after the Closing Date, complete all actions, and deliver such documentation (subject to clause (b) below) to the Administrative Agent (including all such foreign-law governed share pledge agreements, certificates, instruments and legal opinions), reasonably required by the Administrative Agent in order to effect, establish, maintain and/or perfect the Administrative Agent’s security interest and liens in the Pledged Foreign Subsidiaries (as defined in the Pledge and Security Agreement), including, without limitation, delivery of the items (or otherwise completing the actions) set forth on Schedule 6.17, and (b) 150 days after the Closing Date, complete all necessary registration of any security documents with foreign Governmental Authorities, and deliver evidence thereof to the Administrative Agent.

6.18.Maintenance of REIT Status. In the case of Equinix, at all times conduct its affairs and the affairs of its Subsidiaries in a manner so as to continue to qualify as a REIT for U.S. federal income tax purposes.
6.19.Anti-Corruption Laws and Sanctions Laws. Conduct its businesses in material compliance with applicable Anti-Corruption Laws, and maintain policies and procedures reasonably designed to promote and achieve compliance with such laws and applicable Sanctions by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents.
ARTICLE VII.
NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan (other than, with respect to Section 7.11, any Term B Loan) or other Obligation hereunder (other than, with respect to Section 7.11, any obligations with respect to any Term B Facility) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly:
7.01.Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
(a)Liens pursuant to any Loan Document;
(b)Liens existing on the date hereof and listed on Schedule 7.01;
(c)Liens for taxes and assessments not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(d)statutory Liens of landlords and Liens of carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
(e)Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;
(f)pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
(g)normal and customary banker’s Liens and rights of setoff arising in the ordinary course of business with respect to cash and cash equivalents; provided that such cash and cash equivalents are not dedicated cash collateral in favor of such depository institution and are not otherwise intended to provide collateral security (other than for customary account commissions, fees and reimbursable expenses relating solely to deposit accounts, and for returned items);

(h)normal and customary rights of setoff and similar Liens arising under bona fide interest rate or currency hedging agreements, which are not for speculative purposes;
(i)precautionary Uniform Commercial Code financing statements in connection with operating leases permitted hereunder;
(j)deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(k)easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
(l)Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(j);
(m)Liens securing Indebtedness in respect of Capital Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets (including the costs of construction, improvement or rehabilitation of such fixed or capital assets); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition, or the cost of construction, improvement or rehabilitation of such fixed or capital assets, as applicable;
(n)leases, subleases, licenses and sublicenses which do not materially interfere with the business of the Borrower or any Subsidiary;
(o)Liens existing on property or assets of any Person at the time such Person becomes a Subsidiary or such property or assets are acquired, but only, in any such case, (i) if such Lien was not created in contemplation of such Person becoming a Subsidiary or such property or assets being acquired, and (ii) so long as such Lien does not encumber any assets other than the property subject to such Lien at the time such Person becomes a Subsidiary or such property or assets are acquired;
(p)any renewals, replacements or extensions of the Liens described in clauses (b), (m) or (o) above, provided that (i) the property covered thereby is not expanded, and (ii) the amount secured or benefited thereby is not increased;
(q)Liens on JV Interests held by a Loan Party or a Subsidiary in JV Entities securing the obligations of such Loan Party or Subsidiary to honor put rights and put options in favor of joint venture partners with respect to the JV Interests held by joint venture partners in such JV Entities, provided that such Liens shall attach only to the JV Interests held by such Loan Party or a Domestic Subsidiary and not to any other assets of such Loan Party or Subsidiary;
(r)Liens arising in connection with Sale-Leaseback Transactions permitted under Section 7.05(m);

(s)Liens in the form of cash collateral securing reimbursement obligations under bank guarantees, letters of credit and other documentary credits not issued hereunder but permitted by Section 7.03, not to exceed $50,000,000 in the aggregate;
(t)Liens arising from sales or discounts of accounts receivable to the extent permitted under Section 7.05(h);
(u)Liens granted by (i) any Subsidiary of the Borrower that is not a Loan Party or Pledged Subsidiary in favor of any Restricted Subsidiary or the Borrower or (ii) any Guarantor or Pledged Subsidiary in favor of the Borrower or any Guarantor;
(v)Liens resulting from escrow or deposits of cash required to satisfy “funds certain” or good faith deposit requirements in connection with the Transactions; provided that the aggregate amount of such escrows and deposits of cash secured by such Liens shall not exceed $2,000,000,000 in the aggregate at any time and (ii) the applicable Liens shall terminate upon the earliest of (x) the consummation of the applicable Transaction (and such dollar limitation shall be reduced by the applicable amount) and (y) the date of the termination or abandonment of such Transaction; and
(w)Liens not otherwise permitted by this Section 7.01 (which do not materially interfere with the respective businesses of the Borrower or any Subsidiary and do not attach to (i) any Collateral or (ii) any Equity Interests of any Real Estate Holding Subsidiaries), if at the time of, and after giving effect to, the creation or assumption of any such Lien, the aggregate of all obligations of the Borrower and its Restricted Subsidiaries secured by any Liens not otherwise permitted hereby, together with the aggregate book value of all Transfers consummated in accordance with the carve-out set forth in clause (n) of Section 7.05 in the then current fiscal year, does not exceed 15% of Adjusted Consolidated Total Assets; provided that the aggregate outstanding amount of all obligations of the Borrower and its Restricted Subsidiaries secured by such Liens does not exceed 10% of Adjusted Consolidated Total Assets.
7.02.Investments. Make any Investments that are Acquisitions, other than Permitted Acquisitions; or make any other material Investments outside of the ordinary course of business, except to the extent that no Default shall have occurred and be continuing at the time of such Investment or would result therefrom.
7.03.Indebtedness. Create, incur, assume or otherwise become directly or indirectly liable for any Indebtedness, except to the extent that no Default shall have occurred and be continuing at the time of, or would result from, the Borrower or such Restricted Subsidiary creating, incurring, assuming or otherwise becoming directly or indirectly liable for such Indebtedness.
7.04.Fundamental Changes.
(a)Enter into any consolidation, merger, or other combination, except so long as no Event of Default has occurred and is continuing or would result therefrom:

(i)any Loan Party may consolidate, merge or combine with any other Loan Party (provided that if any such Loan Party is Equinix, Equinix shall be the surviving entity),
(ii)any Loan Party may consolidate, merge or combine with any Subsidiary that is not a Loan Party if such Loan Party is the surviving entity,
(iii)any Subsidiary that is not a Loan Party may consolidate, merge or combine with any Subsidiary that is not a Loan Party, and
(iv)any Loan Party or Subsidiary may consolidate, merge or combine with any Person in connection with a Permitted Acquisition or a transaction permitted by Section 7.05, so long as (1) in the case of a consolidation, merger or combination of a Loan Party with another Person, such Person expressly assumes all Obligations of such Loan Party and grants liens on its assets constituting Collateral (in each case pursuant to documentation satisfactory to the Administrative Agent) if such Person is the surviving entity, and (2) if Equinix is a party to such Permitted Acquisition or transaction permitted by Section 7.05, Equinix shall be the surviving entity; or
(b)liquidate or dissolve any Loan Party’s business or any Domestic Subsidiary’s business except as may be permitted by Section 7.05(a)(i), Section 7.05(a)(ii), Section 7.05(b) or Section 7.05(c) (but no such liquidation or dissolution shall be permitted for Equinix).
7.05.Maintenance of Assets; Dispositions. Sell, assign, lease, transfer or otherwise Dispose of (collectively, “Transfer”) any part of the business or assets of the Borrower or any Restricted Subsidiary, except:
(a)(i) Transfers (including (except in the case of Equinix) any disposition that is in the nature of a liquidation or dissolution) among the Loan Parties or (ii) Transfers (including any disposition that is in the nature of a liquidation or dissolution) by any wholly-owned Subsidiary that is a Guarantor to (1) the Borrower, or (2) any other wholly-owned Subsidiary that is a Guarantor;
(b)Transfers (including any disposition that is in the nature of a liquidation or dissolution) by any Subsidiary that is not a Loan Party to the Borrower or any Subsidiary;
(c)Transfers (including (except in the case of Equinix) any disposition that is in the nature of a liquidation or dissolution) by the Borrower of any Subsidiary other than a Guarantor, not involving a disposition of Collateral, which do not constitute a Change of Control;
(d)leases or subleases of, or occupancy agreements with respect to, real property (including IBX centers);
(e)non-exclusive licenses of intellectual property and similar arrangements for the use of the property of the Loan Parties in the ordinary course of business;
(f)sales of inventory to customers in the ordinary course of business;

(g)Transfers of cash, cash equivalents and marketable securities in the ordinary course of business, including, without limitation, to a Subsidiary;
(h)sales or discounts of accounts receivable without recourse in the ordinary course of business (and excluding accounts receivable which have been fully reserved or written off) in connection with accounts receivable that are more than 90 days past due, provided that such sales and discounts, in the aggregate, shall not exceed 5% of the aggregate gross accounts receivables of the Loan Parties prior to the sale or discount at any time;
(i)Transfers of worn-out, obsolete or surplus equipment no longer used in the ordinary course of business;
(j)the abandonment or other disposition of intellectual property that is no longer economically practicable to maintain or useful in the conduct of business;
(k)Transfers of assets subject to a casualty or event of loss covered by insurance following the receipt of insurance proceeds with respect to such casualty or event of loss;
(l)Transfers constituting Liens permitted under Section 7.01 (except under clause (w) thereof) and Investments or Restricted Payments that are not prohibited by this Agreement;
(m)Sale-Leaseback Transactions, so long as the aggregate amount of proceeds of all such Sale-Leaseback Transactions consummated following the Closing Date does not exceed $350,000,000;
(n)other Transfers not otherwise permitted by this Section 7.05, so long as the aggregate book value of assets so Transferred in any fiscal year of Equinix under this clause (n), together with the aggregate outstanding amount of all obligations of the Borrower and its Restricted Subsidiaries secured at the time of such Transfer by Liens created in accordance with the carve-out set forth in clause (w) of Section 7.01, does not exceed 15% of Adjusted Consolidated Total Assets; provided that the aggregate outstanding amount of all obligations of the Borrower and its Restricted Subsidiaries secured at the time of such Transfer by Liens created in accordance with the carve-out set forth in clause (w) of Section 7.01 does not exceed 10% of Adjusted Consolidated Total Assets;
(o)Transfers of assets which Transfers are required by Governmental Authorities for their approval of the consummation of the Telecity Transaction;
(p)Transfers of assets which Transfers are required by Governmental Authorities for their approval of the consummation of the Project Victory Transaction; and
(q)the Borrower may Transfer its Equity Interests in EQIX (Global Holdings) to NY3, so long as (i) NY3 is converted to a Delaware corporation prior to such Transfer and (ii) upon such conversion, the Borrower shall (x) grant to the Administrative Agent, for the benefit of the Secured Parties, a continuing security interest in 66% of its Equity Interests in NY3 to secure the Obligations and (y) deliver to the Administrative Agent (A) an updated Schedule II to the Pledge and Security Agreement reflecting the foregoing reorganization and (B) all certificates and instruments representing such pledged Equity Interests, in each case in accordance with the Pledge and Security Agreement, it being understood that immediately before the Transfer of the Equity Interests of EQIX (Global Holdings) to NY3 (but subject to the completion of the actions described in clauses (i) and (ii) above), the Administrative Agent will, at the Borrower’s expense, execute and deliver to the Borrower such documents as the Borrower may reasonably request to evidence the release of the Equity Interests of EQIX (Global Holdings) from the security interest granted to the Administrative Agent under the Pledge and Security Agreement and any other Collateral Documents;
provided, however, that (x) notwithstanding the foregoing clauses (a) through (q), inclusive, in no event shall any Loan Party make any Transfers of any of the Loan Party Accounts Receivable, except to the extent permitted in clause (h) above and (y) such Transfers that constitute Asset Sales shall be subject, as applicable, to the prepayment requirements set forth in Section 2.04(c).

7.06.Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:
(a)any Subsidiary may pay dividends or distributions on its Equity Interests to the Borrower or to any intervening Subsidiary of the Borrower;
(b)dividends or distributions payable solely in Equity Interests (other than Equity Interests that are mandatorily redeemable or redeemable at the option of the holder thereof on any date that is earlier than 91 days after the Term B-2 Maturity Date in effect at the time of the declaration or making of such dividend or distribution);
(c)cash payments (i) for repurchases by the Borrower of common stock of the Borrower from officers, directors and employees of the Borrower or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees or termination of their seat on the board of the Borrower, and (ii) in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower, in an aggregate amount, for the foregoing sub-clauses (c)(i) and (c)(ii), not to exceed $5,000,000;
(d)noncash repurchases of Equity Interests deemed to occur upon the exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price and related statutory withholding taxes of such options or warrants;
(e)Equinix may (i) issue and deliver Permitted Junior Securities (as defined in the indentures for the Convertible Subordinated Notes (the “Convertible Subordinated Notes Indentures”)) upon conversion of the Convertible Subordinated Notes in accordance with the terms of the Convertible Subordinated Notes Indentures and (ii) unless (x) an Event of Default described in Section 8.01(a) has occurred and is continuing or (y) a Payment Blockage Period (as defined in the Convertible Subordinated Notes Indentures) is in effect, make (A) regularly scheduled payments of cash interest and, to the extent not prohibited hereunder, mandatory principal payments on the Convertible Subordinated Notes, in each case, in accordance with the terms thereof, and (B) cash Restricted Payments in satisfaction of fractional shares in connection with a conversion of the Convertible Subordinated Notes into Permitted Junior Securities in accordance with the terms of Convertible Subordinated Notes Indentures;
(f)[reserved];
(g)so long as (i)(A) Equinix believes in good faith that it qualifies as a REIT, (B) Equinix has not publicly disclosed an intention to no longer be treated as a REIT, and (C) no resolution shall have been adopted by Equinix’s board of directors abandoning or otherwise contradicting its intent to elect to be treated as a REIT, or (ii) Equinix is a REIT, Equinix may make cash dividends and distributions to its shareholders notwithstanding that any Default may have occurred and be continuing (x) provided such cash dividends and distributions do not exceed in the aggregate for any period of four consecutive fiscal quarters of Equinix for which financial statements have been delivered to the Administrative Agent under Section 6.01(a) or (b) (or if shorter, the period from December 31, 2014 to the last day of the fiscal quarter for which such financial statements have been delivered), 95% of Funds From Operations for such period or (y) in such greater amount as may be required for Equinix to continue to be qualified as a REIT or to avoid the imposition of income or excise taxes on Equinix; and
(h)to the extent that no Default shall have occurred and be continuing at the time of such action or would result therefrom, Restricted Payments not otherwise permitted by clauses (a) through (g).

7.07.Change in Nature of Business. Engage in any business activities substantially different from the present business of the Borrower and its Subsidiaries on the date hereof or reasonably related thereto.
7.08.Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of a Loan Party, whether or not in the ordinary course of business, other than (a) on fair and reasonable terms substantially as favorable to the Borrower or such Restricted Subsidiary, as the case may be, as would be obtainable by the Borrower or such Restricted Subsidiary, as the case may be, at the time in a comparable arm’s length transaction with a Person other than an Affiliate, (b) transactions expressly permitted by Section 7.04(a), Section 7.05(a), Section 7.05(b), or, in the case of transactions with Subsidiaries only, Section 7.05(g), (c) transactions solely among Loan Parties, or (d) other individual transactions that do not involve amounts in excess of $15,000,000 per transaction or series of related transactions.
7.09.Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Material Domestic Subsidiary or Pledged Subsidiary to make Restricted Payments to the Borrower, any Pledgor Subsidiary or any Guarantor or to otherwise transfer property to the Borrower, any Pledgor Subsidiary or any Guarantor, (ii) of any Material Domestic Subsidiary or any Pledgor Subsidiary to Guarantee the Indebtedness of the Borrower or any Guarantor or (iii) of the Borrower, any Pledgor Subsidiary or any Material Domestic Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that, so long as the following do not violate Section 7.12, (A) none of the foregoing shall apply to restrictions and conditions imposed by applicable Laws (which (taken as a whole) could not reasonably be expected to have a Material Adverse Effect), (B) none of the foregoing shall apply to customary restrictions and conditions contained in agreements relating to the sale of the assets or Equity Interests permitted under Section 7.05 pending such sale, provided such restrictions and conditions apply only to the Person whose assets or Equity Interests are to be sold, (C) clauses (i) and (iii) shall not apply to restrictions or conditions imposed on specific assets which are the subject of any leases (including Capital Leases) or to customary provisions in leases (including Capital Leases) and other contracts restricting the assignment of such leases and other contracts, (D) clauses (ii) and (iii) shall not apply to the restrictions contained in the Senior Notes Indentures (as such restrictions are in effect on the Second Amendment Effective Date), (E) clauses (ii) and (iii) shall not apply to customary restrictions contained in the documentation relating to financings permitted hereunder, provided that such restrictions shall not restrict (x) any Loan Party’s or Material Domestic Subsidiary’s ability to grant Liens in favor of the Administrative Agent and Secured Parties (or the Administrative Agent and Secured Party’s ability to enforce such Liens) under or in connection with the Loan Documents or (y) any Loan Party’s or Material Domestic Subsidiary’s ability to guarantee the Obligations and (F) such clause (i) shall not apply to restrictions imposed on Equinix Japan K.K. and its Subsidiaries contained in the documentation relating to the financing of the Bit-isle Transaction (and any subsequent refinancings thereof) provided that any such restrictions shall not limit the ability of any such Persons, so long as no default or event of default has occurred under such financing, to make Restricted Payments in an amount equal to at least 50% of consolidated net income to the Borrower or to such person’s Parent, a wholly owned Subsidiary of the Borrower; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure the Obligations, other than the requirements contained in the Senior Notes Indentures (as such requirements are in effect on the Second Amendment Effective Date).

7.10.Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
7.11.Financial Covenants.
(a)Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of Equinix to be less than 1.50 to 1.00.
(b)Consolidated Net Lease Adjusted Leverage Ratio. Permit the Consolidated Net Lease Adjusted Leverage Ratio as of the end of any fiscal quarter of Equinix to exceed 6.00 to 1.00.
The provisions of this Section 7.11 are for the benefit of the Term A Lenders, the Revolving Lenders and the L/C Issuer only, except as otherwise provided in Section 8.01(b).
7.12.Negative Pledge. (a) Except as permitted by clause (h) of Section 7.05 or as otherwise expressly pre-approved by the Administrative Agent (at the direction of the Required Lenders) in writing after the date hereof, allow any Person or entity to, sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of the Loan Party Accounts Receivable (or attempt or contract to do so, or otherwise allow, create, permit or suffer any of the foregoing to exist) (for the avoidance of doubt, Loan Party Accounts Receivable do not include any accounts owned by any non-Guarantor Subsidiaries of Equinix), or (b) enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien or other encumbrance upon any of the Loan Party Accounts Receivable in order to hereafter secure any of its Obligations, other than (i) this Agreement and the other Loan Documents, (ii) the restrictions contained in the Senior Notes Indentures (as such restrictions are in effect on the Second Amendment Effective Date), (iii) customary restrictions on the assignment of leases, licenses and other agreements, and (iv) customary restrictions and conditions contained in any agreement relating to any disposition expressly permitted by clause (h) of Section 7.05.

7.13.Prepayments of Certain Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any portion of (a) the 5.375% Senior Notes Due 2022, (b) the 5.750% Senior Notes Due 2025, (c) the 4.875% Senior Notes Due 2020, (d) the 5.375% Senior Notes Due 2023, (e) except in connection with a Special Mandatory Redemption Event, the 5.875% Senior Notes Due 2026, (f) except to the extent provided in Section 7.06(e), any Convertible Subordinated Notes or other Indebtedness that is subordinated to the Obligations, or (g) any other long-term public or privately placed debt securities, or other long-term Indebtedness in an amount in excess of $100,000,000, of the Borrower or any of its Restricted Subsidiaries, in each case, unless (i) no Default or Event of Default has occurred and is continuing or would result therefrom, and (ii) after giving effect thereto, the sum of (x) the unrestricted cash, cash equivalents, freely tradable and liquid short term-investments and freely tradable and liquid long-term investments of Equinix and its Subsidiaries on a consolidated basis plus (y) the amount by which the Aggregate Revolving Commitments exceeds the Total Revolving Outstandings is at least $400,000,000.
7.14.Sanctions. Directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person that, at the time of the use of such proceeds, is the subject of Sanctions or is located, organized or resident in any Designated Jurisdiction, or in any other manner that could reasonably be expected to result in a violation of Sanctions by any party to this Agreement or any other Loan Document (including any Secured Party).
7.15.Anti-Corruption Laws. Directly or indirectly use the proceeds of any Credit Extension for any purpose that would materially breach any Anti-Corruption Laws or cause any party to this Agreement or any other Loan Document (including any Secured Party) to be in violation of any applicable Anti-Corruption Laws.
7.16. Foreign Subsidiary Holdcos. No Foreign Subsidiary Holdco shall engage in any business or activity other than (a) the ownership of Equity Interests and Indebtedness of one or more Foreign Subsidiaries or Foreign Subsidiary Holdcos, (b) maintaining its corporate or company existence, (c) participating in tax, accounting and other administrative activities as part of a consolidated group of companies, (d) execution and delivery of any Loan Documents to which it is a party and acknowledgement of any Loan Documents in connection with the pledge of its equity to secure the Secured Obligations and (e) activities incidental to the foregoing.
7.17.Requests for Credit Extensions. Make any Request for Credit Extension pursuant to Section 4.02 at any time that a Default or Event of Default exists, or the Borrower requires a waiver in connection with the potential failure to comply with a provision of a Loan Document that could result in a Default or Event of Default, unless such Default or Event of Default has been waived, or such waiver is approved, by the Required Revolving Lenders.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES
8.01.Events of Default. Any of the following shall constitute an Event of Default:
(a)Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, or any interest on any Loan or on any L/C Obligation, or (ii) within three Business Days after the same becomes due, any fee due hereunder or any other amount payable hereunder or under any other Loan Document; or
(b)Covenants. Any Loan Party breaches, or fails to perform or observe, any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05 (as to existence only), 6.10, 6.11, 6.14, 6.16, 6.18, 6.19 or Article VII (including, but not limited to, any financial covenant set forth in Section 7.11; provided, that a breach of Section 7.11 shall not constitute an Event of Default with respect to any Term B Facility unless and until the Administrative Agent shall have declared all amounts outstanding under the Revolving Facility and the Term A Facility, respectively, to be due and payable and all outstanding Revolving Commitments to be terminated, in each case in accordance with this Agreement as a result of such breach, and such declaration has not been rescinded (any such Event of Default with respect to Section 7.11, a “Financial Covenant Event of Default”)); or
(c)Other Breaches. Any Loan Party fails to perform or observe any covenant or agreement (not specified in subsections (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) a Responsible Officer of a Loan Party obtaining knowledge of such failure and (ii) the Administrative Agent or a Lender notifying such Loan Party in writing of such failure; or
(d)Default under Other Loan Documents. Any default or event of default occurs under any other Loan Document or other document required by or delivered in connection with this Agreement (after giving effect to any applicable grace periods) or any such document is no longer in effect, or any Guarantor purports to revoke or disavow a guaranty, including the Multiparty Guaranty, of any of the Obligations; or
(e)Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
(f)Cross-Default. (i) Any default occurs under any agreement of the Borrower or its Subsidiaries (other than any agreement entered into by any Unrestricted Subsidiary with respect to Indebtedness of such Unrestricted Subsidiary for which there is no recourse to the Borrower or any Restricted Subsidiary) that permits the counterparty to such agreement to declare to be due and payable prior to the stated maturity thereof an obligation of the Borrower or any of its Subsidiaries of $50,000,000 or more, individually or in the aggregate for any or all such entities; or (ii) the Borrower or any Subsidiary thereof (x) fails to observe or perform any other agreement or condition relating to any such obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or (y) any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such obligation or the beneficiary or beneficiaries of such obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such obligation to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such obligation to be made, prior to its stated maturity, or such obligation to become payable or cash collateral in respect thereof to be demanded, unless, in the case of clause (f)(ii)(y), the Borrower would not be prohibited from prepaying such Indebtedness under Section 7.13, disregarding for this purpose any Default that would otherwise arise under this Section 8.01(f)(ii)(y); or (iii) there occurs under any Swap Contract (other than a Swap Contract entered into by an Unrestricted Subsidiary for which there is no recourse to the Borrower or any Restricted Subsidiary) an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is $50,000,000 or more; or

(g)Insolvency Proceedings. Any Loan Party or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
(h)Receivers. A receiver or similar official is appointed for a substantial portion of any Loan Party’s or any Material Subsidiary’s business, or the business is terminated; or
(i)Inability to Pay Debts; Attachment. (i) Any Loan Party or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 45 days after its issue or levy; or
(j)Judgments. (i) Any judgments or arbitration awards are entered against the Borrower or any Subsidiary thereof (other than, solely with respect to judgments or awards as to which there is no claim or recourse against the Borrower or any Restricted Subsidiary, any Unrestricted Subsidiary) in an aggregate amount of $50,000,000 or more, and there is a period of 45 consecutive days during which either such judgments or arbitration awards remain unpaid or unsatisfied or a stay of enforcement of such judgments, by reason of a pending appeal, is not in effect; or (ii) any one or more non-monetary final judgments are entered against the Borrower or any Subsidiary thereof that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and there is a period of 45 consecutive days during which a stay of enforcement of such non-monetary final judgment(s), by reason of a pending appeal, is not in effect; or

(k)ERISA. An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount of $50,000,000 or more, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount of $50,000,000 or more; or
(l)Invalidity of Loan Documents. The Borrower, any other Loan Party or any Pledged Subsidiary asserts in writing that this Agreement or any other Loan Documents, or part thereof, is invalid, or a court of competent jurisdiction invalidates any part of this Agreement or any other Loan Document; or
(m)Change of Control. A Change of Control occurs.
8.02.Remedies Upon Event of Default.
(a)If any Event of Default other than a Financial Covenant Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(i)declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligations shall be terminated;
(ii)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower and Guarantors;
(iii)require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and
(iv)exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

(b)If any Financial Covenant Event of Default but no other Event of Default shall have occurred and be continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Revolving and Term A Lenders take any of the actions specified under Sections 8.02(a)(i) through (iv) above, but solely with respect to the Revolving Facility and the Term A Facility (subject to Section 8.02(c) below).
(c)If any Financial Covenant Event of Default but no other Event of Default shall have occurred and be continuing and the Administrative Agent shall have declared all amounts outstanding under the Revolving Facility and the Term A Facility to be due and payable and all outstanding Revolving Commitments to be terminated, in each case in accordance with this Agreement as a result of such Financial Covenant Event of Default, and such declaration has not been rescinded, then the Administrative Agent shall, at the request of, or may, with the consent of, the Required Term B Lenders, (i) declare the unpaid principal amount of all outstanding Term B Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document in each case to the Term B Lenders to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower and Guarantors and (ii) exercise, on behalf of itself and the Lenders, all rights and remedies available to it and the Lenders under the Loan Documents.
8.03.Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Secured Obligations shall, subject to the provisions of Sections 2.14 and 2.15, and, in the case of any proceeds of Collateral owned by the Borrower, the Borrower Collateral Limit, be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Secured Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and L/C Borrowings in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.14;
Sixth, to payment of the portion of Secured Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Hedge Banks and the Cash Management Banks; and
Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
Subject to Sections 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, in the order set forth above.
Notwithstanding the foregoing, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received a Secured Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.
Notwithstanding the foregoing, Excluded Swap Obligations with respect to any Loan Party shall not be paid with amounts received from such Loan Party or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth above in this Section.
ARTICLE IX.
ADMINISTRATIVE AGENT
9.01.Appointment and Authority.
(a)Appointment. Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)Collateral Agent. The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including, to the extent applicable, in its capacities as a Hedge Bank and a Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c)), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents, as if set forth in full herein with respect thereto.
9.02.Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
9.03.Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Appropriate Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Appropriate Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.
9.04.Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution), including, without limitation, any representation or warranty contained therein, believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05.Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
9.06.Resignation of Administrative Agent.
(a)The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
9.07.Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
9.08.No Other Rights or Duties, Etc. Anything herein to the contrary notwithstanding, no Joint Lead Arranger nor any bookrunner, syndication agent or documentation agents listed on the cover page hereof shall have any rights, privileges, powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except (a) in the case of any such Person, in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder and (b) in the case of the Joint Lead Arrangers, as set forth in the Fee Letters.

9.09.Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.08 and 10.04) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 10.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.
The Loan Parties and the Secured Parties hereby irrevocably authorize the Administrative Agent, based upon the instruction of the Required Lenders, to (a) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363 of the Bankruptcy Code or any similar Laws in any other jurisdictions to which a Loan Party is subject, or (b) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable Law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid ratably, after giving effect to the priorities outlined in the waterfall of payment in Section 8.03 above (with Secured Obligations with respect to contingent or unliquidated claims (excluding L/C Obligations and other contingent or unliquidated claims of a fixed or readily determinable amount) being disregarded for such purpose), and the Secured Parties whose Secured Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Secured Obligations credit bid in relation to the aggregate amount of Secured Obligations so credit bid) in the asset or assets so purchased (or in the Equity Interests of the acquisition vehicle or vehicles that are used to consummate such purchase). Except as provided above and otherwise expressly provided for herein or in the other Collateral Documents, the Administrative Agent will not execute and deliver a release of any Lien on any Collateral. Upon request by the Administrative Agent or the Borrower at any time, the Secured Parties will confirm in writing the Administrative Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 9.09.

9.10.Collateral and Multiparty Guaranty Matters. Each of the Lenders (including to the extent applicable, in its capacities as a Cash Management Bank and a Hedge Bank) and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion:
(a)to release any Lien on any property (including on any Equity Securities of Subsidiaries) granted to or held by the Administrative Agent under any Loan Document (i) upon the Facility Termination Date, (ii) that is sold, transferred or otherwise disposed of or to be sold, transferred or otherwise disposed of as part of or in connection with any sale, transfer or other disposition permitted hereunder or under any other Loan Document, (iii) consisting of an instrument, if the Indebtedness evidenced thereby has been paid in full, (iv) consisting of Real Property Lease Accounts or of the Equity Interests in Real Estate Holding Subsidiaries, if requested by a Loan Party in connection with the incurrence by any Loan Party of any Indebtedness secured primarily by real property, to the extent such Indebtedness (and the Lien securing such Indebtedness) is permitted hereunder or to the extent that a Lien on such Equity Interests in favor of the Administrative Agent is not permitted thereunder (but, for the avoidance of doubt, no Lien on such Equity Interests shall be granted in favor of the provider of such Indebtedness), or (v) if approved, authorized or ratified in writing by the Required Lenders (or all Lenders to the extent required under Section 10.01) in accordance with Section 10.01; and
(b)to release any Guarantor from its obligations under the Multiparty Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Multiparty Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Multiparty Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.
The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.11.Secured Cash Management Agreements and Secured Hedge Agreements. Except as otherwise expressly set forth herein, no Cash Management Bank or Hedge Bank that obtains the benefit of the provisions of Section 8.03, the Multiparty Guaranty or any Collateral by virtue of the provisions hereof or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Multiparty Guaranty or any Collateral Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements except to the extent expressly provided herein and unless the Administrative Agent has received a Secured Party Designation Notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements in the case of a Facility Termination Date.
ARTICLE X.
MISCELLANEOUS
10.01.Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)waive any condition set forth in Section 4.01(a) without the written consent of each Lender;
(b)extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
(c)postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that (i) only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate and (ii) only the consent of the Required Revolving and Term A Lenders shall be necessary to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;
(e)change (i) Sections 2.12 or 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.04(c) or 2.05(b), respectively, in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (x) if such Facility is the Revolving Facility, the Required Revolving Lenders, (y) if such Facility is the Term A Facility, the Required Term A Lenders, and (z) if such Facility is the Term B Facility, the Required Term B Lenders;
(f)(i) change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 10.01(f)), without the written consent of each Lender or (ii) the definition of “Required Revolving and Term A Lenders”, “Required Revolving Lenders”, “Required Term A Lenders”, or “Required Term B Lenders” without the written consent of each Lender under the applicable Facilities or Facility;
(g)(i) amend Section 1.06 or the definition of “Alternative Currency” other than to eliminate currencies available to be utilized as Alternative Currencies without the written consent of each Lender, or (ii) amend the first parenthetical appearing in definition of “Interest Period” other than to eliminate such parenthetical or any period set forth in such parenthetical without the written consent of each Lender; or
(h)release all or substantially all of the Collateral or all or substantially all of the value of the Multiparty Guaranty without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);
Notwithstanding anything to the contrary in this Section 10.01 or in any other provision of this Agreement or any other Loan Document:
(i)the Borrower and the Required Revolving and Term A Lenders may, without the consent of any other Lender, amend Section 7.11 (or any defined term used therein or in the definitions of such defined terms) or waive or grant a forbearance with respect to a Default or Event of Default resulting from a breach of any provision of such Section;

(ii)no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it;
(iii)the definition of “Letter of Credit Sublimit” may be amended with only the consent of the Borrower, the Administrative Agent, the L/C Issuer and the Required Revolving Lenders;
(iv)this Agreement may be amended as contemplated by clause (ii) of Section 2.13(e) in connection with the addition of a new term loan tranche with the consent of only the Administrative Agent, the Lenders providing such Term Loan and the Borrower;
(v)no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;
(vi)each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto;
(vii)the Administrative Agent and the Borrower may amend any Loan Document to (1) cure any ambiguity, omission, mistake, defect or inconsistency, in each case, of a technical nature or (2) make any change that would add or make more restrictive any covenant of the Loan Parties or provide an additional right or benefit to the Lenders or the L/C Issuer, so long as, in each case, (x) such changes shall not be adverse to the Lenders or the L/C Issuer, (y) the Lenders and the L/C Issuer shall have received at least five (5) Business Days’ prior written notice thereof and (z) the Administrative Agent shall not have received, within five (5) Business Days following the date of such notice to the Lenders, written notice from (I) the Required Lenders stating that the Required Lenders object to such amendment or (II) if affected by such amendment, L/C Issuer stating that it objects to such amendment;
(viii)this Agreement may be amended by an Extension Amendment or a Refinancing Amendment as contemplated by and in accordance with Section 2.16 or Section 2.17 with the consent of only the Borrower, the Administrative Agent, the L/C Issuer (to the extent the terms of this Section 10.01 would require the L/C Issuer for the amendments effected in such Extension Amendment) and each (1) Extending Lender, in the case of an Extension Amendment, or (2) each applicable Credit Agreement Refinancing Facility Lender, in the case of a Refinancing Amendment;
(ix)only the written consent of the Administrative Agent shall be required for purposes of amending, waiving or otherwise modifying Section 6.17 or Schedule 6.17;
(x)no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender; and
(xi)any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

10.02.Notices; Effectiveness; Electronic Communication.
(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)if to the Borrower or any other Loan Party, the Administrative Agent or the L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
(ii)if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e‑mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)Change of Address, Etc. The Borrower, the Administrative Agent and the L/C Issuer may change its respective address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
(e)Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Loan Notices and Letter of Credit Applications) purportedly given by or on behalf of the Borrower or any Guarantor even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower or any Guarantor. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03.No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.12), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04.Expenses; Indemnity; Damage Waiver.
(a)Costs and Expenses. The Borrower shall pay (i) all reasonable out‑of‑pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out‑of‑pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out‑of‑pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against such Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)Reimbursement by Lenders. To the extent that the Borrower or any other Loan Party for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided further that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).
(d)Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower and each other Loan Party shall not assert, and each hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(e)Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
(f)Survival. The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05.Payments Set Aside. To the extent that any payment by or on behalf of the Borrower or any other Loan Party is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
10.06.Successors and Assigns.
(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any Guarantor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment under any Facility and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that, in each case with respect to any Facility, any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Revolving Commitments and/or the Term B-2 Commitments under the applicable Facility or the principal outstanding balance of the applicable Term Loans of the assigning Lender under the applicable Facility subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 (or, solely with respect to a Term B Facility, $1,000,000), unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and provided further, that the Borrower’s consent shall not be required during the primary syndication of a Term B Facility;
(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(C)the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment of Revolving Loans or Revolving Commitments.

(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, which, if such assignment relates to a Term B Facility, shall include a representation by the assignee that it is not a Disqualified Lender, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries except as provided in Section 10.06(h), (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural person or (D) solely with respect to a Term B Facility, subject to Section 10.06(g), to any Disqualified Lender.
(vi)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this subsection, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain and update at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than (w) a natural person, (x) a Defaulting Lender, (y) solely in respect of a Term B Facility, unless the Borrower has consented thereto, a Disqualified Lender, or (z) the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; provided further, that the written agreement or instrument pursuant to which a Lender sells a participation in respect of a Term B Facility shall include a representation by the Participant that it is not a Disqualified Lender (unless otherwise agreed by the Borrower). For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under subsection (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use commercially reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 10.13 with respect to any Participant.
Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant to which that Lender has sold a participation and the principal amounts (and stated interest) of each such Participant’s interest in the Commitments, Loans, L/C Obligations or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, L/C Obligations or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, L/C Obligation or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)Resignation By Bank of America as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, upon 30 days’ notice to the Borrower and the Revolving Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Revolving Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Revolving Lenders to make Base Rate Revolving Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (ii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

(g)Disqualified Lenders.
(i)Solely in respect of a Term B Facility, no assignment or, to the extent the DQ List has been posted on the Platform for all Lenders, sale of a participation shall be made to any Person that was a Disqualified Lender as of the date (the “Trade Effective Date”) on which the assigning Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person unless the Borrower has consented to such assignment or participation to such entity, as otherwise contemplated by this Section 10.06, in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment or participation. For the avoidance of doubt, with respect to any assignee or participant that becomes a Disqualified Lender after the applicable Trade Effective Date (including as a result of the delivery of an updated DQ List pursuant to the definition of “Disqualified Lender”), (x) such assignee shall not retroactively be disqualified from being a Lender or participant and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender. Administrative Agent and each assignor of a Term B Loan or Term B-2 Commitments hereunder shall be entitled to rely conclusively on a representation of the assignee Lender in the relevant Assignment and Assumption that such assignee is not a Disqualified Lender. Any assignment with respect to a Term B Facility to a Disqualified Lender in violation of this clause (g)(i) shall not be void, but the other provisions of this clause (g) shall apply.
(ii)If any assignment is made in respect of a Term B Facility to any Disqualified Lender without the Borrower’s prior written consent in violation of clause (i) above or if any Person becomes a Disqualified Lender after the applicable Trade Effective Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, (x) terminate any Term B-2 Commitment of such Disqualified Lender, if applicable, and repay all obligations of the Borrower owing to such Disqualified Lender, such amount to equal the principal amount thereof plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents; provided that, such repayment may not be made with proceeds of the Loans provided hereunder, and/or (y) require such Disqualified Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions and conditions contained in this Section 10.06), all of its interest, rights and obligations under this Agreement and the other Loan Documents to one or more Eligible Assignees that shall assume such obligations at the lesser of (A) the principal amount thereof and (B) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and the other Loan Documents; provided that (x) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b)(iv) and (y) such assignment does not conflict with applicable Laws.

(iii)Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders, solely in respect of each Term B Facility, (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter, and (y) for purposes of voting on any on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (a “Bankruptcy Plan”), each Disqualified Lender party hereto hereby agrees (1) not to vote on such Bankruptcy Plan, (2) if such Disqualified Lender does vote on such Bankruptcy Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code of the United States (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Bankruptcy Plan in accordance with Section 1126(c) of the Bankruptcy Code of the United States (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by any bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
(iv)The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (x) post the DQ List on the Platform, including that portion of the Platform that is designated for “public side” Lenders or (y) provide the DQ List to each Lender requesting the same.
(h)Assignments to the Borrower. Notwithstanding anything to the contrary contained in this Section 10.06 or any other provision of this Agreement, so long as no Default or Event of Default has occurred and is continuing or would exist after giving effect thereto, each Term B Lender shall have the right at any time to sell, assign or transfer all or a portion of its applicable Term B Loans to the Borrower on a non-pro rata basis, subject to the following limitations:
(i)Such sale, assignment or transfer shall be pursuant to either (1) one or more modified Dutch auctions conducted by the Borrower (each, an “Auction”) to repurchase all or any portion of the Term B Loans; provided that (x) notice of and the option to participate in the Auction shall be provided to all applicable Term B Lenders, which notice shall contain language identifying the Borrower as the purchaser, assignee or transferee, as applicable, and (y) the Auction shall be conducted pursuant to such procedures as the Auction Manager may establish, which are consistent with this Section 10.06(h) and the Auction Procedures and are otherwise reasonably acceptable to the Borrower and the Auction Manager or (2) Permitted Open Market Purchases.

(ii)The Borrower shall neither obtain nor have any rights as a Term B Lender hereunder or under the other Loan Documents by virtue of such assignment.
(iii)With respect to all repurchases made by the Borrower pursuant to this Section 10.06(h), (x) the Borrower shall not use the proceeds of any Revolving Loan to repurchase such Term B Loans and (y) the assigning Term B Lender and the Borrower shall execute and deliver to the Administrative Agent and, if the repurchase is made pursuant to an Auction, the Auction Manager, an Assignment and Assumption with respect to such repurchase.
(iv)Following a repurchase by the Borrower pursuant to this Section 10.06(h), (1) the Term B Loans so repurchased shall, immediately and without further action by any Person, be deemed canceled and no longer outstanding (and may not be resold by the Borrower) for all purposes of this Agreement and all other Loan Documents, including, but not limited to (x) the making of, or the application of, any payments to the applicable Term B Lenders under this Agreement or any other Loan Document (it being understood that the remaining outstanding Term B Loans not so repurchased shall continue to be subject to the amortization provisions set forth in Section 2.06(c) or Section 2.06(d), as applicable, (y) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (z) the determination of the Required Lenders or the Required Term B Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document and (2) the remaining scheduled amortization payments relating to the Term B Loans so repurchased shall be ratably reduced on account of such repurchase (but, for the avoidance of doubt, any repurchase of Term B Loans by the Borrower in accordance with this Section 10.06(h) shall not result in a reduction of the amounts payable under Section 2.06(c) or Section 2.06(d), as applicable, with respect to Term B Loans that have not been so repurchased). In connection with any Term B Loans repurchased and canceled pursuant to this Section 10.06(h), the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation.
10.07.Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.13(c) or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) with the consent of the Borrower, (h) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08.Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower and the other Loan Parties now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or Loan Parties may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower or other relevant Loan Party and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09.Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
10.10.Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means shall be effective as delivery of an original executed counterpart of this Agreement.
10.11.Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12.Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the L/C Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
10.13.Replacement of Lenders. If (i) any Lender requests compensation under Section 3.04, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) any Lender is a Defaulting Lender or a Non-Extending Lender, or (iv) any Lender has refused or failed, within a reasonable period of time (as determined by Administrative Agent in its reasonable discretion) from first receiving a written request therefor from Administrative Agent, to provide its written approval of any amendment, consent or waiver in respect of any matter related to this Agreement or the other Loan Documents requiring that all Lenders or all affected Lenders will have given written approval of such requested amendment, consent or waiver pursuant to Section 10.01 and in such instance Lenders sufficient to constitute Required Lenders have already provided such written approval pursuant to Section 10.01, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);
(b)such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)such assignment does not conflict with applicable Laws;
(e)in the case of an assignment resulting from a Lender refusing or failing to provide its written approval referenced in clause (iv) above, the applicable assignee shall have consented to the applicable amendment, waiver or consent; and
(f)in the case of an assignment from a Non-Extending Lender, such assignment shall not be effective until the applicable Existing Maturity Date in accordance with Section 2.16(d).
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
10.14.Governing Law; Jurisdiction; Etc.
(a)GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)WAIVER OF VENUE. THE BORROWER AND EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SUBSECTION (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
10.15.Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
10.16.No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Joint Lead Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Joint Lead Arrangers and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Joint Lead Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Lender or Joint Lead Arranger has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Joint Lead Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any Lender or Joint Lead Arranger has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. Each of the Borrower and the other Loan Parties agrees that it will not claim that any of the Administrative Agent, Joint Lead Arrangers or Lenders has rendered advisory services of any nature or respect or owes a fiduciary or similar duty to the Borrower or such Loan Party, in connection with the transactions contemplated hereby or the process leading thereto.

10.17.Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.
10.18.USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. Each Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
10.19.Multiparty Guaranty.
(a)Multiparty Guaranty. Each Guarantor hereby absolutely and unconditionally, jointly and severally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Secured Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrower to the Secured Parties, arising hereunder or under any other Loan Document, any Secured Cash Management Agreement or any Secured Hedge Agreement (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof). Notwithstanding the foregoing, the liability of each Guarantor individually with respect to this Multiparty Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law. The Administrative Agent’s books and records showing the amount of the Secured Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Secured Obligations. This Multiparty Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Secured Obligations or any instrument or agreement evidencing any Secured Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Secured Obligations which might otherwise constitute a defense to the obligations of the Guarantors, or any of them, under this Multiparty Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

(b)Rights of Lenders. Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (i) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Secured Obligations or any part thereof; (ii) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Multiparty Guaranty or any Secured Obligations; (iii) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the L/C Issuer and the Lenders in their sole discretion may determine; and (iv) release or substitute one or more of any endorsers or other guarantors of any of the Secured Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Multiparty Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.
(c)Certain Waivers. Each Guarantor waives (i) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrower; (ii) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower; (iii) the benefit of any statute of limitations affecting any Guarantor’s liability hereunder; (iv) any right to proceed against the Borrower, proceed against or exhaust any security for the Secured Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (v) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (vi) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Secured Obligations, and all notices of acceptance of this Multiparty Guaranty or of the existence, creation or incurrence of new or additional Secured Obligations. Each Guarantor waives any rights and defenses that are or may become available to it by reason of §§ 2787 to 2855, inclusive, and §§ 2899 and 3433 of the California Civil Code.

(d)Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Secured Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Multiparty Guaranty whether or not the Borrower or any other person or entity is joined as a party.
(e)Subrogation. No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Multiparty Guaranty until all of the Secured Obligations and any amounts payable under this Multiparty Guaranty have been indefeasibly paid and performed in full and the Commitments and the Facilities are terminated. If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Secured Obligations, whether matured or unmatured.
(f)Termination; Reinstatement. This Multiparty Guaranty is a continuing and irrevocable guaranty of all Secured Obligations now or hereafter existing and shall remain in full force and effect until the Facility Termination Date (whereupon the Guarantors’ obligations under this Multiparty Guaranty shall terminate, other than contingent indemnification obligations and subject to the following sentences). Notwithstanding the foregoing, this Multiparty Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or a Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Secured Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Multiparty Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this subsection shall survive termination of this Multiparty Guaranty.
(g)Stay of Acceleration. If acceleration of the time for payment of any of the Secured Obligations is stayed, in connection with any case commenced by or against a Guarantor or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Guarantor, jointly and severally, immediately upon demand by the Secured Parties.

(h)Condition of Borrower. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as such Guarantor requires, and that none of the Secured Parties has any duty, and such Guarantor is not relying on the Secured Parties at any time, to disclose to it any information relating to the business, operations or financial condition of the Borrower or any other guarantor (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).
(i)Appointment of Borrower. Each of the Guarantors hereby appoints the Borrower to act as its agent for all purposes of this Agreement and the other Loan Documents and agrees that (i) the Borrower may execute such documents on behalf of such Guarantor as the Borrower deems appropriate in its sole discretion and each Guarantor shall be obligated by all of the terms of any such document executed on its behalf, (ii) any notice or communication delivered by the Administrative Agent or the Lender to the Borrower shall be deemed delivered to each Guarantor and (iii) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, instrument or agreement executed by the Borrower on behalf of each Guarantor.
(j)Right of Contribution. The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable Law.
(k)Keepwell. Each Loan Party that is a Qualified ECP Guarantor at the time the Multiparty Guaranty or the grant of the security interest under the Loan Documents, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under this Multiparty Guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 10.19(k) voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.
10.20.Designation as Senior Debt. All Obligations shall be “Designated Senior Indebtedness” for purposes of, and as defined in, each of (i) that certain indenture dated as of June 12, 2009, between Equinix, as issuer, and U.S. Bank National Association, as trustee, and all supplemental indentures thereto, and (ii) any future subordinated indentures or similar instruments issued by any Loan Party after the Closing Date.
10.21.Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

10.22.Subordination. Each Loan Party (a “Subordinating Loan Party”) hereby subordinates the payment of all obligations and indebtedness of any other Loan Party owing to it, whether now existing or hereafter arising, including but not limited to any obligation of any such other Loan Party to the Subordinating Loan Party as subrogee of the Secured Parties or resulting from such Subordinating Loan Party’s performance under the Multiparty Guaranty, to the indefeasible payment in full in cash of all Obligations. If the Administrative Agent on behalf of the Secured Parties so requests while a Default or Event of Default has occurred and is continuing (any such request, a “Turnover Request”), any such obligation or indebtedness of any such other Loan Party to the Subordinating Loan Party shall be enforced and performance received by the Subordinating Loan Party as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Administrative Agent for the benefit of the Secured Parties on account of the Secured Obligations, but without reducing or affecting in any manner the liability of the Subordinating Loan Party under this Agreement. Without limitation of the foregoing, so long as no Default or Event of Default has occurred and is continuing and the Administrative Agent on behalf of the Secured Parties has not made a Turnover Request, the Loan Parties may make and receive payments with respect to intercompany obligations and Indebtedness; provided that, in the event that any Loan Party receives any payment of any intercompany obligations and Indebtedness at a time when such payment is prohibited by this Section, such payment shall be held by such Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to the Administrative Agent.
10.23.Parallel Debt (Dutch Collateral Documents). To grant the collateral security pursuant to the Collateral Documents governed by Dutch law to the Administrative Agent, each Loan Party irrevocably and unconditionally undertakes (and to the extent necessary undertakes in advance (bij voorbaat)) to pay to the Administrative Agent amounts equal to any amounts owing from time to time by such Loan Party to any Secured Party under any Loan Document as and when those amounts are due. Each Loan Party and the Administrative Agent and the other Secured Parties acknowledge that the obligations of each Loan Party under this Section 10.23 are several and are separate and independent (eigen zelfstandige verplichtingen) from, and shall not in any way limit or affect, the corresponding obligations of that Loan Party to any Secured Party under this Agreement or any other Loan Document (its “Corresponding Debt”) nor shall the amounts for which each Loan Party is liable under this Section 10.23 (its “Parallel Debt”) be limited or affected in any way by its Corresponding Debt provided that: (a) the Parallel Debt of each Loan Party shall be decreased to the extent that its Corresponding Debt has been irrevocably paid or (in the case of guarantee obligations) discharged; (b) the Corresponding Debt of each Loan Party shall be decreased to the extent that its Parallel Debt has been irrevocably paid or (in the case of guarantee obligations) discharged; and (c) the amount of the Parallel Debt of each Loan Party shall at all times be equal to the amount of its Corresponding Debt. For the purpose of this Section 10.23, the Administrative Agent acts in its own name and on behalf of itself and not as agent, representative or trustee of any other Secured Party, and its claims in respect of each Parallel Debt shall not be held in trust. The collateral security granted under the Dutch law Collateral Documents to the Administrative Agent to secure each Parallel Debt is granted to the Administrative Agent in its capacity as sole creditor of each Parallel Debt. All monies received or recovered by the Administrative Agent pursuant to this Section 10.23, and all amounts received or recovered by the Administrative Agent from or by the enforcement of any collateral security granted to secure each Parallel Debt, shall be applied in accordance with Section 8.03. Without limiting or affecting the Administrative Agent’s rights against the Loan Parties (whether under this Section 10.23 or under any other provision of the Loan Documents), each Loan Party acknowledges that: (x) nothing in this Section 10.23 shall impose any obligation on the Administrative Agent to advance any sum to any Loan Party or otherwise under any Loan Document, except in its capacity as Lender or L/C Issuer, as the case may be, pursuant to other terms of this Agreement; and (y) for the purpose of any vote taken under any Loan Document, the Administrative Agent shall not be regarded as having any participation or commitment other than those which it has in its capacity as a Lender or L/C Issuer, as the case may be. For the avoidance of doubt: (i) the Parallel Debt of each Loan Party will become due and payable (opeisbaar) at the same time its Corresponding Debt becomes due and payable; and (ii) without prejudice to this Section 10.23, a Loan Party may not repay or prepay its Parallel Debt unless directed to do so by the Administrative Agent or the collateral security is enforced by the Administrative Agent.

10.24.Waiver of Certain Notices Under the Existing Credit Agreement. Immediately prior to giving effect to this Agreement, the Existing Administrative Agent and each Lender that is a “Lender” under and as defined in the Existing Credit Agreement hereby agree to waive the requirements set forth in (i) Sections 2.06(a) and (b) of the Existing Credit Agreement requiring the Borrower to provide an Optional Prepayment Notice (as defined in the Existing Credit Agreement) not less than three Business Days prior to the date of prepayment of Eurocurrency Rate Revolving Loans or Term Loans (each as defined in the Existing Credit Agreement), respectively, and (b) Section 2.07 of the Existing Credit Agreement requiring the Borrower to provide an Optional Termination/Reduction Notice (as defined in the Existing Credit Agreement) not less than five Business Days prior to the date of termination of the Aggregate Revolving Commitments (as defined in the Existing Credit Agreement).
10.25.Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Solely to the extent any Lender or L/C Issuer that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an EEA Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	EQUINIX, INC. By: _____________________________________ Name: ___________________________________ Title: ____________________________________
GUARANTORS:	EQUINIX LLC By: _____________________________________ Name: ___________________________________ Title: ____________________________________
SWITCH & DATA LLC By: _____________________________________ Name: ___________________________________ Title: ____________________________________

BANK OF AMERICA, N.A.,
as Administrative Agent
By: _______________________________________
Name: _____________________________________
Title: ______________________________________
BANK OF AMERICA, N.A.,
as Existing Administrative Agent
By: _______________________________________
Name: _____________________________________
Title: ______________________________________
BANK OF AMERICA, N.A.,
as a Lender and L/C Issuer
By: _______________________________________
Name: _____________________________________
Title: ______________________________________

[OTHER LENDER],
as a Lender
By: ____________________________________
Name: __________________________________
Title: ___________________________________

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